      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1996



                                                       REGISTRATION NO. 333-2586

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SIBIA NEUROSCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              2834                             95-3616229
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                            ------------------------

                      505 COAST BOULEVARD SOUTH, SUITE 300
                            LA JOLLA, CA 92037-4641
                                 (619) 452-5892
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                WILLIAM T. COMER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           SIBIA NEUROSCIENCES, INC.
                      505 COAST BOULEVARD SOUTH, SUITE 300
                            LA JOLLA, CA 92037-4641
                                 (619) 452-5892
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               FREDERICK T. MUTO, ESQ.                             GEORGE W. BILICIC, JR., ESQ.
                 THOMAS A. COLL, ESQ.                                CRAVATH, SWAINE & MOORE
                COOLEY GODWARD CASTRO                                    WORLDWIDE PLAZA
                  HUDDLESON & TATUM                                     825 EIGHTH AVENUE
           4365 EXECUTIVE DRIVE, SUITE 1100                          NEW YORK, NY 10019-7475
                 SAN DIEGO, CA 92121                                      (212) 474-1000
                    (619) 550-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
                                               AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                         TO BE          OFFERING PRICE     AGGREGATE OFFERING  REGISTRATION
SECURITIES TO BE REGISTERED                REGISTERED(1)       PER SHARE(2)           PRICE(2)            FEE
- ------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value............  2,415,000 shares        $13.00            $31,395,000      $10,826(3)
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

(1) Includes 315,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(3) Previously paid upon the initial filing of this Registration Statement.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           SIBIA NEUROSCIENCES, INC.
                            ------------------------

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

         ITEM NUMBER AND HEADING IN
       FORM S-1 REGISTRATION STATEMENT                    LOCATION IN PROSPECTUS
- ---------------------------------------------  ---------------------------------------------
 1. Forepart of the Registration Statement
    and Outside Front Cover Page of
    Prospectus...............................  Facing Page of Registration Statement;
                                               Outside Front Cover Page
 2. Inside Front and Outside Back Cover Pages
    of Prospectus............................  Inside Front and Outside Back Cover Pages;
                                               Additional Information
 3. Summary Information, Risk Factors, and
    Ratio of Earnings to Fixed Charges.......  Prospectus Summary; Risk Factors
 4. Use of Proceeds..........................  Prospectus Summary; Use of Proceeds;
                                               Capitalization
 5. Determination of Offering Price..........  Underwriting
 6. Dilution.................................  Dilution
 7. Selling Security Holders.................  Inapplicable
 8. Plan of Distribution.....................  Outside Front and Inside Front Cover Pages;
                                               Underwriting
 9. Description of Securities to be
    Registered...............................  Outside Front Cover Page; Prospectus Summary;
                                               Description of Capital Stock
10. Interests of Named Experts and Counsel...  Inapplicable
11. Information with Respect to the
    Registrant...............................  Outside Front and Inside Front Cover Pages;
                                               Prospectus Summary; Risk Factors; Dividend
                                               Policy; Capitalization; Selected Financial
                                               Data; Management's Discussion and Analysis of
                                               Financial Condition and Results of
                                               Operations; Business; Management; Certain
                                               Transactions; Principal Stockholders;
                                               Description of Capital Stock; Shares Eligible
                                               for Future Sale; Financial Statements; Inside
                                               Back Cover Page
12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities..............................  Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                                  MAY 7, 1996

PROSPECTUS

2,100,000 SHARES                                                    [SIBIA LOGO]
SIBIA NEUROSCIENCES, INC.
COMMON STOCK
($.001 PAR VALUE)

All of the 2,100,000 shares of Common Stock, $.001 par value (the "Common Stock"), being offered hereby (the "Shares") are being sold by SIBIA Neurosciences, Inc. ("SIBIA" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

CIBA-GEIGY Limited ("Ciba"), one of the Company's collaborative partners and an existing stockholder, has committed to purchase an aggregate of $5,000,000 of shares of Common Stock in a private placement at the initial public offering price (416,666 shares assuming an initial public offering price of $12.00 per share) (the "Ciba Shares"). The sale of the Ciba Shares by the Company will not be registered in this offering, and such shares will be purchased upon the closing of this offering. See "Business -- Strategic Alliances -- CIBA-GEIGY Limited" and "Underwriting."

The Company's Common Stock has been approved for listing on the Nasdaq National Market under the trading symbol "SIBI."

SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------------------
                                                     PRICE         UNDERWRITING   PROCEEDS TO
                                                   TO PUBLIC        DISCOUNT      COMPANY(1)
Per Share.......................................  $                $              $
Total(2)........................................  $                $              $
- ---------------------------------------------------------------------------------------------

(1) Before deducting expenses of this offering payable by the Company estimated at $580,000.
(2) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 315,000 additional shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $        ,
    $        and $        , respectively. See "Underwriting."

The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about                          ,1996.

SALOMON BROTHERS INC
                     NEEDHAM & COMPANY, INC.
                                           VECTOR SECURITIES INTERNATIONAL, INC.

The date of this Prospectus is             , 1996.

                                   [PICTURES]

The above diagram illustrates an example of communication between two nerve cells, or neurons, and certain roles of calcium in this process. Calcium ions enter neurons through specific receptor/ion channels, e.g., certain NAChRs and EAARs, and VGCCs. This process regulates many essential functions in neurons, such as the release of neurotransmitters, electrical activity, activation of enzymes and transcription of genes. SIBIA has identified the control of calcium levels within neurons as a key strategy for potential therapeutic intervention in many central nervous system disorders. See "Business -- Human Receptor/Ion Channel Subtype Technology."
                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET (INCLUDING THE NASDAQ NATIONAL MARKET) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto contained elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors." Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option; (ii) assumes the automatic conversion of all outstanding shares of the Company's convertible preferred stock, $.001 par value (the "Convertible Preferred Stock"), into Common Stock; and (iii) reflects a 2.35-for-1 split of the outstanding Common Stock effected in March 1996. See "Capitalization," "Description of Capital Stock," "Underwriting" and Notes 1, 9 and 12 of Notes to Financial Statements.

                                  THE COMPANY

     SIBIA Neurosciences, Inc. ("SIBIA" or the "Company") is engaged in the discovery and development of novel, small molecule therapeutics for disorders of the central nervous system ("CNS") based on the Company's unique approach to characterizing the molecular processes involved in such disorders. SIBIA is focusing its efforts on developing compounds for the treatment of Parkinson's disease, Alzheimer's disease, stroke, head trauma, epilepsy, chronic pain, schizophrenia and other neurological, psychiatric and neurodegenerative disorders, many of which have large patient populations and represent critical unmet medical needs. SIBIA's drug discovery platforms are based on two primary technologies in which the Company has established a leading scientific and proprietary position -- human receptor/ion channel subtype technology and human protease technology. SIBIA holds nine issued U.S. patents and has one allowed patent and 57 pending U.S. patent applications relating to these technologies. The Company's strategy is to utilize its technologies to discover and develop proprietary CNS drug candidates and collaborate with corporate partners for the advanced development and commercialization of such candidates. SIBIA currently has corporate collaborations with Eli Lilly and Company ("Lilly"), Ciba and Bristol-Myers Squibb Company ("Bristol-Myers Squibb").

     SIBIA believes that its human receptor/ion channel subtype technology will enable the discovery and development of new classes of drugs for the treatment of CNS disorders. The Company's technology permits the targeted identification of compounds that are selective for specific receptor/ion channel subtypes. Receptors and ion channels and the neurotransmitters that modulate them are key components in the communication between neurons, or nerve cells. Such communication is fundamental to many CNS functions, including cognition, memory, sensory perception and motor control. These functions are mediated by cellular processes dependent on calcium ions, which enter neurons through specific receptor/ion channels. SIBIA has identified the control of calcium levels within neurons as a key strategy for potential therapeutic intervention in many CNS disorders. Compounds which selectively modulate cellular calcium levels, such as calcium channel blockers used for the treatment of cardiovascular diseases, have been developed into effective and well-tolerated drugs. However, these drugs either have been ineffective or have significant side effects when evaluated for CNS disorders, which is likely due to their lack of selectivity or activity on specific neuronal subtypes. The Company believes that drugs developed with its technology could be more effective and have fewer side effects than existing drugs for the treatment of CNS disorders.

     SIBIA has established a leading proprietary position in human receptor/ion channel subtype technology. The Company has made significant scientific and technological advances by cloning key human neuronal receptor/ion channels, expressing them in stable cell lines and developing the resulting recombinant cell lines into functional assays for drug screening. SIBIA is currently focusing on three major receptor/ion channel classes involved in regulating neuronal calcium levels -- nicotinic acetylcholine receptors ("NAChRs"), excitatory amino acid receptors ("EAARs") and voltage-gated calcium channels ("VGCCs"). SIBIA has discovered, isolated and developed an extensive library of more than 50 complete genes cloned from human brain tissue coding for multiple, distinct subtypes of these three receptor/ion channel classes. Most of these subtypes are multimeric (i.e., molecular complexes of two or more proteins). By expressing the multiple complex genes necessary to form functional subtypes, SIBIA has overcome a significant technical challenge which it believes provides an important competitive advantage. To date, SIBIA has expressed more than 20 receptor/ion channel subtypes in the NAChR, EAAR and VGCC classes in stable cell lines which have been shown to be physiologically functional. Each subtype potentially represents a novel molecular target for developing therapeutic compounds for

CNS disorders. SIBIA has developed unique and proprietary functional cell-based assays encompassing these molecular targets and uses these assays with its proprietary high throughput screening technology to rapidly identify and select compounds for further development. The Company believes that the integration of its large proprietary collection of molecular targets with its proprietary assay and screening technologies provides a powerful and original drug discovery platform. SIBIA has established strategic alliances with Ciba in the area of EAAR drug discovery and with Lilly in the area of VGCC drug discovery. SIBIA recently extended its strategic alliance with Ciba and has entered into discussions with Lilly to amend its collaboration agreement with Lilly.

     Within SIBIA's NAChR program the Company has selected and characterized SIB-1508Y as a compound for the treatment of Parkinson's disease based on its receptor subtype selectivity and behavioral profile. In contrast to current therapies which treat only motor dysfunction, the Company believes that SIB-1508Y may be effective for the treatment of motor, affective and cognitive dysfunctions of Parkinson's disease. If proven to be safe and effective, SIB-1508Y would represent a new therapeutic approach for the treatment of Parkinson's disease and may be useful as a stand-alone therapeutic agent as well as in combination with L-dopa, the current standard therapy. The Company intends to file an Investigational New Drug application ("IND") with respect to SIB-1508Y by the end of 1996 or early in 1997. In addition, SIBIA plans to establish corporate collaborations for advanced clinical trials and commercialization of SIB-1508Y. However, there can be no assurance that the indicated IND filing date will be achieved, if at all, or that SIB-1508Y will be successfully developed and commercialized.

     SIBIA's human protease technology is directed at the discovery and development of therapeutic compounds for Alzheimer's and other neurodegenerative diseases. Specifically, the Company's technology focuses on compounds that control the degradative proteases which generate amyloid beta-protein ("A-beta"). A-beta is the neurotoxic fragment of the amyloid precursor protein ("APP") and is generally understood to be the major molecular key to Alzheimer's disease. A-beta is found at autopsy in senile plaques and in deposits surrounding the small blood vessels in brain tissue, both of which are diagnostic for Alzheimer's disease. SIBIA believes the inhibition of A-beta formation may be broadly applicable to early- and late-onset Alzheimer's disease. SIBIA has established assays which identify the neurotoxic A-beta fragment as well as a second critical APP processing fragment, neuroprotective APP (s-alpha). SIBIA has identified several series of small molecules which inhibit A-beta production and enhance APP(s-alpha) levels in vitro. These proprietary compounds currently are being studied in vivo. In August 1995, SIBIA entered into a four-year collaboration agreement with Bristol-Myers Squibb to discover and develop compounds that are able to selectively modulate the processing of APP for the treatment of Alzheimer's disease.

     The Company's strategy is to utilize its two proprietary drug discovery platforms to discover novel therapeutics for the treatment of CNS disorders. Key elements of the Company's strategy include: (i) leveraging its leadership position in its proprietary human receptor/ion channel subtype and human protease technologies to discover and develop small molecule therapeutics; (ii) utilizing its broad portfolio of proprietary molecular targets to develop compounds that address the complete spectrum of CNS disorders; (iii) establishing strategic alliances to advance compounds through clinical trials and commercialization; and (iv) expanding its drug discovery platforms to enhance its CNS drug discovery capabilities.

     The Company had an accumulated deficit of approximately $16.1 million as of December 31, 1995. The Company has not yet received any revenues from product sales, and it expects to incur substantial additional operating losses over the next several years. Approximately $7.9 million of the Company's $14.1 million of revenue and other income in fiscal 1995 were derived from non-recurring, one-time payments which do not represent an increasing earnings trend.

     The Company was incorporated in Delaware on April 15, 1981. The Company's principal executive offices are located at 505 Coast Boulevard South, Suite 300, La Jolla, CA 92037-4641, and its telephone number is (619) 452-5892.

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results or experience could differ significantly from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                  THE OFFERING

Common Stock offered..................................  2,100,000 shares
Ciba Shares to be purchased...........................  416,666 shares(1)
Common Stock outstanding after this offering..........  8,835,259 shares(2)
Use of proceeds.......................................  For research and development activities, working capital and general corporate
                                                        purposes, which may include capital
                                                        expenditures and acquisitions.
Nasdaq National Market symbol.........................  SIBI

- ---------------
(1) Reflects Ciba's purchase of an aggregate of $5,000,000 of shares of Common Stock in a private placement at the initial public offering price (assuming an initial public offering price of $12.00 per share) upon the closing of this offering. The sale of the Ciba Shares by the Company will not be registered in this offering.

(2) Based on the number of shares outstanding as of March 19, 1996 as if the conversion of the outstanding shares of Convertible Preferred Stock into shares of Common Stock had occurred on that date and giving effect to the 2.35-for-1 split of the outstanding shares of Common Stock effected in March 1996. Also assumes no exercise of the Underwriters' over-allotment option and includes the sale of the Ciba Shares by the Company. Excludes 3,085,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans, under which options to purchase 836,859 shares of Common Stock were outstanding as of March 19, 1996 at a weighted average exercise price of approximately $1.36 per share. Also excludes outstanding options to purchase 387,750 shares of Common Stock as of March 19, 1996 under the Company's Management Change of Control Plan (the "Change of Control Plan") at an exercise price of $.85 per share. See "Management -- Change of Control Arrangements," "-- Stock Plans" and Notes 10 and 12 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA

                                                        YEARS ENDED DECEMBER 31,
                                            ------------------------------------------------
                                             1991      1992      1993      1994       1995
                                            -------   -------   -------   ------     -------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Total revenue...........................  $ 4,685   $ 3,196   $ 5,077   $4,852     $10,448(1)
  Research and development expenses.......    6,418     5,446     7,713    8,663       8,949
  General and administrative expenses.....    2,188     2,114     2,202    1,917       2,178
  Other income............................      318       366       288    5,701(2)    3,680(3)
  Net (loss) income.......................   (3,603)   (3,998)   (4,550)     (27)      2,926
                                            ========  ========  ========  ======     ========
  Net income per share(4).................                                           $   .41
                                                                                     ========
  Shares used in computing net income per
     share(4).............................                                             7,068

                                                                        DECEMBER 31, 1995
                                                                   ---------------------------
                                                                    ACTUAL      AS ADJUSTED(5)
                                                                   --------     --------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and investment securities...............  $ 16,488        $ 44,344
  Working capital................................................    14,338          42,194
  Total assets...................................................    18,251          46,107
  Long-term capital lease obligations............................       721             721
  Accumulated deficit............................................   (16,129)        (16,129)
  Total stockholders' equity.....................................    15,107          42,963

- ---------------
(1) Includes a one-time payment of $1,750,000 made by Cephalon, Inc. ("Cephalon") to the Company relating to Cephalon's exercise of its option to buy-down its royalty percentage with respect to IGF-1. Also includes a one-time license fee payment of $3,000,000 made by Bristol-Myers Squibb to the Company in connection with the grant of a license to certain technology to Bristol-Myers Squibb. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 4 and 5 of Notes to Financial Statements.

(2) Includes a gain of $5,296,000 on the sale of the Company's interest in the SISKA Diagnostics, Inc. joint venture. See Note 6 of Notes to Financial Statements.

(3) Includes income (net of legal expenses) of $3,146,000 received by the Company under settlement agreements with two law firms for failure to properly file a foreign patent application. See Note 7 of Notes to Financial Statements.

(4) See Note 1 of Notes to Financial Statements for information concerning the computation of net income per share.

(5) As adjusted to give effect to the sale of the Shares by the Company pursuant to this offering (assuming an initial public offering price of $12.00 per share), after deducting estimated underwriting discounts and offering expenses payable by the Company, and the sale of the Ciba Shares by the Company at the initial public offering price (assuming an initial public offering price of $12.00 per share) and the use of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing any shares of Common Stock being offered hereby.

ABSENCE OF DEVELOPED PRODUCTS; EARLY STAGE OF DEVELOPMENT

     SIBIA is an early-stage biotechnology company. The Company has no products available for sale and does not expect to have any products resulting from its research efforts, including its collaborations with others, commercially available for at least several years, if at all. In addition, SIBIA has not yet filed an Investigational New Drug ("IND") application with the U.S. Food and Drug Administration ("FDA") on any of its compounds currently under research or development, nor has an IND been filed by the Company's collaborative partners on any compound in connection with their collaborations with the Company. Although the Company plans to file an IND in the United States with respect to SIB-1508Y for the treatment of Parkinson's disease by the end of 1996 or early in 1997, there can be no assurance that the Company will be successful in achieving the IND filing by this date, if at all. Moreover, SIB-1508Y is the only compound for which the Company expects to file an IND in the foreseeable future. Even if the Company files an IND with respect to SIB-1508Y or any other compound, there can be no assurance that the Company will be permitted to undertake clinical testing with respect to SIB-1508Y or any such other compound. Failure to file or timely file an IND in respect of SIB-1508Y or any such other compound or the inability to conduct clinical testing in respect of SIB-1508Y or any such other compound could have a material adverse effect on the Company's business. In addition, even if clinical trials in respect of SIB-1508Y are commenced, SIB-1508Y may prove to be ineffective in the treatment of Parkinson's disease, or have undesirable or unintended side effects or other characteristics that prevent or limit its commercial use, either of which could have a material adverse effect on the Company's business. Furthermore, there can be no assurance that any products will be successfully discovered or developed by the Company or its collaborative partners, be approved for clinical trials, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be marketed successfully. The failure of the Company or its collaborative partners to discover or develop commercially viable products or successfully market such products would have a material adverse effect on the Company's business. See "Business -- Drug Discovery Platforms and Development Programs."

     The Company's area of therapeutic focus, disorders of the central nervous system ("CNS"), is not thoroughly understood and there can be no assurance that the compounds the Company is seeking to develop will prove to be safe and effective in treating CNS disorders. The development of such compounds will require the commitment of substantial resources to continue research and to conduct the preclinical development and clinical trials necessary to bring such compounds to market and to establish production and marketing capabilities. Drug research, discovery and development by its nature is uncertain. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing the Company's objectives cannot be predicted. Actual drug research, discovery and development costs could exceed budgeted amounts, which could have a material adverse effect on the Company's business.

     The use of the Company's or its collaborative partners' compounds as potential therapeutic compounds for CNS disorders, particularly those affecting the brain or spinal cord, is hindered by, among other things, the inability of such compounds to pass readily from the blood to the brain or spinal cord through the blood-brain barrier. The Company believes that developing small molecule therapeutics may allow passage through the blood-brain barrier; however, to date the Company has not demonstrated in any clinical studies that its small molecule therapeutics will pass through the blood-brain barrier. The inability of a compound to pass readily through the blood-brain barrier would require the development of a different drug delivery mechanism, which itself may entail considerable cost and risks and would be time-consuming. Furthermore, there can be no assurance that an effective drug delivery mechanism would be developed. Failure to solve any such drug delivery problems or any other problems that may develop would have a material adverse effect on the Company's business.

DEPENDENCE ON COLLABORATIVE RELATIONSHIPS

     The Company's strategy for the development, clinical testing, manufacturing and commercialization of certain of its compounds includes entering into various collaborations with corporate partners, licensors, licensees and others. The Company has entered into collaborative arrangements with Lilly, Ciba and Bristol-Myers Squibb and intends to enter into additional collaborations.

     The Company's current collaborators have received from SIBIA certain exclusive rights to commercialize any products developed under their respective agreements. These collaborators have agreed to fund the research and development of compounds discovered under their respective agreements, conduct clinical testing of lead compounds, prepare and file submissions for regulatory approval, make milestone payments to SIBIA upon the achievement of certain goals and pay royalties on any resulting products. Under its agreements with these collaborators, the Company is restricted in its ability to conduct research with third parties with respect to the technology subject to the respective agreement. Under their respective agreements, Lilly has rights of first negotiation with respect to certain compounds discovered by the Company during the term of its agreement with SIBIA, Ciba has exclusive rights to compounds discovered by the Company during the term of its agreement with SIBIA and rights of first negotiation to compounds discovered by the Company during the three-year period following the term of such agreement and Bristol-Myers Squibb has exclusive rights to compounds discovered by the Company during the term of its agreement with SIBIA. There can be no assurance that these collaborations will continue or be successful or that any products will be developed. Moreover, Ciba and Bristol-Myers Squibb, under their respective agreements, have the sole and exclusive right to select compounds for further development and halt or delay the testing of any compounds selected for development. The amount and timing of resources dedicated by these collaborators under their respective agreements also is not within the control of the Company. There can be no assurance that the Company will ever receive any milestone or royalty payments under these agreements. In addition, if products that may be developed under such agreements are approved for marketing, any revenues to the Company from such products will be dependent on the marketing and sales efforts of these collaborators.

     Each of the collaborative parties has the right to terminate its respective collaboration under certain circumstances, including upon the occurrence of a material breach and, in certain cases, upon a change in control. Furthermore, Lilly can terminate its collaboration with the Company upon six months' prior written notice, which may be given at anytime after May 1, 1996, and Ciba can terminate its collaboration with the Company upon six months' prior written notice, which may be given at anytime beginning March 1997. There can be no assurance that collaborators will not terminate their respective collaborations. In addition, there can be no assurance that collaborators will not pursue alternative technologies to develop treatments for the diseases targeted by the respective collaborative programs. If any of the Company's collaborative partners terminates or breaches its agreement with the Company or fails to devote adequate resources to or to conduct in a timely manner its collaborative activities, the research program under the applicable collaborative agreement or the development and commercialization of drug candidates subject to such collaboration would be materially adversely affected, which would have a material adverse effect on the Company's business. In addition, because the Company's collaborative agreements have accounted for 78%, 89% and 81% of total revenues for the years ended December 31, 1993, 1994 and 1995, respectively, such a termination or breach could materially adversely affect the Company's results of operations and financial condition. Also, there can be no assurance that a research program covered by a particular collaborative agreement does not or will not conflict with any research programs covered by the Company's other collaborations. The occurrence of any such conflict could have a material adverse effect on the Company's business.

     The Company has recently entered into discussions with Lilly regarding a proposed amendment of its agreement with Lilly. As currently in effect, the Company's agreement with Lilly expires pursuant to its terms in May 1997. The Company anticipates that an amendment to the current agreement will be made that would reduce the level of funding effective in November 1996, but may extend the term of support one or more years. There can be no assurance that the Company and Lilly will amend their current agreement or that they will amend it as indicated above. Furthermore, until its current agreement with the Company is amended, Lilly can terminate such agreement and its collaboration with the Company upon six months' prior written notice, which may be given at any time after May 1, 1996.

     SIB-1508Y is currently at the preclinical development stage. The Company intends to rely on corporate partners for advanced development, clinical testing, if permitted, and for the manufacturing, marketing and commercialization of SIB-1508Y, if such stages are reached. To date, the Company has not reached any agreement relating to the further development or commercialization of SIB-1508Y and there can be no assurance that the Company will reach such an agreement, that it will do so on acceptable terms or that the Company's corporate partner under such agreement will be successful in its efforts with respect to SIB-1508Y. Failure to reach such an agreement could severely limit the Company's ability to further develop and commercialize SIB-1508Y, which could have a material adverse effect on the Company's business. In addition, failure of such corporate partner to successfully develop and commercialize SIB-1508Y could have a material adverse effect on the Company's business. See "Business -- Strategic Alliances."

     The Company intends to enter into additional collaborative arrangements with pharmaceutical and biotechnology companies to develop and commercialize certain of its compounds in the future. There can be no assurance that the Company will be able to negotiate collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful. Most of the Company's competitors similarly are seeking to develop or expand their collaborative relationships with pharmaceutical and biotechnology companies. To the extent that the Company is not able to establish such arrangements or any of its existing arrangements are terminated, it would require significant capital to undertake development, regulatory, manufacturing and marketing activities at its own expense and may be required to curtail significantly or eliminate one or more of its research, discovery or development programs, either of which could have a material adverse effect on the Company's business. In addition, the Company may encounter significant delays in introducing into certain markets products that it may develop or find that the development, manufacture or sale of such products in such markets is adversely affected by the absence of such collaborative arrangements. See
"Business -- Strategic Alliances," "-- Research Collaborations and Licenses," "-- Manufacturing" and "-- Sales and Marketing."

     On March 7, 1996, Ciba and Sandoz Ltd. announced that they had reached an agreement to merge. The Company cannot predict the impact such merger will have on the Company's collaboration with Ciba, and there can be no assurance that the new combined entity will continue its collaboration with the Company or that it will continue its current level of commitment to such collaboration. The new combined entity's termination of, or a reduction in the level of commitment to, its collaboration with the Company could have a material adverse effect on the Company's business.

NEW AND UNCERTAIN TECHNOLOGY

     The Company's proprietary CNS technologies, which comprise the human receptor/ion channel subtype technology and human protease technology, are unproven and relatively new compared to traditional methods of drug discovery. The Company uses its technologies to isolate and identify molecular targets that it believes play an important role in CNS function and CNS disorders. The ability of the Company to screen potential compounds, select product candidates and develop products is dependent in large part upon the number of such targets available for screening and whether the expected functionality of such targets plays an important role in CNS function and CNS disorders. To date, no drug based on the Company's technologies has been subject to clinical tests or approved by the FDA as an effective treatment for any CNS disorder. There can be no assurance that the use of such technologies will lead to the discovery or development of commercial pharmaceutical products that are safe and efficacious in treating any CNS disorder. Failure to develop any such product would have a material adverse effect on the Company's business. See "Business -- Drug Discovery Platforms and Development Programs."

HISTORY OF OPERATING LOSSES

     The Company is at an early stage of development with respect to its CNS technologies and its compounds. Except for 1995, the Company has incurred net losses every year since it shifted its area of therapeutic focus to the central nervous system in 1991. As of December 31, 1995, the Company had accumulated net losses of approximately $16.1 million. The Company is continuing to incur losses and expects to incur increasing operating losses over the next several years as the Company's research and development expenditures increase. Approximately $7.9 million of the Company's $14.1 million of revenue and other income in fiscal 1995 were derived from non-recurring, one-time payments which do not represent an income or earnings trend. The Company's revenue for the short term will be limited to payments under its existing or future strategic alliance agreements. There can be no assurance that the Company will ever achieve or sustain significant revenues or profitable operations. To achieve significant revenues or profitable operations, the Company, alone or with its collaborators, must successfully develop, manufacture and market safe and efficacious products and obtain the regulatory approvals required for their testing, manufacture and sale. Failure to achieve significant revenues or profitable operations could impair the Company's ability to sustain operations. There can be no assurance that the Company will be successful in entering into additional collaborative arrangements or that any such arrangements will result in revenues or that the Company will receive additional revenues under existing collaboration arrangements. The Company has not yet received any revenues from the achievement of milestones from the discovery or development of, or royalties from the sale of, commercial drugs by Lilly, Ciba or Bristol-Myers Squibb, and such revenues, if any, are not expected to represent a material amount of the Company's total revenues for several years, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Government Regulation."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company will require substantial additional funds to conduct the research and development and preclinical and clinical testing of its compounds and to manufacture and market any products that may be developed. Although the Company plans to contract with third parties to manufacture and market any products that may be developed, to the extent the Company is unsuccessful and is required to establish its own manufacturing capacity or marketing program, it will require substantial additional capital. The Company anticipates that the net proceeds of this offering and from the sale of the Ciba Shares by the Company, together with its available cash reserves and funds from collaborative research and development agreements, should be adequate to satisfy its capital requirements through the end of 1998, although there can be no assurance that the Company will not require additional funds prior to such date. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with preclinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional collaborative arrangements, and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company. The Company expects to expend substantial funds in connection with research and development and in the area of intellectual property. Funds generated from payments under existing collaborative agreements, together with the net proceeds from this offering and from the sale of the Ciba Shares by the Company, will be insufficient to fund the Company's operations through the completion of any clinical trials and commercialization of its first product, if developed. Although the Company will seek to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources, there can be no assurance that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders would result. If adequate funds are not available, the Company may be required to curtail significantly or eliminate one or more of its research, discovery or development programs or obtain funds through additional arrangements with corporate partners or others which may require the Company to relinquish rights to certain of its technologies or product candidates that the Company would not otherwise relinquish, which could have a material adverse effect on the Company's business. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

     The field in which the Company is involved is characterized by extensive research efforts, rapid technological change and intense competition from numerous organizations including pharmaceutical companies, biotechnology companies, universities and other research organizations. Products and therapies currently exist on the market that will compete directly with the products that the Company is seeking to develop and market to address CNS disorders. In addition, new developments occur and are expected to continue to occur at a rapid pace. Competition from fully integrated pharmaceutical companies and biotechnology companies is intense and is expected to increase. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant CNS products approved or in development and operate large, well-funded CNS research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for the clinical development of compounds and marketing of products. The Company's competitors may succeed in discovering and developing products more rapidly than the Company and its collaborative partners or products that are more effective or more affordable than any that may be developed by the Company and its collaborative partners and may also prove to be more successful than the Company and its collaborative partners in production and marketing. There can be no assurance that research, discoveries or commercial developments by others will not render any of the Company's or its collaborative partners' programs or potential products obsolete or noncompetitive, any of which would have a material adverse effect on the Company's business. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its collaborative partners' ability to use the Company's technology or commercialize products that may be developed. See "Business -- Competition."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and other countries. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. There can be no assurance that patents issued to or licensed by the Company will not be infringed or will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company's technology or products that the Company may develop or other competitive advantages to the Company.

     Since inception, SIBIA has been granted 25 U.S. and foreign patents and it has a total of approximately 120 pending U.S. and foreign applications. SIBIA has 34 pending applications for U.S. patents on its technology relating to drug discovery for various CNS disorders. To date, the Company has licensed three U.S. patents from The Salk Institute for Biological Studies ("The Salk Institute") related to SIBIA's human receptor/ion channel subtype technology, as well as continuations-in-part and foreign counterparts of these patents. The Company intends to file additional applications as appropriate for patents covering its technologies, compounds and processes. There can be no assurance that the Company will develop additional technologies, compounds or processes that are patentable, that patents will issue from any patent application or that claims allowed will be sufficient to protect the Company's technologies, compounds or processes. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to technologies, compounds or processes competitive with those of the Company. The failure by the Company to adequately protect its technologies, compounds or processes covered by issued patents or to obtain patents based on the applications referred to herein or any future applications could have a material adverse effect on the Company's business.

     The success of the Company will also depend in part on SIBIA not infringing patents issued to competitors and not breaching the technology licenses upon which any Company compounds or processes are based. It is uncertain whether any third-party patents will require the Company to alter its technologies, compounds or processes, obtain licenses or cease certain activities. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field in which the Company is involved. Some of these applications or patents may be competitive with the Company's applications or conflict in certain respects with claims made under the Company's applications. Such conflict could result in a significant reduction of the coverage of the Company's patents, if issued. In addition, if patents issued to other companies contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable or acceptable terms, if at all. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to develop and commercialize its compounds would have a material adverse effect on the Company's business.

     Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. Moreover, if competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. Similarly, the Company may have to participate in opposition proceedings with respect to granted European patents. The Company is aware of a third-party patent application that may elicit an interference proceeding with one of the Company's patent applications in the PTO. In addition, the Company believes that certain claims in three of its other patent applications may elicit such proceedings. Further, the Company currently is opposing an issued patent of a third party in Europe. There can be no assurance that the Company will prevail in these proceedings. Also, there can be no assurance that the validity of the Company's patents, if issued, would be upheld by a court of competent jurisdiction. An adverse outcome in patent prosecution or in litigation with respect to the validity of any of the Company's patents could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company's business.

     In addition to patents, the Company relies on trade secret laws to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, SIBIA relies on protecting its proprietary technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See
"Business -- Patents and Proprietary Rights."

NO ASSURANCE OF REGULATORY APPROVAL; GOVERNMENT REGULATION

     The production and marketing of products that the Company may develop and its ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the FDA under the federal Food, Drug and Cosmetic Act. To market products abroad, the Company also would be subject to foreign regulatory requirements, implemented by foreign health authorities, governing clinical trials and marketing approval for drugs. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Preclinical studies must be conducted, as appropriate, in conformance with the FDA's good laboratory practice regulations. Clinical trials will be vigorously regulated and must meet requirements for institutional review board oversight and informed consent as well as FDA review and oversight and under good clinical practice regulations. The Company has no experience in developing a product through the clinical trial process, which is necessary to obtain regulatory approval. The Company intends to establish collaborative relationships to conduct clinical trials and seek regulatory approvals to market products that it may develop, although there can be no assurance that such approvals will be received on a timely basis, if at all. Clinical trials require the recruitment of large numbers of test subjects, particularly for products that are intended to treat CNS disorders. There can be no assurance that those conducting clinical trials for the Company will be able to initiate such trials at preferred clinical test sites or recruit sufficient test subjects, or that such trials will be started or completed successfully within any specified time period, if at all, with respect to any of the products that the Company may develop. Furthermore, the Company or the FDA may suspend clinical trials at any time if it is determined that the subjects participating in such trials are being exposed to unacceptable health risks. There can be no assurance that the Company will not encounter problems in clinical trials (including with respect to SIB-1508Y, if development reaches this stage) which would cause the Company or the FDA to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business. There can be no assurance that any compound (including SIB-1508Y) that may be developed by the Company alone or in conjunction with others will prove to be safe and efficacious in clinical trials and meet all of the applicable regulatory requirements needed to receive marketing approval. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies.

     There can be no assurance that delays or rejections will not be encountered based upon additional government regulation from future legislation or administrative action or that changes will not be made in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application. Similar delays may also be encountered in foreign countries. Furthermore, product approval may entail ongoing requirements for post-marketing studies. Even if such regulatory approval is obtained, a marketed product and its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and the regulatory standards for manufacturing are currently being applied stringently by the FDA. Later discovery of previously unknown problems with a product or a manufacturer or its facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market, which would have a material adverse effect on the Company's business. See "Business -- Government Regulation."

NO MANUFACTURING OR MARKETING CAPABILITY; RELIANCE ON THIRD-PARTY MANUFACTURERS AND MARKETERS; ABSENCE OF SALES AND MARKETING EXPERIENCE

     The Company currently has no manufacturing facilities for clinical or commercial production of any compounds currently under development or marketing capability for the distribution of any products that may be developed. The Company is currently relying on third-party manufacturers to produce its compounds for preclinical and clinical purposes. The compounds under development by the Company have never been manufactured on a commercial scale and there can be no assurance that such compounds can be manufactured at a cost or in quantities to make commercially viable products.

     The Company intends to establish arrangements with third-party manufacturers to supply compounds for preclinical and clinical trials and commercial sales of products that may be developed, as well as for the packaging, labeling and distribution of such products. If the Company is unable to contract for a sufficient supply of its compounds on acceptable terms, the Company's preclinical and clinical testing schedule would be delayed, resulting in the delay of submission of compounds for regulatory approval and initiation of new development programs, which would have a material adverse effect on the Company's business. If the Company should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute products that the Company may develop, market introduction or penetration of such products would be adversely affected. Moreover, third-party manufacturers that the Company may use must adhere to good manufacturing practice ("GMP") regulations enforced by the FDA through its facilities inspection program. If facilities of third-party manufacturers cannot pass a pre-approval plant inspection, the FDA approval of products that may be developed by the Company will be adversely affected. See "Business -- Manufacturing."

     The Company has no experience in sales, marketing or distribution. In order to market directly any products that it may develop, the Company must develop or obtain access to a substantial marketing staff and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may seek to obtain the assistance of a pharmaceutical or biotechnology company with a large distribution system and a large direct sales force. There can be no assurance that the Company will be able to establish such a marketing staff or sales force, that the Company's sales and marketing efforts will be successful, or that the Company will be able to obtain the assistance of another pharmaceutical or biotechnology company in these efforts. To the extent the Company enters into arrangements with third parties for the marketing and sale of products it may develop, any revenues received by the Company will be dependent on the efforts of such third parties, and there can be no assurance that such efforts will be successful. Failure to establish adequate sales, marketing and distribution capabilities independently or with others would have a material adverse effect on the Company's business. See "Business -- Sales and Marketing."

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL; NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

     To expand its research and development programs and pursue its product development plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing and government regulation. These requirements are also expected to necessitate the addition of management personnel and the development of additional expertise by existing management personnel. The failure to attract such personnel or to develop or acquire such expertise would have a material adverse effect on the Company's business. As part of this growth, the Company will be required to enter into additional collaborative arrangements and successfully manage these, along with its current, collaborative arrangements. To the extent the Company does not enter into collaborative agreements with third parties, it will also be required to hire manufacturing and marketing personnel. If the Company is unable to manage its growth effectively, the Company's business would be materially adversely affected.

     The Company is highly dependent on the principal members of its scientific and management staff, and the loss of any of these members might significantly delay the achievement of the Company's development objectives. The Company does not maintain "key man" insurance on any of its employees, nor does the Company intend to secure such insurance. In addition, the Company relies on consultants and advisors, including its scientific advisors, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors will be critical to the Company's success. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all. The failure to attract or retain such personnel would have a material adverse effect on the Company's business. See "Business -- Competition," "-- Employees" and "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS

     Based upon the number of shares outstanding after the completion of this offering and the sale of the Ciba Shares by the Company, The Salk Institute and its affiliates will beneficially own approximately 22.4% of the outstanding shares of Common Stock (21.7% if the Underwriters exercise their over-allotment option in full). In addition, the present directors and executive officers of the Company will beneficially own 8.5% of the outstanding shares of Common Stock (8.2% if the Underwriters exercise their over-allotment option in full). Accordingly, together with The Salk Institute, the present directors and executive officers of the Company will have the ability to exercise substantial influence over the outcome of most stockholders' actions. Moreover, the Company's Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers, together with The Salk Institute, will be able to exercise substantial influence over the election of the members of the Board of Directors. Such concentration of ownership could have an adverse effect on the price of the Common Stock. In addition, the Company's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of the Company. These and other charter provisions, as well as certain provisions of Delaware law, may discourage certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests. In addition, the Board of Directors has the authority, without action by stockholders, to issue additional shares of Common Stock and to fix the rights and preferences of and issue shares of Preferred Stock, either of which may have the effect of delaying or preventing a change in control of the Company. In addition, certain of the Company's collaborative partners have the right to terminate their respective agreements with the Company upon certain changes in control of the Company, which may discourage acquisitions or other changes in control (including those in which stockholders of the Company might otherwise receive a premium for their shares over then current market prices). See "Business -- Strategic Alliances," "Management," "Principal Stockholders," "Description of Capital
Stock -- Preferred Stock" and "-- Certain Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT

     There has been and the Company believes that there will continue to be a number of federal and state proposals to implement government controls over the pricing of and/or the profit margin attributable to prescription pharmaceuticals. There can be no assurance that such legislation, if adopted, will not materially adversely affect the Company's business. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and they continue their efforts to contain or reduce the costs of health care through various means. In both domestic and foreign markets, sales of the Company's products, if any are developed, will be dependent in part on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to whether any products that the Company may develop will be eligible for reimbursement by third-party payors, or if eligible in part, whether the levels of reimbursement will be sufficient to render the Company profitable. There can be no assurance that the products that the Company may develop will be considered cost-effective or that adequate third-party coverage will be available to enable SIBIA to maintain price levels sufficient to realize an appropriate return on its investment in product research and development.

PRODUCT LIABILITY EXPOSURE AND UNINSURED RISKS

     The testing of compounds and the marketing and sale of commercial pharmaceutical products involves unavoidable risks. The use of any of the Company's compounds or its collaborative partners' compounds in clinical trials and the sale of any products that may be developed may expose the Company to potential liability resulting from the use of such compounds or products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others using or selling such compounds or products. The Company is seeking to obtain insurance coverage for clinical trials. The Company does not currently have product liability insurance coverage. Although the Company intends to seek to obtain such insurance coverage if and when the Company develops products that are ready to be commercialized, there can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or that, if obtained, the insurance coverage will be sufficient to cover any potential claims or liabilities.

HAZARDOUS MATERIALS

     The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for storing, handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

ABSENCE OF PRIOR TRADING MARKET; VOLATILITY OF STOCK PRICE

     Prior to this initial public offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The public offering price of the Common Stock will be established by negotiation between the Company and the representatives of the Underwriters and is not necessarily indicative of the market price at which the Common Stock will trade after this offering. See "Underwriting." The market price of the shares of Common Stock, like that of the common stock of many other early-stage biotechnology companies, is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new commercial therapeutic products by the Company or its competitors, progress with clinical trials, governmental regulation, developments in patent or other proprietary rights (including litigation matters), developments in the Company's relationships with current or future collaborative partners, if any, public concern as to the safety and efficacy of products that may be developed by the Company (including SIB-1508Y) and general market conditions may have a significant effect on the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Sales of substantial amounts of Common Stock in the public market following the offering made hereby could have an adverse effect on the price of the Company's Common Stock. Upon completion of this offering and the sale of the Ciba Shares by the Company, the Company will have outstanding 8,835,259 shares of Common Stock (which amount does not include shares of Common Stock issuable upon the exercise of outstanding options). The 2,100,000 shares being offered hereby (except for shares that may be acquired by affiliates of the Company) will be freely tradable in the public market without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"). In addition to the 2,100,000 shares offered hereby, approximately 523,780 shares of Common Stock will be eligible for sale in the public market from the effective date of the Registration Statement (the "Effective Date") in reliance on Rule 144(k) under the Securities Act. Beginning 90 days following the Effective Date, an additional approximately 45,990 shares of Common Stock will be eligible for sale in the public market in reliance on Rule 144 or Rule 701 of the Securities Act. Beginning 180 days after the Effective Date upon the expiration of certain agreements not to sell such shares, an additional approximately 5,068,735 shares of Common Stock will become eligible for sale subject to compliance with Rule 144(k), Rule 144 or Rule 701 of the Securities Act. In addition, the holders of approximately 4,544,965 shares of Common Stock are entitled to certain piggy-back registration rights with respect to such shares. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggy-back registration rights, sales made by such holders may have an adverse effect on the Company's ability to raise needed capital and on the price of the Common Stock. In addition, Ciba and Bristol-Myers Squibb hold demand registration rights which permit them to request the Company to register the shares of Common Stock held by Ciba and Bristol-Myers Squibb, except that Ciba may not demand registration of the Ciba Shares within one year following the closing of this offering. If Ciba or Bristol-Myers Squibb, by exercising its demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for the Common Stock. In addition, shares of Common Stock that are issued by the Company to fund its operations or in connection with an acquisition could also have an adverse effect on the market price for the Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."


SUBSTANTIAL DILUTION

     The initial public offering price will be substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate, substantial dilution. In addition, investors purchasing shares of Common Stock in this offering will incur additional dilution to the extent outstanding options are exercised. Also, the Company may issue shares of Common Stock in connection with a corporate collaboration, strategic alliance or technology licensing transaction, which could result in dilution to investors purchasing shares of Common Stock in this offering. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,100,000 shares of Common Stock offered hereby are estimated to be approximately $22,856,000 ($26,371,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $12.00 per share (the mid-point of the price range filed upon), and after deducting estimated underwriting discounts and the estimated expenses of this offering payable by the Company. In addition, the net proceeds to the Company from the sale of the Ciba Shares by the Company will be $5,000,000.

     The Company expects to use a majority of the net proceeds of this offering and from the sale of the Ciba Shares by the Company to fund its research and development activities, including expansion of its drug discovery capacities (such as high throughput screening and combinatorial chemistry), for the identification of lead compounds, and for preclinical and early clinical trials, assuming necessary regulatory approvals are obtained. The amount and timing of the net proceeds allocated to specific research and development activities will depend upon numerous factors, such as the progress of the Company's drug discovery and development programs, the receipt of necessary regulatory approvals, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the status of competitive products and technologies and the timing and availability of alternative methods of financing for the Company, including existing or future strategic alliances and joint ventures with third parties. The Company's research and development expenditures will vary as product candidates, if any, are added or abandoned or as additional collaborations are established. In addition, the Company intends to use some of the proceeds of this offering and from the sale of the Ciba Shares by the Company for working capital and general corporate purposes, which may include capital expenditures for improvements to the Company's facilities. The Company has not determined the amount it plans to spend for each purpose or the timing of such expenditures. Pending such uses, the Company intends to invest the net proceeds from this offering and from the sale of the Ciba Shares by the Company in United States government securities and investment grade, interest-bearing instruments. The Company expects to continue to be able to avoid the registration requirements of the Investment Company Act of 1940 (the "1940 Act"). If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulations with respect to its capital structure, management, operations, transactions with affiliates (as defined in the 1940 Act), and other matters. Application of the provisions of the 1940 Act would have a material adverse effect on the Company.

     In the ordinary course of business the Company investigates, evaluates and discusses with others the potential acquisition of businesses, technologies and products which complement the Company's business. Although the Company currently has no understandings or agreements with respect to any such acquisition, net proceeds from this offering and from the sale of the Ciba Shares by the Company may be used for such purpose.

     The Company believes that the net proceeds of this offering and from the sale of the Ciba Shares by the Company, together with the Company's available cash reserves and funds from collaborative research and development agreements, should be adequate to satisfy its capital requirements through 1998, although there can be no assurance that the Company will not require additional funds prior to such date. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with preclinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional collaborative arrangements, and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company.

                                DIVIDEND POLICY

     The Company has not paid any dividends on its capital stock since its inception and does not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the actual and as adjusted capitalization of the Company as of December 31, 1995. The as adjusted capitalization of the Company gives effect to the sale of the 2,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share (after deducting estimated underwriting discounts and offering expenses payable by the Company) and the sale of the Ciba Shares by the Company at the initial public offering price (assuming an initial public offering price of $12.00 per share) and the application of the estimated net proceeds therefrom. The financial data presented below should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere in this Prospectus.

                                                                          DECEMBER 31, 1995
                                                                      -------------------------
                                                                      ACTUAL(1)     AS ADJUSTED
                                                                      ---------     -----------
                                                                           (IN THOUSANDS)
Long-term capital lease obligations.................................  $     721      $     721
                                                                       --------       --------
Stockholders' equity:
  Preferred Stock, $.001 par value, 5,000,000 shares authorized, none issued and outstanding....................................
  Common Stock, $.001 par value, 25,000,000 shares authorized;
     6,018,980 shares issued and outstanding; 8,535,646 shares
     issued and outstanding, as adjusted(2).........................          6              9
  Additional paid-in capital........................................     31,868         59,721
  Deferred compensation.............................................       (635)          (635)
  Notes receivable from stockholders................................        (82)           (82)
  Net unrealized gains on investment securities
     available-for-sale.............................................         79             79
  Accumulated deficit...............................................    (16,129)       (16,129)
                                                                       --------       --------
     Total stockholders' equity.....................................  $  15,107      $  42,963
                                                                       --------       --------
          Total capitalization......................................  $  15,828      $  43,684
                                                                       ========       ========

- ---------------
(1) Gives effect to the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock and the 2.35-for-1 split of each outstanding share of Common Stock effected in March 1996.

(2) Excludes 1,551,000 shares of Common Stock reserved for issuance under the Company's stock option plans, pursuant to which options to purchase 981,266 shares of Common Stock were outstanding as of December 31, 1995 at a weighted average exercise price of approximately $1.49 per share. Also excludes outstanding options to purchase 387,750 shares of Common Stock at an exercise price of $.85 per share granted under the Company's Change of Control Plan. See "Management -- Change of Control Arrangements," "-- Stock Plans," and Notes 10 and 12 of Notes to Financial Statements.

                                    DILUTION

     The net tangible book value of the Company as of December 31, 1995, was approximately $15,097,000, or $2.51 per share of Common Stock. Net tangible book value per share is determined by dividing the amount of the Company's total tangible assets less total liabilities by the number of shares of Common Stock outstanding, and assumes the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock and the 2.35-for-1 split of the outstanding shares of Common Stock. After giving effect to the sale by the Company of the 2,100,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share) and the sale of the Ciba Shares by the Company at the initial public offering price (assuming an initial public offering price of $12.00 per share), and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1995 would have been approximately $42,953,000, or $5.03 per share. This represents an immediate dilution of $6.97 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............................          $12.00
  Net tangible book value per share as of December 31, 1995.................  $2.51
  Increase per share attributable to new investors..........................   2.52
                                                                              ------
Pro forma net tangible book value per share after this offering and the sale
  of the Ciba Shares by the Company.........................................            5.03
                                                                                      ------
Dilution per share to new investors.........................................          $ 6.97
                                                                                      ======

     The following table summarizes, on a pro forma basis as of December 31, 1995, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid:

                                         SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                        -------------------   ---------------------     PRICE
                                         NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                        ---------   -------   -----------   -------   ---------
    Existing stockholders.............  6,018,980     70.5%   $30,502,000     50.2%    $  5.07
    New investors.....................  2,516,666     29.5%   $30,199,992     49.8%    $ 12.00
                                        ---------    -----    -----------    -----
         Total........................  8,535,646    100.0%   $60,701,992    100.0%
                                        =========    =====    ===========    =====

     The number of shares being purchased by "new investors" reflected in the above tables includes the Ciba Shares, which are being purchased from the Company upon the closing of this offering at the initial public offering price pursuant to a private placement. Ciba also is an existing stockholder of the Company. See "Principal Stockholders." The above tables and calculations assume no exercise of options outstanding as of December 31, 1995. As of December 31, 1995, there were outstanding options to purchase 1,369,016 shares of Common Stock (which amount includes outstanding options to purchase 387,750 shares of Common Stock granted pursuant to the Company's Change of Control Plan at an exercise price of $.85 per share) at a weighted average exercise price of approximately $1.31 per share. Assuming the exercise of all outstanding options, the total dilution in net tangible book value per share to new investors would be $7.48. As of December 31, 1995, there were 357,412 shares reserved for future grants under the Company's stock option plans. To the extent that any of these shares are issued, there will be further dilution to new investors. See "Management -- Stock Plans" and Notes 10 and 12 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below has been derived from the Company's financial statements which have been audited by Price Waterhouse LLP, independent accountants. The balance sheet as of December 31, 1994 and 1995 and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1995 and notes thereto appear elsewhere in this Prospectus. The selected financial data presented below should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere in this Prospectus.

                                                    YEARS ENDED DECEMBER 31,
                                   -----------------------------------------------------------
                                     1991        1992        1993        1994           1995
                                   --------    --------    --------    --------       --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Revenue:
     Contract....................  $  4,570    $  2,314    $  4,072    $  4,454       $  5,563
     License and royalty.........       115         882       1,005         398          4,885(1)
                                   --------    --------    --------    --------       --------
                                      4,685       3,196       5,077       4,852         10,448
                                   --------    --------    --------    --------       --------
  Expenses:
     Research and development....     6,418       5,446       7,713       8,663          8,949
     General and
       administrative............     2,188       2,114       2,202       1,917          2,178
                                   --------    --------    --------    --------       --------
                                      8,606       7,560       9,915      10,580         11,127
                                   --------    --------    --------    --------       --------
                                     (3,921)     (4,364)     (4,838)     (5,728)          (679)
  Other income...................       318         366         288       5,701(2)       3,680(3)
                                   --------    --------    --------    --------       --------
  (Loss) income before provision
     for income taxes............    (3,603)     (3,998)     (4,550)        (27)         3,001
  Provision for income taxes.....                                                           75
                                   --------    --------    --------    --------       --------
  Net (loss) income..............  $ (3,603)   $ (3,998)   $ (4,550)   $    (27)      $  2,926
                                   ========    ========    ========    ========       ========
  Net income per share(4)........                                                     $    .41
  Shares used in computing net
     income per share(4).........                                                        7,068

                                                          DECEMBER 31,
                                   -----------------------------------------------------------
                                     1991        1992        1993        1994           1995
                                   --------    --------    --------    --------       --------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and
     investment securities.......  $  3,553    $  7,820    $  4,584    $  5,944       $ 16,488
  Working capital................     3,539       6,614       2,016       4,523         14,338
  Total assets...................     5,163       8,873       6,451       8,005         18,251
  Long-term capital lease
     obligations.................                   151         761         860            721
  Accumulated deficit............   (10,480)    (14,478)    (19,028)    (19,055)       (16,129)
  Total stockholders' equity.....     4,247       6,986       2,588       5,166         15,107

- ---------------

(1) Includes a one-time payment of $1,750,000 made by Cephalon to the Company relating to Cephalon's exercise of its option to buy-down its royalty percentage relating to IGF-1. Also includes a one-time license fee payment of $3,000,000 made by Bristol-Myers Squibb to the Company in connection with the grant of a license to certain technology to Bristol-Myers Squibb. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 4 and 5 of Notes to Financial Statements.

(2) Includes a gain of $5,296,000 on the sale of the Company's interest in the SISKA Diagnostics, Inc. joint venture. See Note 6 of Notes to Financial Statements.

(3) Includes income (net of legal expenses) of $3,146,000 received by the Company under settlement agreements with two law firms for failure to properly file a foreign patent application. See Note 7 of Notes to Financial Statements.

(4) See Note 1 of Notes to Financial Statements for information concerning the computation of net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     SIBIA, incorporated in Delaware in 1981, was established by The Salk Institute for Biological Studies. Through 1990, SIBIA successfully developed several proprietary life-sciences technologies in collaboration with corporate partners. In 1987, SIBIA initiated research in the neuroscience field and in 1991 shifted its focus completely to the development of novel therapeutics to treat CNS disorders.

     SIBIA is engaged in the discovery and development of novel, small molecule therapeutics for CNS disorders based on the Company's unique approach to characterizing the molecular processes involved in such disorders. SIBIA is focusing its efforts on developing compounds for the treatment of Parkinson's disease, Alzheimer's disease, stroke, head trauma, epilepsy, chronic pain, schizophrenia and other neurological, psychiatric and neurodegenerative disorders, many of which have large patient populations and represent critical unmet medical needs. SIBIA has financed its operations primarily through the sale of Convertible Preferred Stock and Common Stock and through funds provided by its collaborative partners under its collaborative agreements. In addition, SIBIA has received funds from the sale of its interest in a corporate joint venture and from the settlement of certain litigation, with which it has purchased investment securities and which it expects to use to finance its operations. See "Business -- Strategic Alliances" and Notes 6 and 7 of Notes to Financial Statements.

     The Company receives contract revenue and license and royalty revenue. Contract revenue includes payments for research to support a specified number of the Company's scientists and payments upon the achievement of specified research and drug development milestones. Research contracts are generally conducted on a best efforts basis. Contract revenue is recognized as the research is performed using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Revenues related to milestones are recognized upon the achievement of the related milestone and when collection is probable. License revenue is recognized when there is no material continuing performance obligation under the agreement and collection is probable. Royalty revenue is recognized when earned and collection is probable.

     Research and development costs are expensed as incurred and include costs associated with collaborative agreements. These costs consist of direct and indirect costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company.

     The Company has no products available for sale and does not expect to have any products resulting from its research efforts, including its collaborations with others, commercially available for at least several years, if at all. Except for 1995, the Company has incurred net losses every year since shifting its area of therapeutic focus to the central nervous system in 1991. The Company is continuing to incur losses and expects to incur increasing operating losses over the next several years as the Company's research and development expenditures increase. The Company's revenue for the next several years will be limited to payments under its collaborative relationships, license fees, interest income and other miscellaneous income.

     During the years ended December 31, 1993, 1994 and 1995, the Company had two, two and three collaborative research agreements that accounted for 78%, 89% and 81%, respectively, of total revenue.

RESULTS OF OPERATIONS

     The Company expects that results of operations in the future will fluctuate significantly from period to period. Such fluctuations may result from numerous factors, including the amount and timing of future license agreements, the timing of revenues earned under existing or future corporate collaborations or joint ventures, if any, technological advances and determinations as to the commercial potential of proposed compounds, the progress of the Company's drug discovery and development programs, the receipt of necessary regulatory approvals, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the status of competitive products and technologies and the timing and availability of financing for the Company, including existing or future strategic alliances and joint ventures with third parties. In addition, because the Company is in the early stage of development with respect to its CNS technologies and due to the one-time nature of certain payments the Company has received, comparisons of its historical results may not be meaningful.

     To date, the majority of the Company's expenditures have been for research and development activities. SIBIA expects to receive royalties on sales of Myotrophin, a product based on the insulin-like growth factor-1 ("IGF-1") molecule being developed by Cephalon, Inc. ("Cephalon"), if it receives FDA approval, although there can be no assurances that Myotrophin will receive such approval. With the exception of Myotrophin, the Company does not expect to receive royalties based upon net sales of drugs that may be developed for a significant number of years, if at all. SIBIA expects research and development expenses to increase significantly over the next several years as its discovery and development programs progress. In addition, general and administrative expenses necessary to support such expanded programs are also expected to increase over the next several years.

COMPARISON OF YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

     The Company recognized contract revenue of $4,072,000, $4,454,000 and $5,563,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The increases in the year-to-year contract revenue primarily reflect increases in contract revenues recognized in the form of research payments received pursuant to the Company's existing collaborative agreements as well as, from 1994 to 1995, the commencement of the Company's collaborative arrangement with Bristol-Myers Squibb. The Company recognized license and royalty revenue of $1,005,000, $398,000 and $4,885,000 for the years ended December 31, 1993, 1994 and 1995, respectively. In 1993, the Company recognized license revenue of $500,000 related to a license agreement with Affymax Technologies, N.V. for certain technology. Also in 1993, the Company recognized license revenue of $250,000 and royalty revenue of $40,000 from Cephalon related to IGF-1 technology. In 1994, the Company recognized license revenue of $300,000 from Zeneca, Limited for certain plant genetic engineering technology. In 1995, the Company recognized license revenue of $3,000,000 related to the Company's grant of an exclusive license of certain technology to Bristol-Myers Squibb. Also in 1995, the Company recognized license and royalty revenue of $1,750,000 from Cephalon pursuant to its option to buy-down the royalty percentage relating to IGF-1.

     The Company's research and development expenses were $7,713,000, $8,663,000 and $8,949,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The approximate 12%, or $950,000, increase from 1993 to 1994 was primarily due to an increase in research and development personnel and related supply costs as a result of expanded programs in drug discovery and outside preclinical and clinical expenses. The Company's research and development expenses increased approximately 3%, or $286,000, from 1994 to 1995 due primarily to an increase in preclinical development expenses.

     The Company's general and administrative expenses were $2,202,000, $1,917,000 and $2,178,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Expenses declined in 1994 by 13%, or $285,000, primarily as a result of a reduction in personnel and outside legal expenses. General and administrative expenses increased approximately 14%, or $261,000, for the year ended December 31, 1995 primarily due to higher outside patent legal expenses.

     The Company's other income includes interest income, interest expense and, in 1994 and 1995, gain from the sale of its interest in a joint venture and income from the settlement of certain litigation, respectively. Other income increased by $5,413,000 from 1993 to 1994, primarily due to the gain on the sale of the Company's interest in the SISKA Diagnostics, Inc. joint venture in 1994. Other income decreased by 35%, or $2,021,000, from 1994 to 1995. The decrease from 1994 to 1995 was primarily the result of a gain in 1994 (from the sale of the Company's interest in the SISKA Diagnostics, Inc. joint venture) which exceeded income in 1995 (from the settlement of certain litigation).

     The Company's net loss was $4,550,000 and $27,000 for the years ended December 31, 1993 and 1994, respectively, and its net income was $2,926,000 for the year ended December 31, 1995. Net income for 1995 is primarily attributable to the increase in revenue resulting from non-refundable license fees of $3,000,000 received for certain SIBIA technology pursuant to SIBIA's collaboration with Bristol-Myers Squibb, $3,146,000 from the settlement of litigation and $1,750,000 from the license/royalty payment from Cephalon. As of December 31, 1995, the Company had tax loss carryforwards of approximately $14,600,000 for federal income tax purposes. As specified in the Internal Revenue Code, a significant change in ownership of the Company may affect the Company's ability to utilize its tax loss carryforwards. The completion of this offering and the sale of the Ciba Shares by the Company is not expected to affect the Company's ability to utilize its existing net operating loss carryforwards for federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

     SIBIA has financed its operations primarily through the sale of Convertible Preferred Stock and Common Stock and through funds provided by its collaborative partners under collaborative agreements. The Company has also received funds from the sale of its interest in the SISKA Diagnostics, Inc. joint venture and the settlement of certain litigation, with which it has invested in investment securities and which it expects to use to finance its operations. Since 1991, the Company has received approximately $16,000,000 in net proceeds from the sale of Convertible Preferred Stock and Common Stock to investors and collaborative partners and approximately $28,000,000 in contract, license and royalty revenue. The Company is entitled to receive additional payments under the collaborative agreements in the form of contract revenue, milestone payments, if milestones are achieved, and royalties, if products are commercialized. As of December 31, 1995, the Company had an accumulated deficit of $16,129,000.

     The Company anticipates that the cash, cash equivalents and investment securities balance of $16,488,000 as of December 31, 1995 will be used to support continued research and development of its technologies. The Company leases laboratory and office facilities under an agreement expiring on December 31, 1997. The minimum annual payment under the lease is approximately $1,290,000, before consideration of sublease income. The Company believes that its present facility will be adequate to conduct its research activities through December 1997. Management believes that it should be able to secure additional space at commercially reasonable rates if necessary. The Company has an option to extend its lease for an additional five years. Since 1991, the Company has invested $2,374,000 in property and equipment. Included within this amount is $1,976,000 of equipment under capital leases. The net present value of obligations under such capital leases as of December 31, 1995 was $1,152,000. In addition, the Company recently contracted for a fully automated functional high throughput screening system and related equipment with an expected cost of approximately $750,000, of which $500,000 will be provided by Ciba (which may be credited against future milestone payments).

     The Company expects to incur substantial research and development expenses including continued increases in personnel costs and costs related to preclinical testing and clinical trials, if any. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with preclinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional collaborative arrangements, and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company. The Company intends to seek additional funding through research and development relationships with suitable corporate collaborators or through public or private financing. There can be no assurance that the Company will be successful in its efforts to collaborate with additional partners or that additional financing from other sources will be available on favorable terms, if at all.

     The Company believes that its existing capital resources, together with the net proceeds from this offering and from the sale of the Ciba Shares by the Company, interest income and payments under the collaborative agreements, should be adequate to satisfy its capital requirements through the end of 1998, although there can be no assurance that the Company will not require additional funds prior to such date. These funding requirements include continued expenditures for research and development activities and in the area of intellectual property, as well as expenditures relating to leasehold improvements to the Company's facilities and the purchase of additional laboratory equipment. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

                                    BUSINESS

     The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     SIBIA Neurosciences, Inc. ("SIBIA" or the "Company") is engaged in the discovery and development of novel, small molecule therapeutics for disorders of the central nervous system ("CNS") based on the Company's unique approach to characterizing the molecular processes involved in such disorders. SIBIA is focusing its efforts on developing compounds for the treatment of Parkinson's disease, Alzheimer's disease, stroke, head trauma, epilepsy, chronic pain, schizophrenia and other neurological, psychiatric and neurodegenerative disorders, many of which have large patient populations and represent critical unmet medical needs. SIBIA's drug discovery platforms are based on two primary technologies in which the Company has established a leading scientific and proprietary position -- human receptor/ion channel subtype technology and human protease technology. SIBIA holds nine issued U.S. patents and has one allowed patent and 57 pending U.S. patent applications relating to these technologies. The Company's strategy is to utilize its technologies to discover and develop proprietary CNS drug candidates and collaborate with corporate partners for the advanced development and commercialization of such candidates. SIBIA currently has corporate collaborations with Eli Lilly and Company ("Lilly"), Ciba and Bristol-Myers Squibb Company ("Bristol-Myers Squibb").

     SIBIA believes that its human receptor/ion channel subtype technology will enable the discovery and development of new classes of drugs for the treatment of CNS disorders. The Company's technology permits the targeted identification of compounds that are selective for specific receptor/ion channel subtypes. Receptors and ion channels and the neurotransmitters that modulate them are key components in the communication between neurons, or nerve cells. Such communication is fundamental to many CNS functions, including cognition, memory, sensory perception and motor control. These functions are mediated by cellular processes dependent on calcium ions, which enter neurons through specific receptor/ion channels. SIBIA has identified the control of calcium levels within neurons as a key strategy for potential therapeutic intervention in many CNS disorders. Compounds which selectively modulate cellular calcium levels, such as calcium channel blockers used for the treatment of cardiovascular diseases, have been developed into effective and well-tolerated drugs. However, these drugs either have been ineffective or have significant side effects when evaluated for CNS disorders, which is likely due to their lack of selectivity or activity on specific neuronal subtypes. The Company believes that drugs developed with its technology could be more effective and have fewer side effects than existing drugs for the treatment of CNS disorders.

     SIBIA has established a leading proprietary position in human receptor/ion channel subtype technology. The Company has made significant scientific and technological advances by cloning key human neuronal receptor/ion channels, expressing them in stable cell lines and developing the resulting recombinant cell lines into functional assays for drug screening. SIBIA is currently focusing on three major receptor/ion channel classes involved in regulating neuronal calcium levels -- nicotinic acetylcholine receptors ("NAChRs"), excitatory amino acid receptors ("EAARs") and voltage-gated calcium channels ("VGCCs"). SIBIA has discovered, isolated and developed an extensive library of more than 50 complete genes cloned from human brain tissue coding for multiple, distinct subtypes of these three receptor/ion channel classes. Most of these subtypes are multimeric (i.e., molecular complexes of two or more proteins). By expressing the multiple complex genes necessary to form functional subtypes, SIBIA has overcome a significant technical challenge which it believes provides an important competitive advantage. To date, SIBIA has expressed more than 20 receptor/ion channel subtypes in the NAChR, EAAR and VGCC classes in stable cell lines which have been shown to be physiologically functional. Each subtype potentially represents a novel molecular target for developing therapeutic compounds for CNS disorders. SIBIA has developed unique and proprietary functional cell-based assays encompassing these molecular targets and uses these assays with its proprietary high throughput screening technology to rapidly identify and select compounds for further development. The Company believes that the integration of its large proprietary collection of molecular targets with its proprietary assay and screening technologies provides a powerful and original drug discovery platform. SIBIA has established strategic alliances with Ciba in the area of EAAR drug discovery and with Lilly in the area of VGCC drug discovery. SIBIA recently extended its strategic alliance with CIBA and has entered into discussions with Lilly to amend its collaboration agreement with Lilly.

     Within SIBIA's NAChR program the Company has selected and characterized SIB-1508Y as a compound for the treatment of Parkinson's disease based on its receptor subtype selectivity and behavioral profile. In contrast to current therapies which treat only motor dysfunction, the Company believes that SIB-1508Y may be effective for the treatment of motor, affective and cognitive dysfunctions of Parkinson's disease. If proven to be safe and effective, SIB-1508Y would represent a new therapeutic approach for the treatment of Parkinson's disease and may be useful as a stand-alone therapeutic agent as well as in combination with L-dopa, the current standard therapy. The Company intends to file an Investigational New Drug application ("IND") with respect to SIB-1508Y by the end of 1996 or early in 1997. In addition, SIBIA plans to establish corporate collaborations for advanced clinical trials and commercialization of SIB-1508Y. However, there can be no assurance that the indicated IND filing date will be achieved, if at all, or that SIB-1508Y will be successfully developed and commercialized.

     SIBIA's human protease technology is directed at the discovery and development of therapeutic compounds for Alzheimer's and other neurodegenerative diseases. Specifically, the Company's technology focuses on the compounds that control the degradative proteases which generate amyloid -protein ("A"). A is the neurotoxic fragment of the amyloid precursor protein ("APP") and is generally understood to be the major molecular key to Alzheimer's disease. A is found at autopsy in senile plaques and in deposits surrounding the small blood vessels in brain tissue, both of which are diagnostic for Alzheimer's disease. SIBIA believes the inhibition of A formation may be broadly applicable to early- and late-onset Alzheimer's disease. SIBIA has established assays which identify the neurotoxic A fragment as well as a second critical APP processing fragment, neuroprotective APP (s). SIBIA has identified several series of small molecules which inhibit A production and enhance APP(s) levels in vitro. These proprietary compounds currently are being studied in vivo. In August 1995, SIBIA entered into a four-year collaboration agreement with Bristol-Myers Squibb to discover and develop compounds that are able to selectively modulate the processing of APP for the treatment of Alzheimer's disease.

COMPANY STRATEGY

     The Company's strategy is to utilize its two proprietary drug discovery platforms -- the human receptor/ion channel subtype technology and the human protease technology -- to discover novel, small molecule therapeutics for the treatment of CNS disorders. Key elements of the Company's strategy include:

     - Leveraging its leadership position in its proprietary human receptor/ion channel subtype and human protease technologies to discover and develop small molecule therapeutics. SIBIA pioneered the development of molecular and cellular approaches to drug discovery based on human neuronal receptor/ion channels and human proteases and has established a leadership position in these areas. SIBIA uses its advanced drug discovery technologies, including its proprietary functional assays, high throughput screening systems and combinatorial chemistry, to identify compounds for preclinical development and provide new opportunities for strategic alliances. For example, SIBIA has designed and selected SIB-1508Y for development for the treatment of Parkinson's disease.

     - Utilizing its broad portfolio of proprietary molecular targets to develop compounds that address the complete spectrum of CNS disorders. To date, SIBIA has identified over 20 human receptor/ion channel subtypes and several neuronal proteases as molecular targets and has developed corresponding cell-based functional assays for high throughput drug screening. SIBIA believes that compounds acting on these targets may have application to the treatment of a broad range of neurological, psychiatric and neurodegenerative disorders, many of which represent critical unmet medical needs. By targeting a broad range of disorders having significant market potential, the Company seeks to reduce reliance on any single program and increase its potential for successful development efforts.

     - Establishing strategic alliances to advance compounds through clinical trials and commercialization. The Company focuses on drug discovery and development and establishes collaborations with pharmaceutical or biotechnology companies for advanced development and commercialization of its drug candidates to gain access to its partners' development, regulatory and marketing expertise and resources. Currently, the Company has strategic alliances with Lilly, Ciba and Bristol-Myers Squibb.

     - Expanding its drug discovery platforms to enhance its CNS drug discovery capabilities. The Company continues to expand its portfolio of molecular targets through internal research, collaborations and, if appropriate, licensing. The Company is acquiring additional instrumentation that will increase its high throughput screening capacity several fold and is increasing its combinatorial chemistry effort for rapidly generating analogs of compounds identified in its high throughput screening program.

DRUG DISCOVERY PLATFORMS AND DEVELOPMENT PROGRAMS

     SIBIA's drug discovery platforms are based on two primary technologies in which SIBIA has established a leading scientific and proprietary position: human receptor/ion channel subtype technology and human protease technology.

     HUMAN RECEPTOR/ION CHANNEL SUBTYPE TECHNOLOGY

     The Role of Calcium in CNS Function and Disease

     The human central nervous system is a complex network of interconnected nerve cells, known as neurons, that are responsible for coordination of virtually all bodily functions, including movement and sensory perception, learning, memory and decision making. Neurons receive, conduct and transmit signals. Communication between neurons is essential to the function of the central nervous system. Dysfunction of neurons and/or communications between neurons can result in neurological disorders (e.g., epilepsy), psychiatric disorders (e.g., schizophrenia and depression) and neurodegenerative disorders (e.g., Alzheimer's and Parkinson's diseases).

     Communication between neurons occurs through complex electrical and chemical processes. Neurons communicate with each other and with target cells through the transmission and reception of molecules known as neurotransmitters. Nerve impulses in the form of voltage changes cause the release of neurotransmitters from one neuron, which then activate specific receptors on the surface of an adjacent neuron or target cell and cause a response in the receiving cell. Each different neurotransmitter interacts with a specific corresponding receptor or family of receptors and transmits primary messages between neurons that control important processes within those neurons. These processes include the regulation of secondary messenger systems that, in turn, modulate a wide array of signal transduction pathways involved in neuronal communication and survival.

     Calcium ions are one of the most important primary and secondary messengers in the nervous system. Calcium ions enter neurons through ion channels ("receptor/ion channels") which open and close (i.e., are gated) either through ligand/receptor interactions or voltage changes such as nerve impulses. These receptor/ion channels regulate many essential functions in neurons, such as the release of neurotransmitters, electrical activity, activation of enzymes and transcription of genes. The diagram below illustrates the fundamental mechanism of communication between adjacent neurons and the role of calcium ions in that process.

                       CALCIUM AND RECEPTOR/ION CHANNELS
                              IN THE NERVOUS SYSTEM

                                   [DIAGRAM]

The diagram illustrates an example of communication between two neurons at a synapse and certain roles of calcium in this process. A synapse is the point at which a nerve impulse is transmitted from one neuron to another. A nerve impulse, in the form of a voltage change, is shown passing through the presynaptic neuron terminal (from the left). As the nerve impulse reaches the presynaptic neuron terminal, the voltage change causes the opening of a pore in a specific subtype of neuronal VGCC, allowing calcium ions (Ca2+) to enter (1). This, in turn, causes the release of neurotransmitters (2) from the presynaptic neuron terminal. In this example, the released neurotransmitter glutamate traverses the interneuronal space and binds to and activates an EAAR subtype, a kind of ligand-gated ion channel, located on the postsynaptic target cell (3). The activation of the EAAR opens its channel pore allowing entry of calcium ions into the postsynaptic target cell resulting in a voltage change and propagation of the nerve impulse through this second cell. Calcium ions entering neurons through the ion channels of specific subtypes of EAARs (3) and VGCCs
(4) can also act as intracellular second messengers that regulate enzyme pathways and gene transcription. In certain presynaptic neurons, the neurotransmitter acetylcholine can activate specific NAChR subtypes (5) also resulting in entry of calcium ions and/or a voltage change leading to the opening of VGCCs (1) and subsequent release of neurotransmitters. Furthermore, a buildup of excess calcium ions in neurons can result in cell death.

     Because calcium is central to so many critical neuronal functions, the Company has identified the control of calcium levels within neurons as a key strategy for potential therapeutic intervention in many CNS disorders, including stroke, epilepsy, pain, Parkinson's disease and Alzheimer's disease and other dementias. For example, the lack of blood flow and oxygen deprivation caused by a stroke results in abnormally high concentrations of the neurotransmitter glutamate, triggering a subsequent influx of excessive calcium ions through specific receptor/ion channels into neurons. This leads to neuronal cell death and brain damage. Drugs that block the abnormal release or action of glutamate and/or the excessive calcium buildup in the neurons could represent effective stroke therapies. Another example of the role of calcium in CNS disorders can be seen in Parkinson's disease. The motor deficits associated with Parkinson's disease are the result of abnormally reduced levels of the neurotransmitter dopamine, the release of which is calcium-mediated. Drugs that activate specific receptor/ion channels to enhance the calcium-mediated release of dopamine from neurons could ameliorate the motor dysfunction in Parkinson's disease patients.

     Over approximately the past 20 years, drugs blocking calcium influx through certain receptor/ion channels have been successfully developed and commercialized for the treatment of cardiovascular diseases such as angina and hypertension. However, these existing calcium channel blockers have been either ineffective or have significant side effects when evaluated for CNS disorders. This is likely due to their lack of selectivity or activity on specific neuronal subtypes, which is typical of compounds identified by traditional drug discovery approaches. The Company believes that its technologies will permit the targeted identification of compounds that are selective for specific receptor/ion channel subtypes, enabling the discovery and development of new classes of drugs that could be more effective and have fewer side effects than existing drugs for the treatment of CNS disorders.

     Receptor/Ion Channel Subtype Technology

     Calcium ions enter neurons primarily through: (i) two receptor classes that function as ligand-gated ion channels -- NAChRs and EAARs; and (ii) VGCCs. These three classes are the major receptor/ion channel classes involved in regulating neuronal calcium. Each class is comprised of numerous structurally, anatomically and pharmacologically distinct subtypes.

     The large number and diversity of NAChR, EAAR and VGCC subtypes have only recently been established by gene cloning techniques and were unknown and virtually unmeasurable by traditional drug discovery approaches. SIBIA has pioneered the discovery and functional expression of cloned genes encoding a number of important human subtypes in these three receptor/ion channel classes. This has enabled SIBIA to characterize a large number of previously unrecognized receptor/ion channel subtypes and establish them as targets for drug discovery. SIBIA has further incorporated these molecular targets into functional cell-based assays for drug screening. The Company believes this should enable the development of novel, safe and effective therapies for CNS disorders through the identification of compounds acting only on specific neuronal subtypes to selectively control precise calcium-mediated neuronal processes.

     SIBIA's human receptor/ion channel subtype technology is based on the identification and cloning of the genes encoding for NAChRs, EAARs and VGCCs from human brain tissue, the expression of these genes in mammalian cells to afford fully functional receptor/ion channels of defined subtype and the use of these cells in in vitro functional drug screening assays. Each cell line or assay contains only a single human receptor/ion channel subtype. In contrast to traditional binding assays, these proprietary assays can quantify the functional effect of test compounds and such compounds can be identified as acting as agonists, antagonists or modulators at any functional site, known or unknown, on a specific receptor/ion channel subtype.

     SIBIA has established a leading proprietary position in drug discovery based on human receptor/ion channel subtypes. Each of the following scientific and technological developments by SIBIA was critical in building this position and has represented a significant advance:

     - SIBIA has determined that most of the functional receptor/ion channel subtypes in the three classes it has targeted are multimeric (i.e., molecular complexes of two or more proteins), and are coded for by multiple genes of considerable complexity. SIBIA has discovered, isolated and developed an extensive library of more than 50 complete genes cloned from human brain tissue coding for multiple, distinct subtypes of NAChRs, EAARs and VGCCs controlling neuronal calcium levels.

     - Because most of the receptor/ion channel subtypes are multimeric, the expression of the multiple complex genes necessary to form the functional subtypes has been a difficult technical challenge. SIBIA believes its expertise in expressing multiple genes provides an important competitive advantage. To date, SIBIA has expressed more than 20 receptor/ion channel subtypes in the NAChR, EAAR and VGCC classes in stable cell lines which have been shown to be physiologically functional. Each subtype potentially represents a novel molecular target for developing therapeutic compounds for CNS disorders. SIBIA is aggressively continuing this program and expects to express a significant number of additional subtypes in stable cell lines during 1996.

     - SIBIA has developed unique and proprietary functional cell-based assays encompassing these molecular targets and uses these assays with its proprietary high throughput screening technology to rapidly identify and select compounds for further development. SIBIA's high throughput screening technology includes proprietary technology and an automated system for the discovery and optimization of drug leads which specifically modulate the function of specific receptor/ion channel subtypes.

     SIBIA's drug discovery efforts are supported by its patent portfolio, which includes issued patents relating to all three classes of receptor/ion channels and functional screening technology. See "-- Patents and Proprietary Rights." The Company believes that the integration of its large proprietary collection of molecular targets with its proprietary assay and screening technologies provides a powerful and original drug discovery platform. See "Risk Factors -- New and Uncertain Technology."

     High Throughput Functional Screening Technology

     High throughput functional screening is a key component in SIBIA's drug discovery program. SIBIA utilizes its human receptor/ion channel subtype technology with high throughput screening in two modes: first, for the testing of large compound libraries to discover new, selective and potent series of compounds for further drug discovery efforts; and second, for the rapid characterization and profiling of selected series of compounds in order to choose lead candidates for further in vitro and in vivo study.

     SIBIA's proprietary high throughput functional cell-based assays are applicable to all of SIBIA's receptor/ion channel drug discovery programs -- NAChRs, EAARs and VGCCs. SIBIA's proprietary assays are based on the receptor/ion channel-induced changes in cellular calcium levels. In contrast to traditional binding assays, these assays also allow for simultaneous analysis of the selectivity, potency, efficacy and pharmacological nature (e.g., agonist, antagonist or modulator) of the interaction of test compounds with a specific receptor/ion channel subtype.

     Fluorescence-based Ion Assay. SIBIA's fluorescence-based ion assay technology measures changes in intracellular events (e.g., calcium concentrations) through the use of ion-sensitive fluorescent dyes. SIBIA, in collaboration with a third party, has developed a 96-well microtiter plate-imaging fluorimeter to perform functional high throughput screening. The equipment is fully automated with robotics and analyzes the fluorescent signals of all 96 wells simultaneously, rather than sequentially in a time-delayed manner. This equipment incorporates a sophisticated computer control and data capture system which allows SIBIA to perform more than 5,000 functional receptor/ion channel assays per day, as compared to less than 100 per day using traditional methods. SIBIA has contracted for a second, fully automated system that is expected to allow analysis of up to 30,000 functional receptor/ion channel assays per day.

     Transcription-based Assay. SIBIA's proprietary transcription-based assay technology measures the functional activity of test compounds on cell-surface proteins using a wide array of specifically responsive promoter-reporter gene constructs and products. SIBIA believes its proprietary transcription-based assay technology is broadly applicable to virtually any cell-surface proteins, such as receptors, that control signal transduction processes affecting gene transcription. See "-- Patents and Proprietary Rights." In addition, the Company believes that transcription-based assays have application beyond SIBIA's current receptor/ion channel subtype targets and should support the expansion of SIBIA's drug discovery efforts to other human molecular targets involved in CNS disorders. Furthermore, the Company believes this technology can also be applied to the discovery of drug candidates for the treatment of diseases outside the CNS area. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

     SUBTYPE-SELECTIVE DRUG DEVELOPMENT PROGRAM

     SIBIA is applying its human receptor/ion channel technology and utilizing its broad portfolio of proprietary molecular targets in efforts to rapidly discover small molecule therapeutics for CNS disorders. The Company believes that small molecule therapeutics may pass from the blood to the brain or spinal cord through the blood-brain barrier and thereby serve as effective agents for the treatment of certain CNS disorders. In addition, small molecules offer advantages with respect to manufacturing and compound stability. The Company focuses on the discovery and development of drug candidates and establishes collaborations with pharmaceutical companies for advanced development and commercialization of such candidates. The chart below summarizes SIBIA's current receptor/ion channel drug development programs.

                                                       DEVELOPMENT
       PROGRAM               THERAPEUTIC AREA           STATUS(1)          COMMERCIAL RIGHTS(2)
- ----------------------    ----------------------    ------------------     --------------------
NACHR AGONISTS
SIB-1508Y                 Parkinson's Disease,         Preclinical               SIBIA
                          Attention Deficit
                          Disorders
SIB-1553A series          Dementia                   Lead identified             SIBIA
                          (Alzheimer's and
                          Parkinson's Diseases)
NAChR Subtype-            Schizophrenia,                Discovery                SIBIA
Selective Agonists        Attention Deficit
                          Disorders, Chronic
                          Pain, Eating Disorders
EAAR ANTAGONISTS
SIB-1757 series           Epilepsy                   Lead identified         Ciba/SIBIA(3)
NMDA, Non-NMDA            Stroke, Epilepsy,             Discovery            Ciba/SIBIA(3)
Ionotropic and            Head Trauma
Metabotropic
Antagonists
VGCC ANTAGONISTS
VGCC Subtype-             Stroke, Epilepsy,             Discovery           Lilly/SIBIA(4)
Selective Antagonists     Chronic Pain

- ---------------
(1) "Preclinical" indicates that SIBIA is conducting pharmacology testing, toxicology testing, formulation, process development and/or manufacturing scale-up prior to possible submission of an IND.
    "Lead identified" indicates that lead compounds have been discovered that meet certain criteria of the Company. Lead compounds may undergo structural modification and more extensive evaluation prior to selection of candidates for preclinical development.
    "Discovery" activities include initial research related to specific molecular targets and assay development for the identification of new lead compounds.
(2) Collaborative partners may participate in the preclinical and clinical testing phases of the drug development process and generally will assume principal responsibility for commercialization.
(3) Ciba has been granted exclusive worldwide rights to manufacture and market products discovered during the term of its agreement with SIBIA in the EAAR area and will pay certain milestones, if and when milestones are achieved, and royalties, if and when products are commercialized, to SIBIA. Upon expiration of the term of the agreement, Ciba has a right of first negotiation for a three year period with respect to compounds identified by SIBIA. See "-- Strategic Alliances."
(4) SIBIA and Lilly each have the right to independently utilize SIBIA's receptor/ion channel technology in the VGCC area. Lilly has a right of first negotiation with respect to compounds identified by SIBIA during the term of the agreement. Lilly has exclusive, worldwide rights to manufacture and market products which it discovers using SIBIA technology and will pay certain milestones, if and when milestones are achieved, and royalties, if and when products are commercialized, to SIBIA. See "-- Strategic Alliances."

     Overview of Selected CNS Disorders

     The Company is seeking to discover, design and develop receptor/ion channel subtype-specific compounds that may be used for the treatment of Parkinson's disease, Alzheimer's disease, stroke, head trauma, epilepsy, chronic pain, schizophrenia and other neurological, psychiatric and neurodegenerative disorders, many of which have large patient populations and represent critical unmet medical needs.

     Parkinson's Disease. Parkinson's disease is a progressive neurodegenerative disorder displaying motor symptoms of rigidity, akinesia and tremor and is frequently accompanied by depression and dementia. It affects an estimated 500,000 people in the United States, with about 100,000 new cases reported each year. About two-thirds of patients diagnosed with the disease are disabled within five years of diagnosis. There currently is no cure for Parkinson's disease and no treatment which stops its degenerative course. Many of the symptoms of early-stage Parkinson's disease can be treated with various drugs that mimic the action of dopamine, which is reduced in these patients. Current therapy is primarily the oral administration of L-dopa, a precursor molecule that neurons are able to convert into dopamine.

     Alzheimer's Disease. Alzheimer's disease is a neurodegenerative disorder exhibiting symptoms of memory loss, loss of language function, disorientation, inability to think abstractly, inability to care for oneself, personality change, emotional instability and behavior problems. Dementia of the Alzheimer's type currently constitutes a large and growing health problem among the elderly, and its prevalence is increasing as this segment of the population grows. Alzheimer's disease accounts for about 70% of all cases of dementia, representing about four million cases in the United States. Conservative estimates indicate that by the year 2000, there will be five to eight million cases of Alzheimer's disease in the United States. At present, there is no effective therapy that will prevent the onset of Alzheimer's disease or slow or reverse the degenerative process, and there are only a few products available for treating symptoms for Alzheimer's dementia.

     Stroke. In the United States, there are about 400,000 to 500,000 strokes suffered each year, resulting in approximately 150,000 fatalities. This makes stroke the third-leading cause of death in the United States. Almost two-thirds of the survivors of strokes are handicapped, with more than two million people in the United States now living with disabilities caused by stroke. Current therapies for stroke have limited ability to reduce the neuronal cell damage that results. Presently no effective means exist for treating or reducing the areas of the brain damaged by stroke.

     Head Trauma. About one million people in the United States suffer from the effects of head injuries, and more than 400,000 hospital admissions each year are attributed to such injuries. The economic cost of head trauma is high because of the costs of long-term rehabilitation, support services and lost income.

     Epilepsy. Over two million people in the United States suffer from epilepsy with approximately 100,000 new cases reported each year. At present, there is no cure for this disorder, and no broad-spectrum anti-epileptic is currently available. Existing symptomatic therapies produce significant adverse effects and are ineffective for approximately 15% of the epilepsy patient population.

     Chronic Pain. Pain is a complex response and is classified into two broad categories: acute and chronic. If acute pain problems are not effectively treated, they may progress to chronic states. Chronic pain is recognized as being the most frequent cause of disability in the United States and many industrialized nations. Incidence of pain in the United States exceeds 97 million cases. Major causes of chronic pain include arthritis, cancer pain, back injuries and migraine, with such causes affecting almost 60 million people in the United States.

     Schizophrenia. Schizophrenia is a group of serious mental disorders that can be classed, in terms of symptoms, into four major stereotypes: paranoid, catatonic, disorganized and undifferentiated. The patient often appears to be mentally impaired, manifesting behavior that is bizarre and inappropriate. About one percent of the world's population is affected by schizophrenia and it is estimated that about two million people in the United States suffer from the disease.

     NAChR Program

     The NAChR system is a major excitatory neurotransmitter system comprised of many different receptor subtypes, each activated by the neurotransmitter acetylcholine. Mapping and pharmacological studies have revealed that NAChR subtypes are widely but discretely distributed in the brain and appear to be associated with specific neuronal structures and functions. SIBIA focuses certain of its drug discovery and development efforts on NAChR subtypes as drug targets.

     There is strong evidence that receptors within the NAChR system are important in Parkinson's disease, Alzheimer's disease and other CNS disorders. In particular, a deficit of such receptors has been demonstrated in Alzheimer's disease and Parkinson's disease patients. Studies by the Company indicate that specific NAChR subtypes modulate the release of both dopamine and acetylcholine, each an important neurotransmitter, in specific and different brain regions. The Company believes that it is possible to develop subtype-specific NAChR drugs to ameliorate the effects of reduced concentrations of dopamine in Parkinson's patients and acetylcholine in Alzheimer's patients.

     SIBIA has identified and selected SIB-1508Y for development toward clinical studies in Parkinson's disease. In contrast to current therapies which treat only motor dysfunction, the Company believes SIB-1508Y may be effective for the treatment of motor, affective and cognitive dysfunctions of Parkinson's disease. SIB-1508Y exhibits subtype-selective NAChR agonist activity, releases dopamine, acetylcholine and norepinephrine from selected brain regions and shows activity in rodent and primate models of Parkinson's disease and in rodent models of depression and cognitive function. Preclinical data to date suggests that SIB-1508Y may be useful as a stand-alone therapeutic agent, as well as in combination with L-dopa. The Company intends to file an IND with respect to SIB-1508Y by the end of 1996 or early in 1997. SIB-1508Y may be studied in disorders other than Parkinson's disease involving cognitive dysfunction of attention and/or vigilance. SIBIA expects to establish corporate collaborations for the advanced clinical study and commercialization of SIB-1508Y, if such stages of development are reached. See "Risk Factors -- Absence of Developed Products; Early Stage of Development" and "-- Dependence on Collaborative Relationships."

     SIBIA also is seeking to develop NAChR subtype-selective compounds for other CNS disorders. In particular, it has identified the SIB-1553A series of compounds. The Company's studies indicate that these compounds, like SIB-1508Y, stimulate dopamine and acetylcholine release in specific brain regions but have a different pharmacological profile. SIBIA believes these types of compounds may have application in the symptomatic treatment of Alzheimer's and Parkinson's diseases. Furthermore, SIBIA believes that subtype-specific NAChR compounds may be useful for the treatment of other CNS disorders such as schizophrenia, attention deficit disorder, chronic pain and eating disorders. The Company has established criteria for the selection of preclinical development candidates for Alzheimer's disease derived from SIBIA's NAChR drug discovery technology and expects to identify such a candidate by the end of 1996.

     EAAR Program

     EAARs are divided into three categories: NMDA-type receptor/ion channels, non-NMDA-type receptor/ion channels and metabotropic receptors, a category of G protein-coupled receptors which do not directly flux calcium but rather function via other cellular messenger molecules. Each category is comprised of multiple subtypes that are activated by excitatory amino acid neurotransmitters such as glutamate and which have unique anatomical distributions.

     The NMDA-type and non-NMDA-type receptor/ion channel categories belong to the class of ligand-gated ion channels, and a significant number of the receptor/ion channel subtypes in these categories directly flux calcium into neurons. These receptor/ion channel subtypes are important for diverse brain functions, including memory and learning and are also implicated in neurodegenerative processes. For example, the scientific community generally agrees that glutamate is released by nerve cells subjected to ischemic conditions, as occurs during and after a stroke. Normally, excess glutamate is removed by nearby cells, but cells subjected to ischemia do not function properly and are unable to dispose of this excess glutamate. This excess glutamate binds to EAARs on adjacent nerve cells, leading to the influx of excess calcium and subsequent cell damage or cell death. The newly injured nerve cells release more glutamate, and the process repeats itself, spreading neuronal damage from cell to cell. For this reason, there is significant interest in developing subtype-selective EAAR antagonists as a potential treatment for stroke. The Company believes compounds that modulate EAARs would selectively control calcium entry into nerve cells.

     Metabotropic receptors have been less well-studied but also appear to be involved in certain CNS disorders. Clones for genes encoding a number of different and novel metabotropic EAARs have been isolated by SIBIA from human brain tissue and have been demonstrated to be functional in several types of assays. Stable cell lines containing certain of such receptors have been prepared and are being used in SIBIA's functional high throughput screening assays.

     The Company believes drugs acting at specific EAAR subtypes may have application to various CNS disorders, including stroke, epilepsy and head trauma and certain neurodegenerative diseases such as Alzheimer's, Parkinson's and Huntington's diseases. To date, developing therapeutically useful EAAR drugs has been difficult. Traditional drug discovery approaches have produced molecules with non-specific EAAR antagonist activity which generally produce many side effects. SIBIA has discovered a number of different EAAR subtypes, each with different pharmacological properties. By identifying receptor subtype-specific EAAR antagonists, the Company believes it may be possible to effectively treat certain CNS disorders without the side effects caused by non-selectively blocking multiple EAAR subtypes.

     The first EAAR gene was cloned at The Salk Institute, and SIBIA has an exclusive license to the patents relating to this landmark research. SIBIA has established a corporate collaboration with Ciba in the area of EAAR subtypes. SIBIA and Ciba are screening compounds from the Ciba library in functional EAAR subtype assays. In addition, SIBIA has identified the SIB-1757 series of subtype-specific human metabotropic receptor antagonists. Under the terms of their collaborative agreement, SIBIA and Ciba will work together to design and optimize compounds based on this series, and such compounds would then be further developed by Ciba. Based on preliminary studies, SIBIA believes that subtype-specific metabotropic receptor antagonists may provide a novel approach to the treatment of epilepsy. See "-- Strategic Alliances."

     VGCC Program

     The VGCC system is a major receptor/ion channel system involved in regulating neuronal calcium flux and excitability. VGCCs have traditionally been classified as L-, T-, N- and P-type calcium channels based on their biophysical and pharmacological properties. SIBIA's pioneering research in the characterization of VGCCs by molecular structure has led to the identification of other classes of calcium channels as well as channel subtypes within these classes, resulting in a new classification scheme. The critical role of VGCC subtypes in the function and potential dysfunction of nerve cells indicates that they may be targets for therapeutic intervention in a number of CNS disorders.

     Calcium flux through distinct VGCC subtypes at presynaptic neuron terminals controls the release of different neurotransmitters, including dopamine, acetylcholine, serotonin and glutamate. The Company believes that the ability to selectively control neurotransmitter release with subtype-selective VGCC drugs could impact many CNS disorders as follows: (i) control of dopamine release may have application in the treatment of Parkinson's disease, schizophrenia and manic-depressive disorders; (ii) control of acetylcholine release may have application in Alzheimer's disease; (iii) control of serotonin release may have application in the treatment of migraine and depression; and (iv) control of glutamate release may have application in the treatment of stroke, epilepsy and pain. Furthermore, the Company believes modulation of synaptic activity by controlling neurotransmitter release with VGCC subtype-selective drugs may prove to be a more effective approach with broader applicability than current drug therapy for CNS disorders.

     The Company currently has a collaborative agreement with Lilly related to drug discovery for VGCC subtypes. The early focus of SIBIA's collaboration with Lilly involved the subtypes of neuronal N-type VGCCs. The Lilly collaboration has been expanded to include additional VGCC subtypes. SIBIA was the first to clone and functionally express a human neuronal N-type VGCC, and the Company has filed patent applications on this and subsequent discoveries. SIBIA has generated stable mammalian cell lines which express functional VGCC subtypes and has developed these cell lines into assays that currently are being employed by both Lilly and SIBIA in efforts to discover selective drugs using high throughput screening technology. Under the terms of the collaborative agreement, Lilly and SIBIA will each seek to optimize and develop lead compounds discovered from its own screening efforts. See "-- Strategic Alliances."

     HUMAN PROTEASE TECHNOLOGY

     SIBIA has developed technology concerning the role of degradative proteases in neurodegenerative diseases and methods for controlling the activity of these proteases. Neuronal protease activity leading to degenerative processes is most notable during progressive diseases such as Alzheimer's disease and in phases of neuronal cell death which accompany acute situations such as stroke and head trauma. These proteases are generally believed to break down the neuronal cytoskeleton leading to nerve cell death and play a fundamental role in the degeneration of the nervous system. The Company believes that modulating the activity of these proteases may have a therapeutic benefit by reducing neuronal cell loss.

                           AMYLOID PRECURSOR PROTEIN
                              PROCESSING PATHWAYS

                                   [DIAGRAM]

Processing of amyloid precursor protein (APP) by specific neuronal proteases leads to the production of either the neuroprotective secreted APP(s-alpha) molecule or the neurotoxic amyloid beta-protein (A-beta) molecule. Neurotoxic A-beta is formed through the action of two successive protease cleavages on APP, the first by beta-secretase and the second by gamma-secretase. Alternatively, A-beta formation is precluded through a single protease cleavage of APP by alpha-secretase which generates neuroprotective APP(s-alpha).

     Inhibitors of the Formation of Amyloid Beta-Protein

     SIBIA's major effort within its human protease technology is currently focused on controlling degradative proteases which generate A-beta, the neurotoxic fragment of APP. A-beta, which is derived from

APP by the actions of specific proteases known as the beta- and gamma-secretases, respectively, is generally understood to be the major molecular key to Alzheimer's disease. A-beta is found at autopsy in senile plaques and in deposits surrounding the small blood vessels in brain tissue, both of which are diagnostic for Alzheimer's disease. A number of studies indicate that mutations in the APP gene are associated with early-onset familial Alzheimer's disease. The clinical presentation and histopathology of early-onset Alzheimer's disease is indistinguishable from that seen in the more prevalent late-onset Alzheimer's disease. The Company therefore believes the inhibition of A-beta formation may be broadly applicable to early- and late-onset Alzheimer's disease.

     SIBIA has conducted extensive research concerning the role of APP in Alzheimer's disease. It has developed technology related to the metabolism of APP in Alzheimer's disease and methods for controlling the formation of A-beta. The other important APP metabolic product, secreted APP(s-alpha), has been shown in in vitro and in vivo studies to have neuroprotective properties and has been shown by SIBIA to be significantly decreased in the cerebrospinal fluid of Alzheimer's disease patients. SIBIA is seeking to develop compounds which selectively modulate the enzymatic processing of APP, such that the formation of A-beta is inhibited and that of APP(s-alpha) is enhanced, which SIBIA believes could slow disease progression or possibly modify the underlying disease process. The Company believes that, to date, research in other laboratories has focused on either inhibiting the formation of A-beta or enhancing the formation of APP(s-alpha), rather than modifying both processes simultaneously.

     Other Applications

     The Company believes that the protease inhibitor technology developed as part of the A inhibitor program has applicability to other broad families of proteases which are believed to play key roles in the neuronal cell death that accompanies a variety of neurodegenerative disorders. SIBIA has established screening assays which measure the ability of selected compounds to enhance, modulate or inhibit the activity of some of these enzymes in vitro. Furthermore, SIBIA has established, through a collaborative research effort with scientists at McGill University, human neuronal cell-based assays for monitoring the effects of selected protease inhibitors on apoptosis (programmed cell death). See "-- Research Collaborations and Licenses."

     HUMAN PROTEASE DRUG DEVELOPMENT PROGRAM

     SIBIA has built an integrated drug discovery program for A-beta protein technology incorporating molecular biology, cell biology, biochemistry, pharmacology, combinatorial chemistry and medicinal chemistry. SIBIA has developed neuronal-type cell lines able to process human APP and produce APP(s-alpha) and A-beta, which are used as functional assays for compound screening and drug development. Some cell lines express APP genes which contain the mutations that give rise to familial Alzheimer's disease mentioned above. A-beta, APP(s-alpha) and other processing fragments can be detected with the use of various antibodies, and assays for these and other fragments have been developed as part of SIBIA's drug discovery program. SIBIA's sophisticated biochemical assays allow quantification of A-beta and APP(s-alpha) in biological fluids derived from cultured cells, animals (normal and transgenic mice) and sporadic and familial Alzheimer's patients. The Company believes the assays, and the ability to biochemically evaluate the effect of test compounds on APP processing in biological systems, and potentially in patients in clinical trials, provide it a significant competitive advantage.

     SIBIA has identified several series of small molecules which inhibit A-beta production in vitro. The assay technology, together with the lead compounds SIB-1281, SIB-1323 and SIB-1405 (beta-secretase and gamma-secretase inhibitors) formed the basis for the SIBIA/Bristol-Myers Squibb collaboration. See "-- Strategic Alliances." The most advanced inhibitor, SIB-1281, is now being evaluated in a battery of functional assays, including assays which test the ability of drug candidates to block A-beta production in transgenic mice which are able to process human APP to A-beta.

STRATEGIC ALLIANCES

     Strategic alliances with major pharmaceutical and biotechnology companies are an integral part of SIBIA's business strategy. To date, SIBIA has established collaborative agreements with Lilly, Ciba and Bristol-Myers Squibb. There can be no assurance that the Company will maintain its existing collaborative arrangements or establish any additional collaborative arrangements or that such future relationships, if established, or its current relationships will result in marketable pharmaceutical products. See "Risk Factors -- Dependence on Collaborative Relationships."

     Eli Lilly and Company

     In May 1992, SIBIA entered into a collaborative agreement with Lilly under which Lilly agreed to fund research for three years to develop and utilize SIBIA's receptor/ion channel technology in the area of neuronal VGCCs for the discovery of drugs that interact with such molecular targets. Coincident with the original collaborative agreement, Lilly made a $4,000,000 equity investment in SIBIA. In May 1995, the scope of this collaborative agreement was expanded to include additional neuronal VGCC subtypes and to increase the Lilly milestone payment obligations to SIBIA, and the term of the collaboration agreement was extended for an additional two years. Under the agreement, both parties jointly conduct research to develop the receptor/ion channel technology to identify therapeutics based on VGCCs and can utilize this technology for this purpose independently. During the extended term of the collaboration agreement, SIBIA will continue to work exclusively with Lilly in the area of neuronal VGCCs and Lilly will provide funding to support research at SIBIA. SIBIA retains the rights to use the program technology for its own drug discovery efforts and may screen molecules from other sources against VGCC subtypes and pursue development of these molecules, subject to Lilly's right of first negotiation with respect to such molecules discovered during the extended term of the collaboration agreement. Upon expiration of the term of the collaboration, Lilly retains non-exclusive rights to utilize certain of SIBIA's VGCC technology. Lilly has been granted exclusive worldwide rights to manufacture and market products Lilly discovers using SIBIA's VGCC technology, and SIBIA is entitled to receive milestone payments at certain stages of the development of product candidates, if any are identified, and royalties on sales of products that are developed, if any are ever developed. Either party may terminate the collaboration agreement upon six months' prior written notice, which may be provided at any time after May 1996, or at any time pursuant to standard early termination provisions (such as material breaches).

     The Company has recently entered into discussions with Lilly regarding a proposed amendment of its agreement with Lilly. As currently in effect, the Company's agreement with Lilly expires pursuant to its terms in May 1997. The Company anticipates that an amendment to the current agreement will be made that would reduce the level of funding effective in November 1996, but may extend the term of support one or more years. The Company also anticipates that under an amendment to the current agreement Lilly may increase its utilization of the Company's drug discovery technology for high-volume compound screening. However, until its current agreement with the Company is amended, Lilly can terminate such agreement and its collaboration with the Company upon six months' prior written notice, which may be given at any time after May 1, 1996.

     CIBA-GEIGY Limited

     In October 1992, SIBIA entered into a three-year collaborative agreement with Ciba which has been extended through September 1998 to develop and utilize SIBIA's receptor/ion channel technology in the area of EAARs for the discovery of drugs that interact with such molecular targets. Ciba has been granted exclusive worldwide rights to manufacture and market products it or SIBIA discovers using the program technology during the collaboration and SIBIA is entitled to receive milestone payments at certain stages of the development of product candidates, if any are identified, and royalties on sales of products that are developed, if any are ever developed. During the term of the collaboration agreement, SIBIA will work exclusively with Ciba in the area of EAARs, and Ciba has an exclusive license during the term of the collaboration agreement to use SIBIA's receptor assay technology. Upon expiration of the collaboration agreement, SIBIA retains the rights to use the program technology for its own drug discovery efforts and may screen molecules from other sources against EAARs and pursue development of these molecules, subject to Ciba's right of first negotiation with respect to such molecules discovered during the three years following expiration of the collaboration agreement. The collaboration agreement may be terminated by either party upon six months' prior written notice, which may be provided at any time beginning March 1997, or at any time pursuant to standard early termination provisions (such as material breaches and certain changes in control). Pursuant to the extended agreement, Ciba will provide $500,000 to fund certain capital expenditures (which may be credited against future milestone payments) and has agreed to purchase $7,500,000 of equity from SIBIA, $5,000,000 of which will be purchased at the closing of this offering.

     On March 7, 1996, Ciba and Sandoz Ltd. announced that they had reached an agreement to merge. The Company cannot predict the impact such merger will have on the Company's collaboration with Ciba, and there can be no assurance that the new combined entity will continue its collaboration with the Company or that it will continue its current level of commitment to such collaboration.

     Bristol-Myers Squibb Company

     In August 1995, SIBIA entered into a collaborative agreement with Bristol-Myers Squibb under which Bristol-Myers Squibb agreed to fund research for a minimum of four years to discover and develop compounds able to selectively modulate the processing of APP for the treatment of Alzheimer's disease and related neurodegenerative disorders. During the joint research effort, neither SIBIA nor Bristol-Myers Squibb may enter into any other third-party agreements directed toward the discovery and development of products for use in the area of APP metabolism. In addition, Bristol-Myers Squibb has the sole discretion to determine which compounds, if any, it will pursue to develop. Under the terms of the agreement, all preclinical and clinical development of lead compounds will be undertaken by Bristol-Myers Squibb. SIBIA shall have the right of first negotiation to obtain a license to certain compounds discovered during the collaboration in the event Bristol-Myers Squibb elects not to pursue the development of such compounds. Pursuant to the collaborative agreement, except with regard to SIBIA's assay technology, SIBIA has granted to Bristol-Myers Squibb an exclusive, worldwide, royalty-bearing license to commercialize products arising out of the collaboration. Furthermore, upon the termination of the collaboration, SIBIA and Bristol-Myers Squibb have granted to one another non-exclusive licenses to the other's assay technology for the discovery and development of new compounds. The agreement may not be terminated prior to August 1999 without the parties' mutual consent, except pursuant to standard early termination provisions (such as material breaches and certain changes in control).

     Coincident with the collaborative agreement, Bristol-Myers Squibb made an equity investment in the amount of $7,000,000 and paid a license fee of $3,000,000. Bristol-Myers Squibb is also obligated to make a further equity investment of $6,000,000 upon the initiation of clinical trials relating to any product developed from the collaboration, but not before January 1, 1997. In addition to research funding, SIBIA is entitled to receive certain milestone payments at certain stages during the development of product candidates, if any are identified. Bristol-Myers Squibb will also pay SIBIA royalties on net sales of products resulting from the joint research, if any are ever developed.

RESEARCH COLLABORATIONS AND LICENSES

     Research collaborations with academic groups are also an integral part of SIBIA's strategy because the Company believes that they enhance its leadership position. Selected collaborations are described below.

     The Salk Institute for Biological Studies

     In 1988, SIBIA entered into a license agreement with The Salk Institute on a number of NAChR subunit clones on which two U.S. patents have recently issued. This agreement was amended in March 1996 such that the license to the issued U.S. patents and related patent applications became an exclusive worldwide license. Pursuant to the agreement, as amended, SIBIA is obligated to pay royalties to The Salk Institute on sales of products resulting from The Salk Institute's NAChR technology. In addition, the Company is required to make minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

     In 1990, SIBIA entered into a three-year agreement with The Salk Institute in the area of EAARs. This agreement provided for the support of research at The Salk Institute by SIBIA and the transfer of research materials and research results in the EAAR area from The Salk Institute to SIBIA. SIBIA also received an exclusive worldwide license to certain EAAR-related patents and patent applications held by The Salk Institute. The agreement was amended in March 1996. Pursuant to the agreement, as amended, the Company is required to make certain annual minimum royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

     McGill University

     SIBIA is collaborating with Dr. Andrea LeBlanc, Department of Neurology and Neurosurgery at the Bloomfield Center for Research in Aging at McGill University, to characterize the activities of certain of SIBIA's proprietary APP processing modulators in human neuronal and astrocytic cultures by determining their effects on the generation of APP processing products.

     The Rockefeller University

     SIBIA is collaborating with Dr. Rong Wang, a researcher in the Mass Spectrometry Laboratory at Rockefeller, on the detection and quantitation of A and related APP processing fragments in tissue culture, cerebrospinal fluid and plasma samples.

     Mt. Sinai School of Medicine

     SIBIA is collaborating with Dr. John Morrison, Professor and Co-Director, Dr. Arthur M. Fishberg Research Center for Neurobiology, the Mt. Sinai School of Medicine, on the preparation of antibodies against EAAR subtypes and the use of these antibodies to map the receptor subtype distribution in the human brain.

     University of Chicago

     SIBIA is collaborating with Dr. Richard J. Miller, Professor, Department of Pharmacology and Physiological Sciences, University of Chicago, on the biophysical and pharmacological characterization of certain VGCC subtypes.

     University of Bristol, England

     SIBIA is collaborating with Professor Timothy Gallagher, School of Chemistry, University of Bristol, on the design and synthesis of novel derivatives of a naturally occurring nicotinic acetylcholine agonist. Professor Gallagher's work complements and expands SIBIA's internal drug discovery program in this area.

PATENTS AND PROPRIETARY RIGHTS

     The Company's policy is to file patent applications to protect technology, inventions and improvements that are important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. Since its inception, SIBIA has been granted 25 U.S. and foreign patents and it has a total of approximately 120 pending U.S. and foreign applications.

     SIBIA has 34 pending applications for U.S. patents on its technology relating to drug discovery for various CNS diseases and disorders. Fifteen of the currently pending U.S. patent applications cover the composition or use of VGCC genes and the encoded subtypes. SIBIA has two issued patents which include claims to DNAs encoding key structural components of VGCCs which can be utilized in assays to identify compounds that modulate VGCC function. SIBIA also has a U.S. patent which covers an assay method for the identification of modulators of VGCCs containing an (1C), (1D) and/or (2) subunit, singly or in combination. SIBIA has recently been notified of the intent to grant a European patent covering DNA encoding VGCC (2) subunits and cells expressing the same.

     Seven of SIBIA's pending U.S. patent applications cover the composition or use of human NAChR genes and encoded subtypes. SIBIA also holds an issued patent with claims to DNAs encoding key structural components of NAChRs. In addition, SIBIA has an exclusive license from The Salk Institute to DNAs encoding various NAChR subunits.

     Within the EAAR class, SIBIA is actively pursuing three U.S. patent applications covering human NMDA receptor genes and encoded subtypes and three U.S. patent applications covering human metabotropic EAAR genes and encoded subtypes that were filed in connection with ongoing research. Recently, SIBIA received a Notice of Allowance from the United States Patent and Trademark Office ("PTO") to claims covering DNAs encoding human metabotropic receptors mGluR1b, mGluR2, mGluR3 and mGluR5a-c and cells containing the same. SIBIA also has an exclusive license from The Salk Institute to DNAs encoding various NMDA- and non-NMDA-type ligand-gated EAA receptor/ion channel subtypes.

     Several of SIBIA's U.S. patent applications relate to functional screening techniques that can be utilized in conjunction with receptor/ion channel compositions for identifying potential drugs for the treatment of CNS disorders. Two issued patents cover methods and compositions for identifying receptor-modulating compounds based on detection of reporter gene transcription in recombinant cell systems. In addition, six patent applications cover fluorescence-based automated systems for high throughput functional screening of receptor-modulating compounds.

     Additionally, SIBIA has eleven U.S. patent applications covering the composition or use of compounds which modulate the activity of NAChRs for the treatment of diseases involving these receptors. Twelve applications have been filed to cover the composition or use of compounds that modulate the processing of proteins implicated in Alzheimer's disease.

     Applications for foreign patents corresponding to the majority of the above described U.S. applications covering receptor compositions and uses and screening technologies have also been filed.

     The patent positions of pharmaceutical and biotechnology firms, including SIBIA, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, the Company does not know whether any more of its applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until a patent issues, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the PTO to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. Similarly, the Company may have to participate in opposition proceedings with respect to granted European patents. The Company is aware of a third-party patent application that may elicit an interference proceeding with one of the Company's patent applications in the PTO. In addition, the Company believes that certain claims in three of its other patent applications may elicit such proceedings as well. Further, the Company currently is opposing an issued patent of a third party in Europe. There can be no assurance that the Company will prevail in these proceedings. Also, there can be no assurance that the validity of the Company's patents, if issued, would be upheld by a court of competent jurisdiction. An adverse outcome in patent prosecution or in litigation with respect to the validity of any of the Company's patents could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology.

     In addition, the recombinant Pichia pastoris yeast expression system developed at SIBIA is protected by several patents that have issued to Phillips Petroleum. These patents include claims to key Pichia gene regulatory elements, marker genes and transformation methods that form the basis of the recombinant expression system. SIBIA retains full rights to the general expression system protected by these patents but does not have the right to sublicense this technology. SIBIA has filed numerous applications and has been granted five U.S. patents pertaining to Pichia-based recombinant systems for the production of certain proteins including human epidermal growth factor, human IGF-1 and aprotinin. SIBIA also has patents and patent applications in other areas such as therapeutic peptides, bioagriculture and vaccine-related technology. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

COMPETITION

     Competition to develop drugs to treat CNS disorders is intense and expected to increase as knowledge and interest in the disorders addressed by the products the Company is seeking to develop increases. The Company's most significant competitors are fully integrated pharmaceutical companies and established biotechnology companies. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. In addition, the Company faces competition from academic institutions, governmental agencies and other public and private research organizations which conduct research, seek patent protection, and establish collaborative arrangements for product and clinical development and marketing. Furthermore, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel.

     Many of the Company's competitors have substantially greater financial, technical and human resources than the Company and have significant products approved or in development. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new pharmaceutical products and in obtaining FDA approval for products more rapidly than the Company. The Company has not conducted clinical trials with respect to any of its compounds under development and has not sought the approval of the FDA for any product based on such compounds. Furthermore, if the Company is permitted to commence commercial sales of products that it may develop, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has no experience.

     Any product that the Company may succeed in developing, and for which it gains regulatory approval, must then compete for market acceptance and market share. For certain of the Company's potential products, an important competitive factor will be the timing of market introduction. Accordingly, the Company expects that the relative speed with which companies can develop products, complete the clinical testing and approval processes and supply commercial quantities of the product to the market will be important competitive factors. With respect to clinical testing, competition may delay progress by limiting the number of clinical investigators and patients available to test the Company's potential products.

     In addition to the above factors, competition is based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, price, patent position and reimbursement coverage. See "Risk Factors -- Intense Competition; Rapid Technological Change."

MANUFACTURING

     The Company currently has no manufacturing facilities for clinical or commercial production of any compounds currently under development or the manufacture and distribution of products that may be developed. The Company is currently relying on third-party manufacturers to produce its compounds for preclinical and clinical purposes. Furthermore, the compounds under development by the Company have never been manufactured on a commercial scale and may not be able to be manufactured at a cost or in quantities to make commercially viable products.

     The Company intends to establish arrangements with third-party manufacturers to supply compounds for preclinical and clinical trials and commercial sales of products that may be developed, as well as for the packaging, labeling and distribution of such products. If the Company is unable to contract for a sufficient supply of its compounds on acceptable terms, the Company's preclinical and clinical testing schedule would be delayed, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which would have a material adverse effect on the Company's business. If the Company should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute products that it may develop, market introduction or penetration of such products would be adversely affected. See "Risk Factors -- No Manufacturing or Marketing Capability; Reliance on Third-Party Manufacturers and Marketers; Absence of Sales and Marketing Experience."

SALES AND MARKETING

     The commercialization of products, such as those that may be developed by the Company, is an expensive and time-consuming process. The Company has no experience in sales, marketing or distribution. In order to market directly any products that the Company may develop, the Company must develop a marketing and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may seek to obtain the assistance of a pharmaceutical or biotechnology company with a large distribution system and a large direct sales force. See "Risk Factors -- No Manufacturing or Marketing Capability; Reliance on Third-Party Manufacturers and Marketers; Absence of Sales and Marketing Experience."

GOVERNMENT REGULATION

     The manufacturing and marketing of pharmaceutical products in the United States requires the approval of the FDA under the federal Food, Drug and Cosmetic Act. Similar approvals by the comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards that apply to the preclinical and clinical testing, manufacture and marketing of pharmaceutical products. Obtaining FDA approval for a new therapeutic takes several years and involves substantial expenditures. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities.

     As an initial step in the FDA regulatory approval process, preclinical studies are typically conducted in animal models to assess a drug's efficacy and to identify potential safety problems. The results of these studies are submitted to the FDA as part of an IND, which is filed to comply with FDA regulations prior to beginning clinical trials.

     Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into healthy human subjects, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies in a limited patient population to (i) assess the potential of the drug for specific, targeted indications; (ii) evaluate dosage tolerance and optimal dosage; and (iii) identify possible adverse effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. Data from clinical trials are submitted to the FDA in a New Drug Application ("NDA") or Product License Application ("PLA"). Preparing an NDA or PLA involves considerable data collection, verification, analysis and expense.

     The testing and approval process requires substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The time period required for NDA review and approval may be affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review period. The FDA may ask one of its advisory committees to aid in its assessment of the drug. All of these factors may delay marketing approval. The FDA may also require post-marketing testing to monitor for adverse effects, which can involve significant expense. FDA approval is limited to specified indications. Moreover, the product label and promotional labeling and prescription drug advertising are highly regulated by the FDA under the federal Food, Drug and Cosmetic Act. In order to permit promotion of the approved product for indications not included in the scope of the original approval, further clinical trials and FDA approval may be necessary.

     NDA approval requires, among other things, that the prospective manufacturer's quality control and manufacturing procedures conform to GMP regulations. All manufacturing facilities, whether foreign or domestic, may be subjected to a pre-NDA approval inspection. Additionally, domestic manufacturing facilities are subject to biennial FDA inspections and foreign manufacturing facilities are subject to periodic inspection by foreign regulatory authorities as well as by the FDA where the FDA has a reciprocal inspection agreement with the foreign regulatory authorities.

     For clinical investigation and marketing outside the United States, the Company also is subject to foreign regulatory requirements governing clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. The Company's approach to the European regulatory process involves the identification of respected clinical investigators in the member states of the European Economic Community ("EEC") to conduct clinical studies. The Company intends to design these studies to meet both FDA and EEC standards. Provided regulatory harmonization is finalized in the EEC, these studies are designed to develop a regulatory package sufficient for multi-country approval in the Company's European target markets without the need to duplicate studies for individual country approvals. This approach also takes advantage of regulatory requirements in some countries, such as in the United Kingdom, which allow Phase I studies to commence after appropriate toxicology and preclinical pharmacology studies but prior to formal regulatory approval.

     By the end of 1996 or early in 1997, the Company intends to file an IND with respect to SIB-1508Y for the treatment of Parkinson's disease. However, there can be no assurance that the Company will meet this intended filing date, if at all. See "Risk Factors -- Absence of Developed Products; Early Stage of Development."

EMPLOYEES

     As of December 31, 1995, the Company employed 89 full-time employees, 28 of whom hold Ph.D. degrees. Eighty employees are engaged in research and development activities and nine are employed in finance and general administrative activities. As the Company expands its operations after this offering, the Company will hire additional personnel. The Company believes that it maintains good relations with its employees.

FACILITIES

     The Company's facilities are located in La Jolla, California. The Company leases approximately 47,417 square feet of space used for laboratory and administrative purposes of which approximately 13,609 square feet is sublet. SIBIA believes that its present facility will be adequate to conduct its research activities through December 1997, when its current lease expires. The Company has an option to extend its lease for an additional five years. Management believes that it will be able to secure additional space at commercially reasonable rates during the terms of such lease, if necessary.

LEGAL PROCEEDINGS

     The Company is not involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and key employees of the Company and their ages as of December 31, 1995 are as follows:

                   NAME                      AGE                       POSITION
- -------------------------------------------  ---   ------------------------------------------------
William T. Comer, Ph.D.(1).................  59    President, Chief Executive Officer and Director
Michael M. Harpold, Ph.D. .................  46    Vice President, Research
G. Kenneth Lloyd, Ph.D. ...................  51    Vice President, Pharmaceuticals -- Biology
Ian A. McDonald, Ph.D. ....................  48    Vice President, Pharmaceuticals -- Chemistry
Michael J. Dunn............................  40    Vice President, Business Development
Thomas A. Reed.............................  39    Vice President, Finance/Administration and Chief
                                                   Financial Officer
William R. Miller(2).......................  67    Chairman of the Board of Directors
Francis H.C. Crick, Ph.D. .................  79    Director
Stanley T. Crooke, M.D., Ph.D.(3)..........  50    Director
Gunnar Ekdahl(2)...........................  53    Director
Frederick B. Rentschler(3).................  57    Director
James D. Watson, Ph.D.(2)..................  67    Director

- ---------------
(1) Member of the Non-Officer Stock Option Committee.

(2) Member of the Compensation and Stock Option Committee.

(3) Member of the Audit Committee.

     Dr. Comer has been President, Chief Executive Officer and a Director of SIBIA since April 1991. Prior to joining SIBIA, Dr. Comer worked for Bristol-Myers Squibb for nearly 30 years in various scientific and management positions. He served as Executive Vice President, Science & Technology, and then President, Pharmaceutical Research & Licensing, at Bristol-Myers Squibb from April 1989 until April 1990. Thereafter, he served as Senior Vice President, Strategic Management -- Pharmaceuticals and Nutritionals at Bristol-Myers Squibb until March 1991. Dr. Comer received a B.A. degree from Carleton College and a Ph.D. in Organic Chemistry and Pharmacology from the University of Iowa. Dr. Comer is currently a director of Houghten Pharmaceuticals, Inc., Cytel Corporation and the University of California, San Diego ("UCSD") Cancer Center Foundation. He is also a member of the Governor's Council on Biotechnology, the University of California Breast Cancer Research Council and the UCSD Industrial Advisory Committee for the Department of Chemistry.

     Dr. Harpold has been Vice President, Research since 1986 and was a founding member of SIBIA's scientific staff and Research Director from 1981 to 1986. From 1979 to 1981, he was Assistant Professor of Biochemistry at the University of Southern California School of Medicine and Member of the Kenneth Norris, Jr. Comprehensive Cancer Center. Dr. Harpold received a B.S. degree from Texas Christian University and a Ph.D. in Developmental and Molecular Cell Biology from Tulane University and was a Helen Hay Whitney Research Fellow at The Rockefeller University from 1976 to 1979.

     Dr. Lloyd has been Vice President, Pharmaceuticals -- Biology since 1994. He joined SIBIA in October 1992. He received his B.S. and M.S. degrees from McGill University and a Ph.D. from the University of Toronto. He then held a postdoctoral position at F. Hoffman La Roche & Co. Ltd. in Basel, Switzerland. In 1977, Dr. Lloyd moved to Synthelabo S.A. where he held various management positions culminating with six years as Associate Director, Biology with responsibility for CNS, cerebrovascular, bronchopulmonary, gastrointestinal and inflammation research. From 1990-1992, Dr. Lloyd was Assistant Vice President of Research and Director of Research (U.K.) for Wyeth-Ayerst Research.

     Dr. McDonald has been Vice President, Pharmaceuticals -- Chemistry since 1994. He joined SIBIA as Director of Chemistry in February 1993. He received his B.S. degree and Ph.D. from the School of

Chemistry, the University of Western Australia. He completed his postdoctoral studies at the Organic Chemistry Institute of the University of Zurich, Switzerland. He has held senior scientist positions at the State Health Laboratory Service in Perth, Australia, at the Australian National University; the Centre de Recherche Merrell International, Strasbourg, France; and he was a Group Leader and Senior Research Scientist, Marion Merrell Dow Research Institute (formerly Merrell Dow), Cincinnati, Ohio during the period July 1985 to February 1993.

     Mr. Dunn has been with SIBIA since the Company's inception. He has been Vice President, Business Development since August 1995. From 1992 to 1995, he was Director, Business Development and was Manager of Business Development from September 1991 to April 1992. He received a B.A. degree from the University of Chicago and an M.B.A. degree from the University of San Diego.

     Mr. Reed has been with SIBIA since the Company's inception. He has been Vice President, Finance/Administration and Chief Financial Officer since August 1995. From 1991 to 1995, he was Director, Finance and was Manager of Business and Market Evaluation from January 1989 to April 1991. He received a B.A. degree from the University of California, Berkeley and an M.B.A. degree from the University of San Diego.

     Mr. Miller has been a Director since August 1991 and Chairman of the Board of Directors since August 1992. In January 1991, he retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb; he had been a director of Bristol-Myers Squibb since 1985. Mr. Miller served as Chairman of the Board of the Pharmaceutical Manufacturers Association from 1986 until 1987 and was Vice President and a member of the council of the International Federation of Pharmaceutical Manufacturers Associations from 1988 until 1990. Mr. Miller is a member of the Board of Trustees of the Cold Spring Harbor Laboratory and is a director of Isis Pharmaceuticals, Inc., St. Jude Medical, Inc., Westvaco Corporation and several private companies. In addition, Mr. Miller serves as Chairman of the Board of Directors of Vion Pharmaceuticals, Inc. (formerly OncoRx).

     Dr. Crick has been a Director since November 1994. Dr. Crick is President Emeritus of The Salk Institute. Dr. Crick is also the J.W. Kieckhefer Distinguished Research Professor at The Salk Institute and Adjunct Professor of Psychology at UCSD. Dr. Crick majored in physics at University College, London. In 1949, he joined the Medical Research Council Unit in the Cavendish Laboratory at Cambridge University as a Laboratory Scientist. He received a Ph.D. from Cambridge University in 1954. In 1961 he became a founding member of the Medical Research Council's Laboratory of Molecular Biology at Cambridge. With three other scientists (Dr. Maurice Wilkins, the late Dr. Rosalind Franklin at King's College, London, and Dr. James Watson), Dr. Crick was responsible in 1953 for the discovery of the molecular structure of deoxyribonucleic acid ("DNA") -- the biological structure which makes possible the transmission of inherited characteristics. Dr. Crick was elected a Fellow of The Royal Society in 1959. He is a foreign member of several national academies including the U.S. National Academy of Sciences. In 1960, he was a recipient of an Albert Lasker Award of the American Public Health Association for work in medical research. The following year he was awarded the Prix Charles Leopold Mayer of the French Academy of Sciences and the Research Corporation Award. In 1962, he received the Gairdner Award of Merit for outstanding medical research from the Gairdner Foundation in Toronto, which was followed by the Nobel Prize for Physiology or Medicine, shared with Professors Watson and Wilkins. In 1992, he received the Order of Merit from the Queen of England.

     Dr. Crooke has been a Director since April 1992. He is the founder of Isis Pharmaceuticals, Inc. and has been its Chief Executive Officer since its inception in January 1989 and its Chairman of the Board of Directors since February 1991. From 1980 until January 1989, Dr. Crooke was employed by SmithKline Beckman Corporation, most recently as President of Research and Development of SmithKline & French Laboratories. Dr. Crooke received a Ph.D. and an M.D. degree from Baylor College of Medicine. He is a director of GeneMedicine, Inc. and the Biotechnology Industry Organization and is Adjunct Professor of Pharmacology at the Baylor College of Medicine and UCSD.

     Mr. Ekdahl has been a Director since 1995. He was appointed Chairman of the Board of Skandigen AB in 1995. Mr. Ekdahl has extensive experience with Swedish finance and investment companies and was President and Chief Executive Officer of Latour AB from 1985 to 1992, which has controlling holdings in large Swedish industrial companies. Since 1992, Mr. Ekdahl has been active as a non-executive board member of several Swedish companies, including Chairman of Arcona AB, G&L Beijer AB, Lofbergs Lila AB, Philipson Bil AB and Skandigen AB. Mr. Ekdahl received his B.A. degree from the Stockholm School of Economics.

     Mr. Rentschler has been a Director since January 1993. Since 1990, he has been a director of several U.S. companies, including The Salk Institute. In addition, he was President and Chief Executive Officer of Northwest Airlines during 1990. From 1986 to 1987 Mr. Rentschler held several positions at Beatrice Company, the most recent being President and Chief Executive Officer. From 1980 to 1984, Mr. Rentschler was President and Chief Executive Officer of Hunt-Wesson Foods, Inc. Prior to joining Hunt-Wesson Foods, Inc., Mr. Rentschler was President and a Board member of Armour International from 1976 to 1977 and President of Armour-Dial from 1977 to 1979. Mr. Rentschler received his B.A. degree from Vanderbilt University and his M.B.A. degree from Harvard Business School. He joined The Salk Institute Board of Trustees in 1988 and has been Chairman of the Board of Trustees since November 1995.

     Dr. Watson has been a Director since July 1992. Dr. Watson was a founder of the Cold Spring Harbor Laboratory and since its inception in 1968 served as a director until his appointment as President in 1994. Prior to moving to the Cold Spring Harbor Laboratory, Dr. Watson was a member of the Department of Biology (then Molecular Biology) at Harvard University. Between 1988 and 1992, he directed the National Center for Human Genome Research at the National Institutes of Health. In 1962, Dr. Watson, along with Dr. Crick and Dr. Wilkins, was awarded the Nobel Prize in Physiology or Medicine for discovering the structure of DNA. Dr. Watson has won numerous awards in addition to the Nobel Prize and is a member of the U.S. National Academy of Sciences, the Royal Society in London, the Danish Academy of Arts and Sciences and the Academy of Sciences of Russia. Dr. Watson holds a B.S. degree from the University of Chicago and a Ph.D. from Indiana University and he has also received honorary degrees from 15 colleges and universities. He is a director of the Pall Corporation and a director of Diagnostics Products Corporation.

     All members of the Board of Directors hold office until the next annual meeting of stockholders or the election and qualification of their successors. The Company's Certificate of Incorporation provides that the authorized number of directors may only be changed by resolution of the Board of Directors. The authorized number of directors is currently set at seven. The Company's Certificate of Incorporation provides that directors may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock and without cause by the affirmative vote of the holders of at least 66 2/3% of the Common Stock.

     The directors are eligible to be granted stock options under the Company's stock option plans. See "-- Stock Plans." In 1995, Stanley T. Crooke, Francis H.C. Crick, Frederick B. Rentschler, and James D. Watson were each granted options to purchase 11,750 shares of Common Stock and William R. Miller was granted options to purchase 17,625 shares of Common Stock. These options were non-qualified stock options having an exercise price of $1.23 per share and expire in December 2000.

     Non-employee directors of the Company receive an annual retainer of $15,000, with the Chairman of the Board receiving $25,000, and are reimbursed for certain expenses for each Board and committee meeting attended. Non-employee directors are also entitled to receive options under the Company's Non-Employee Director Stock Option Plan. See "-- Stock Plans."

     Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the Directors, officers or key employees of the Company.

COMMITTEES

     The Board's Audit Committee consists of Dr. Stanley T. Crooke and Mr. Frederick B. Rentschler. The functions of the Audit Committee are to recommend the selection of independent accountants to the Board of Directors, to review the scope and results of the year-end audit with management and the independent accountants and to review the Company' s accounting practices and its systems of internal accounting controls.

     The Board's Compensation and Stock Option Committee consists of Mr. Miller, Mr. Ekdahl and Dr. Watson. The functions of the Compensation and Stock Option Committee are to review and approve the salaries, bonuses and other benefits payable to the Company's executive officers and to administer the Company's stock option and employee stock purchase plans.

     The Board's Non-Officer Stock Option Committee consists of William T. Comer as the sole member of such committee. The function of the Non-Officer Stock Option Committee is to review and approve stock option grants under the Company's 1996 Equity Incentive Plan in accordance with guidelines approved by the Board to eligible persons under the plan that are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, by reason of their status as an officer, director or stockholder of the Company.

SCIENTIFIC ADVISORY BOARD

     SIBIA has a Scientific Advisory Board that provides consulting services to SIBIA. The Scientific Advisory Board meets as a group at least twice each year, and on an individual basis with management when so requested, to discuss research priorities and new developments. The Scientific Advisory Board consists of independent professionals with recognized expertise in relevant sciences or clinical medicine who advise the Company about present and long-term scientific planning, research and development. SIBIA's Scientific Advisory Board consists of the following persons:

     Dennis W. Choi, M.D., Ph.D., Professor and Head of Neurology at Washington University Medical School and Neurologist-in-Chief at Barnes-Jewish Hospital. Dr. Choi is a molecular neuropharmacologist and clinical neurologist, and his research is directed toward understanding the basic mechanisms which underlie brain or spinal cord injury in acute or chronic neurological disease states. In 1992 he received the Wakeman Award and in 1994 the Silvio Cone Decade of the Brain Award for his research.

     Francis H.C. Crick, Ph.D. See "-- Directors, Executive Officers and Key Employees."

     Ronald M. Evans, Ph.D., Professor and Director of the Gene Expression Laboratory and Investigator of the Howard Hughes Medical Institute at The Salk Institute. Dr. Evans' research focuses on the regulation of gene expression, with intracellular receptor systems being the primary experimental models. He is a member of the U.S. National Academy of Sciences.

     Stephen F. Heinemann, Ph.D., Professor and Director of the Molecular Neurobiology Laboratory at The Salk Institute. Dr. Heinemann's research focuses on the structure and function of brain receptors and their role in neurological diseases and mental illness. He is a member of the U.S. National Academy of Sciences.

     Lewis L. Judd, M.D., Professor and Chairman of the Department of Psychiatry, UCSD. Dr. Judd was the Director of the National Institute of Mental Health and is an acknowledged expert on neuropsychiatric diseases. He is a member of the U.S. National Academy of Sciences and the National Institute of Medicine.

     Richard J. Miller, Ph.D., Professor in the Department of Pharmacology and Physiological Sciences and member of the Committee on Neurobiology, University of Chicago. Dr. Miller is a neuropharmacologist whose current research involves different neuronal receptor/ion channel systems that flux calcium.

     Sangram Sisodia, Ph.D., Associate Professor of Pathology and Neuroscience, The Johns Hopkins University School of Medicine. Dr. Sisodia is a molecular neurobiologist who is studying the molecular basis of Alzheimer's disease.

     James D. Watson, Ph.D. See "-- Directors, Executive Officers and Key Employees."

     There is no fixed term of service on the Scientific Advisory Board; current members may resign or be removed at any time, and additional members may be appointed by SIBIA. Members do not serve on an exclusive basis to SIBIA, are not under contract with SIBIA (other than with respect to confidentiality obligations) and are not obligated to present corporate opportunities to SIBIA. To the Company's knowledge, none of the members of the Scientific Advisory Board is working on the development of a competitive product. Inventions or products developed by members of the Scientific Advisory Board who are not otherwise affiliated with SIBIA will not become SIBIA's property but will remain the member's property.

     Members of the Scientific Advisory Board generally receive a stock option grant upon joining such Board as well as $10,000 per year for their services. All members receive reimbursement for expenses incurred in traveling to and attending meetings on behalf of SIBIA. Certain members of the Scientific Advisory Board have previously received stock options under the Company's stock option plans in amounts determined from time-to-time by the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers. In addition, the Company is required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the Company on such person's behalf if it is ultimately determined that such person is not entitled to be indemnified under the Bylaws or otherwise.

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be personally liable to the Company and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Company's Certificate of Incorporation does not, however, eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the year ended December 31, 1995 by (i) the Company's Chief Executive Officer and (ii) the Company's five other most highly compensated executive officers who were serving as executive officers as of December 31, 1995 (together, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                            ANNUAL                COMPENSATION
                                         COMPENSATION                AWARDS
                                     --------------------     ---------------------      ALL OTHER
             NAME AND                 SALARY       BONUS      SECURITIES UNDERLYING     COMPENSATION
        PRINCIPAL POSITION            ($)(1)        ($)           OPTIONS(#)(2)            ($)(3)
- -----------------------------------  --------     -------     ---------------------     ------------
William T. Comer, Ph.D. ...........  $239,872     $18,000             12,925              $    936
  Chief Executive Officer and
  President
Michael M. Harpold, Ph.D. .........   179,495       9,650              7,050                   910
  Vice President, Research
G. Kenneth Lloyd, Ph.D.............   174,870       9,000              6,815                10,885(4)
  Vice President,
  Pharmaceuticals -- Biology
Ian A. McDonald, Ph.D..............   150,380       9,150              5,875                10,759(4)
  Vice President,
  Pharmaceuticals -- Chemistry
Michael J. Dunn....................    88,683       4,700             15,275(5)                445
  Vice President, Business
  Development
Thomas A. Reed.....................   100,940       5,200             15,745(5)                507
  Vice President,
  Finance/Administration and
  Chief Financial Officer

- ---------------
(1) Includes base salary and contributions made by the Company to each person's 401(k) plan account.
(2) As adjusted to give effect to the 2.35-for-1 split of the outstanding shares of Common Stock.
(3) Includes life insurance premiums paid by the Company on behalf of such person.
(4) Includes $10,000 relating to the forgiveness of certain loans made by the Company to such persons.
(5) Includes options to purchase 11,750 shares of Common Stock granted pursuant to the Change of Control Plan. See "-- Change of Control Arrangements."

CHANGE OF CONTROL ARRANGEMENTS

     In November 1994, the Company adopted a Management Change of Control Plan (the "Change of Control Plan") applicable to William T. Comer, Michael J. Dunn, Michael M. Harpold, G. Kenneth Lloyd, Ian A. McDonald and Thomas A. Reed. The Change of Control Plan was amended by the Board in December 1995 and March 1996. The Change of Control Plan, as amended, generally provides for the payment of benefits to its participants upon the occurrence of certain defined change of control events. Among the benefits provided are: (i) cash bonuses of up to 25% of annual base salary, depending on the valuation of the Company at the time of the change of control; (ii) a stock option grant to each participant; (iii) severance payments of up to two times annual base salary, depending on the participant's position with the Company at the time of a change of control; and
(iv) the payment of health insurance premiums and outplacement expenses incurred upon a change of control.

     Stock options granted under the Change of Control Plan, as amended, have an exercise price of $.85 per share and are subject to vesting, with such options being 25% vested as of the effective date of the Registration Statement ("Effective Date") and the remaining 75% vesting in three equal installments on each anniversary of the Effective Date. Such vesting will be accelerated in whole or in part upon a change of control, depending on the valuation of the Company at the time of such change of control. Under the Change of Control Plan, Dr. Comer received an option to purchase 94,000 shares of Common Stock and each of Mr. Dunn, Dr. Harpold, Dr. Lloyd, Dr. McDonald and Mr. Reed received an option to purchase 58,750 shares of Common Stock.

     Under the Change of Control Plan, a "change of control" of the Company is deemed to have occurred upon the consummation of a merger or consolidation in which the Company is not the surviving entity (other than a transaction the principal purpose of which is to change the jurisdiction of the Company's incorporation), the sale, transfer or other disposition of all or substantially all of the assets of the Company or a reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company's outstanding voting stock is transferred to holders different from those who held such stock immediately prior to such merger.

STOCK PLANS

     1996 Equity Incentive Plan. In February 1996, the Board of Directors of the Company (the "Board") adopted the Company's 1996 Equity Incentive Plan (the "1996 Plan") under which 1,513,141 shares of Common Stock are reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants. The 1996 Plan was adopted by the Board to replace the Company's 1981 Employee Stock Option Plan (the "1981 Plan") and its 1992 Stock Option and Restricted Stock Plan (the "1992 Plan," and, together with the 1981 Plan, the "Prior Plans"). The 1981 Plan terminated by its terms in 1991; provided, however, that options outstanding under the 1981 Plan will be exercisable according to their terms. The 1992 Plan will be terminated upon the closing of this offering and no further options will be issued thereunder; provided, however, that options outstanding under the 1992 Plan will be exercisable according to their terms. The 1996 Plan will terminate in February 2006, unless sooner terminated by the Board.

     The 1996 Plan permits the granting of options intended to qualify as incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees (including officers and employee directors) and options that do not so qualify ("Nonstatutory Options," and, together with Incentive Options, the "Options") to employees (including officers and employee directors) and consultants (including non-employee directors). In addition, the 1996 Plan permits the granting of stock appreciation rights (SARs) appurtenant to or independently of Options, as well as stock bonuses and rights to purchase restricted stock (Options, SARs, stock bonuses and rights to purchase restricted stock are hereinafter referred to as "Stock Awards"). No person shall be eligible to be granted Options and SARs covering more than 500,000 shares of Common Stock in any 12-month period. As of March 19, 1996, the Company has not granted any Stock Awards under the 1996 Plan.

     The 1996 Plan is administered by the Board or a committee appointed by the Board of Directors. Subject to the limitations set forth in the 1996 Plan, the Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each Stock Award, to determine whether an Option is to be an Incentive Option or a Nonstatutory Option, to establish vesting schedules, to specify the Option exercise price and the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, to specify other terms of Stock Awards. In addition, the Board has delegated to William T. Comer the authority to grant Options to persons who are not officers, directors, or holders of more than 10% of the outstanding shares of Common Stock in accordance with guidelines established by the Board.

     The maximum term of Options granted under the 1996 Plan is ten years. The aggregate fair market value of the Common Stock with respect to which Incentive Options are first exercisable in any calendar year may not exceed $100,000. Options granted under the 1996 Plan generally are non-transferable and expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's option may be exercised up to 12 months following such disability and up to 18 months following such death.

     The exercise price of Incentive Options must be equal to at least the fair market value of the Common Stock on the date of grant. The exercise price of Nonstatutory Options may be no less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of Incentive Options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such Incentive Options cannot exceed five years.

     Any stock bonuses or restricted stock purchase awards granted under the 1996 Plan shall be in such form and shall contain terms and conditions as the Board shall deem appropriate. The purchase price under any restricted stock purchase award shall not be less than 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses and restricted stock purchase awards granted under the 1996 Plan generally are non-transferable.

     As of March 19, 1996, no options or stock awards have been granted under the 1996 Plan, there are outstanding options to purchase a total of 812,184 shares of Common Stock at a weighted average exercise price of $1.23 per share pursuant to the 1992 Plan and outstanding options to purchase a total of 24,675 shares of Common Stock at a weighted average exercise price of $5.78 per share pursuant to the 1981 Plan. The exercise price of options granted under the Prior Plans has been equal to 85% of the fair market value of the Common Stock for nonstatutory stock options and 100% of the fair market value of the Common Stock for incentive stock options, as determined in good faith by the Board of Directors on the date of grant. Stock options granted under the Prior Plans generally are subject to vesting ratably over a four-year period. The term of options granted under the 1992 Plan generally is five years, while the term of options granted under the 1981 Plan is generally ten years. Stock options granted under the Prior Plans generally are non-transferable, with exceptions for the transfer of such options pursuant to a will or the laws of descent and distribution. Additionally, as of December 31, 1995, options to purchase 387,750 shares of Common Stock at an exercise price of $.85 per share were outstanding under the Change of Control Plan. See "-- Change of Control Arrangements."

     The following tables set forth information concerning individual grants of stock options, exercises of stock options, and aggregate stock options held for each of the Named Officers listed in the Summary Compensation Table above for the year ended December 31, 1995:

                             OPTION GRANTS IN 1995

                                                                                                POTENTIAL
                                                                                           REALIZABLE VALUE AT
                                  PERCENT OF                                                  ASSUMED ANNUAL
                   NUMBER OF        TOTAL                                                     RATES OF STOCK
                   SECURITIES      OPTIONS                                                  PRICE APPRECIATION
                   UNDERLYING     GRANTED TO    EXERCISE    MARKET PRICE                    FOR OPTION TERM(2)
                    OPTIONS      EMPLOYEES IN     PRICE       AT GRANT      EXPIRATION   ------------------------
      NAME         GRANTED(1)        1995       PER SHARE       DATE           DATE       0%       5%       10%
- -----------------  ----------    ------------   ---------   ------------    ----------   -----   ------   -------
William T. Comer,
  Ph.D...........    12,925           7.8%        $1.45        $ 1.45          5/8/00            $4,700   $10,100
Michael M.
  Harpold,
  Ph.D...........     7,050           4.3%        $1.45        $ 1.45          5/8/00            $2,500   $ 5,500
G. Kenneth Lloyd,
  Ph.D...........     6,815           4.1%        $1.45        $ 1.45          5/8/00            $2,500   $ 5,300
Ian A. McDonald,
  Ph.D...........     5,875           3.6%        $1.45        $ 1.45          5/8/00            $2,100   $ 4,600
Michael J. Dunn..    11,750           7.1%        $0.85        $ 1.45         12/5/05    7,000   11,300    16,200
                      3,525           2.1%        $1.45        $ 1.45          5/8/00             3,200     8,100
Thomas A. Reed...    11,750           7.1%        $0.85        $ 1.45         12/5/05    7,000   11,200    16,200
                      3,995           2.4%        $1.45        $ 1.45          5/8/00             3,600     9,200

- ---------------
(1) As adjusted to give effect to the 2.35-for-1 split of the outstanding shares of Common Stock.

(2) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Securities and Exchange Commission. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES

                                                12/31/95
                                          NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED                    IN-THE-MONEY
                                       OPTIONS AT FISCAL YEAR-END           OPTIONS AT FISCAL YEAR-END
                                   -----------------------------------     -----------------------------
              NAME                 EXERCISABLE(1)     UNEXERCISABLE(1)     EXERCISABLE     UNEXERCISABLE
- ---------------------------------  --------------     ----------------     -----------     -------------
William T. Comer, Ph.D...........      260,850             113,975          $     500        $ 107,600
Michael M. Harpold, Ph.D.........      155,394              70,206            182,000           66,700
G. Kenneth Lloyd, Ph.D...........       29,669              69,971             19,500           66,600
Ian A. McDonald, Ph.D............       24,675              68,150             16,300           65,300
Michael J. Dunn..................       25,556              64,214             36,600           64,600
Thomas A. Reed...................        2,115              64,860                200           64,800

- ---------------
(1) As adjusted to give effect to the 2.35-for-1 split of the outstanding shares of Common Stock.

     1996 Non-Employee Directors' Stock Option Plan. In February 1996, the Company adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee of directors.

     A total of 235,000 shares of Common Stock have been reserved for issuance pursuant to the exercise of options granted under the Directors' Plan. Under the terms of the Directors' Plan, each person that is elected for the first time as a director of the Company and that is not otherwise employed by the Company (a "Non-Employee Director") automatically will be granted an option to purchase 10,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) upon the date of his or her election to the Board. In addition, each person who is re-elected as a Non-Employee Director will receive an option to purchase 3,000 shares of Common Stock upon such re-election, except that (i) if such Non-Employee Director is the Chairman of the Board of Directors, such person will instead receive an option to purchase 5,000 shares of Common Stock upon such re-election and (ii) for the 1996 calendar year, such additional grants will instead be made automatically to Non-Employee Directors as of June 1, 1996 in lieu of such re-election.

     No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are 50% vested on the date of grant and become 100% vested on the date that is one year from the date of grant (so long as, with respect to such additional vesting, the optionee has continuously served as a Non-Employee Director from the date of grant through such vesting date). The exercise price of options under the Directors' Plan must be equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors' Plan are generally non-transferable. Unless otherwise terminated by the Board of Directors, the Directors' Plan automatically terminates in February 2006. As of March 19, 1996, no options have been granted under the Directors' Plan.

     Employee Stock Purchase Plan. The Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") in February 1996. The Stock Purchase Plan provides for the issuance of up to 500,000 shares of Common Stock to employees of the Company. The rights to purchase Common Stock under the Stock Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" within the meaning of Section 423(b) of the Code. The Board may suspend or terminate the Plan at any time.

     The Stock Purchase Plan provides that it shall be administered by the Board of Directors, unless such authority is delegated to a committee composed of not fewer than two members of the Board of Directors. The Board has delegated administration of the Stock Purchase Plan to the Compensation Committee of the Board. Subject to certain limitations, the Board has the authority to determine when and how rights to purchase Common Stock will be granted and the terms of each offering of such rights and to amend or revoke the rules and regulations governing the administration of the Stock Purchase Plan.

     Under the Stock Purchase Plan, all eligible employees are granted identical rights to purchase Common Stock for each Board-authorized offering under the Stock Purchase Plan. Subject to limited exceptions, any person who is employed on the date of commencement of an offering under the Stock Purchase Plan, has been an employee of the Company for a continuous period of 90 days preceding the grant and is customarily employed by the Company at least 20 hours per week and at least five months per calendar year is eligible to participate in an offering under the Stock Purchase Plan. An eligible employee participates in the Stock Purchase Plan by authorizing payroll deductions of up to 15% of such employee's "earnings" as defined in the Stock Purchase Plan. The purchase price per share at which shares are sold in an offering under the Stock Purchase Plan cannot be less than the lower of (i) 85% of the fair market value of a share of Common Stock on the commencement of an offering under the Stock Purchase Plan, or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase. Rights granted pursuant to any offering under the Stock Purchase Plan terminate immediately upon cessation of an employee's employment for any reason and the Company will distribute to such employee all of his or her net accumulated payroll deductions at such time. In general, an employee may withdraw from participation in an offering under the Stock Purchase Plan at any time during the purchase period for such offering. Rights granted under the Stock Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted. The initial offering under the Stock Purchase Plan will commence on the date of this Prospectus and terminate on April 30, 1998, with exercise dates on each October 31 and April 30 during the term of the Stock Purchase Plan.

401(K) PLAN

     The Company adopted a tax-qualified employee savings and retirement plan under Section 401(k) of the Code (the "401(k) Plan") covering all of the Company's employees who have completed one year of employment. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to 6% of their salaries, but not in excess of the statutory prescribed annual limit ($9,240 in 1995) and have the amount of such reduction contributed to the 401(k) Plan. The Company currently matches 50% of employee contributions up to 6% of an employee's salary, limited to the maximum contribution allowable for income tax purposes. Employer contributions vest proportionally over five years of service. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The 401(k) Plan may be amended or discontinued at any time by the Company.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     In October 1994, the following individuals were granted options under the Change of Control Plan to purchase shares of Common Stock at an exercise price of $.85 per share: Dr. Comer, 94,000 shares; Mr. Dunn, 47,000 shares; Dr. Harpold, 58,750 shares; Dr. Lloyd, 58,750 shares; Dr. McDonald 58,750 shares; and Mr. Reed, 47,000 shares. See "Management -- Change of Control Arrangements."

     In December 1995, in connection with their promotions to Vice President, Mr. Dunn and Mr. Reed each received an additional option under the Change of Control Plan to purchase 11,750 shares of Common Stock at an exercise price of $.85 per share. See "Management -- Change of Control Arrangements."

     In February 1996, William T. Comer, President, Chief Executive Officer and a Director of the Company, exercised an option to purchase 258,500 shares of Common Stock pursuant to the Company's 1981 Employee Stock Option Plan at an exercise price of $2.13 per share for a total purchase price of $550,000. In accordance with the terms of the 1981 Employee Stock Option Plan, such purchase price was paid in cash in the amount of $11,000 and by delivery of a full-recourse promissory note payable in the principal amount of $539,000 and bearing interest at 7% per annum. Such note is payable in full after five years and is secured by the shares of Common Stock issued upon exercise of such option.

TRANSACTIONS WITH 5% STOCKHOLDERS

     In March 1994, Ciba purchased 173,611 shares of Series A Convertible Preferred Stock of the Company at a purchase price of $14.40 per share pursuant to an agreement entered into in October 1992. Such shares will be converted into an aggregate of 407,986 shares of Common Stock upon the closing of this offering. In addition, Ciba has committed to purchase from the Company in a private placement an aggregate of $5,000,000 of shares of Common Stock at the initial public offering price (approximately 416,666 shares of Common Stock at an assumed initial public offering price of $12.00 per share) upon the closing of this offering. Immediately after the closing of this offering and the sale of the Ciba Shares by the Company, Ciba will own 997,445 shares of Common Stock (or approximately 11.3% of the total outstanding shares of Common Stock). The sale of the Ciba Shares by the Company will not be registered in the offering and will be deemed "restricted" securities within the meaning of Rule 144 under the Securities Act.

     In October 1994, Ciba and the Company entered into an agreement for the sale to Ciba by the Company of certain equipment totaling $400,000, including a license to the equipment-related software, to be used in conjunction with Ciba's EAAR technology.

     In March 1996, the Company entered into an extension of its collaboration agreement with Ciba. Under the agreement as extended, Ciba is obligated to provide to SIBIA $500,000 to fund certain capital expenditures (which may be credited against future milestone payments).

     In August 1995, the Company entered into a collaborative relationship with Bristol-Myers Squibb. In connection with the collaboration, the Company sold to Bristol-Myers Squibb in a private placement 280,000 shares of its Series C Convertible Preferred Stock (the "Bristol-Myers Squibb Shares") at a purchase price of $25.00 per share, for a total of $7,000,000. The Bristol-Myers Squibb Shares will be converted into 658,000 shares of Common Stock of the Company upon the closing of this offering, which shares will represent approximately 7.4% of the outstanding Common Stock immediately subsequent to the closing of this offering and the sale of the Ciba Shares by the Company.

     In 1988, SIBIA entered into a license agreement with The Salk Institute on a number of NAChR subunit clones on which two U.S. patents have recently issued. This agreement was amended in March 1996 such that the license to the issued U.S. patents and related patent applications became an exclusive worldwide license. Pursuant to the agreement, as amended, SIBIA is obligated to pay royalties to The Salk Institute on sales of products resulting from The Salk Institute's NAChR technology. In addition, the Company is required to make minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

     In 1990, SIBIA entered into a three-year agreement with The Salk Institute in the area of EAARs. This agreement provided for the support of research at The Salk Institute by SIBIA and the transfer of research materials and research results in the EAAR area from The Salk Institute to SIBIA. SIBIA also received an exclusive worldwide license to certain EAAR-related patents and patent applications held by The Salk Institute. The agreement was amended in March 1996. Pursuant to the agreement, as amended, the Company is required to make certain minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 19, 1996, as adjusted to reflect the 2.35-for-1 split of the outstanding shares of Common Stock effected in March 1996 and the automatic conversion of all outstanding Convertible Preferred Stock into Common Stock upon the closing of this offering and as adjusted to reflect the sale of the 2,100,000 shares of Common Stock being offered hereby and the sale of the Ciba Shares by the Company at the initial public offering price (416,666 shares assuming an initial public offering price of $12.00 per share) and assuming no exercise of the Underwriters' over-allotment option, by (i) each stockholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each Named Officer (see "Management -- Executive Compensation"); and (iv) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                     PERCENTAGE
                                                                               BENEFICIALLY OWNED(1)
                                                                   SHARES      ----------------------
                DIRECTORS, NAMED OFFICERS AND                   BENEFICIALLY    BEFORE       AFTER
                       5% STOCKHOLDERS                            OWNED(1)     OFFERING   OFFERING(2)
- --------------------------------------------------------------  ------------   --------   -----------
The Salk Institute for Biological Studies.....................     1,983,461      31.4%       22.4%
10010 North Torrey Pines Road
La Jolla, CA 92037
Skandigen AB..................................................       986,697      15.6        11.2
Norrlandsgatan 15
S- 111 43 Stockholm, Sweden
CIBA-GEIGY Limited............................................       580,779       9.2        11.3
Klybeckstrasse 141
CH-4002 Basel, Switzerland
Bristol-Myers Squibb Company..................................       658,000      10.4         7.4
Route 206 & Province Line Road
Princeton, NJ 08543
Eli Lilly and Company.........................................       276,470       4.4         3.1
Lilly Corporate Center
Indianapolis, IN 46285
William T. Comer, Ph.D.(3)....................................       289,931       4.6         3.3
Michael M. Harpold, Ph.D.(4)..................................       179,188       2.8         2.0
G. Kenneth Lloyd, Ph.D.(5)....................................        47,529      *          *
Ian A. McDonald, Ph.D.(6).....................................        42,007      *          *
Michael J. Dunn(7)............................................        41,772      *          *
Thomas A. Reed(8).............................................        42,007      *          *
William R. Miller(9)..........................................        52,875      *          *
Francis H.C. Crick, Ph.D.(10).................................        11,750      *          *
Stanley T. Crooke, M.D., Ph.D.(11)............................        35,250      *          *
Frederick B. Rentschler(12)...................................        11,750      *          *
James D. Watson, Ph.D.(13)....................................        35,250      *          *
All officers and directors as a group (11 persons)(14)........       789,309      11.7         8.5

- ---------------
  *  Represents beneficial ownership of less than one percent (1%).

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Options to purchase shares of Common Stock that are exercisable within 60 days of March 19, 1996 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentage of beneficial ownership is based on 6,318,593 shares of Common Stock outstanding as of March 19, 1996, plus any options exercisable within 60 days of March 19, 1996 by such stockholder, and 8,835,259 shares of Common Stock outstanding after completion of this offering, plus any options exercisable within 60 days of March 19, 1996 by such stockholder. Except as set forth above, the address of each person set forth above is the address of the Company appearing elsewhere in this Prospectus.

 (2) Includes the sale of the Ciba Shares by the Company at the initial public offering price (416,666 shares assuming an initial public offering price of $12.00 per share).

 (3) Includes 31,431 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

 (4) Includes (i) 136,888 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996, (ii) 23,030 shares of Series B Convertible Preferred Stock, and (iii) 15,275 shares of Series B Convertible Preferred Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

 (5) Includes 47,529 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

 (6) Includes 42,007 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

 (7) Includes 40,362 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

 (8) Includes 17,097 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

 (9) Includes 17,625 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

(10) Includes 11,750 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

(11) Includes 35,250 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

(12) Includes 11,750 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

(13) Includes 35,250 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996.

(14) Includes 442,214 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 19, 1996, as described in footnotes
     (3)-(13).

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and the provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to such documents which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

     Upon the closing of this offering and the sale of the Ciba Shares by the Company, the authorized capital stock of the Company, after giving effect to the conversion of all outstanding Convertible Preferred Stock into Common Stock and the amendment and restatement of the Company's Certificate of Incorporation, will consist of 25,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of March 19, 1996, there were 6,318,593 shares of Common Stock outstanding held of record by 105 stockholders, after giving effect to the conversion of all outstanding Convertible Preferred Stock into Common Stock and the 2.35-for-1 split of the outstanding shares of Common Stock.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering and the sale of the Ciba Shares by the Company will be, fully paid and nonassessable.

     Delaware law does not require stockholder approval for any issuance of authorized shares of Common Stock. These additional shares may be issued for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See " -- Certain Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

PREFERRED STOCK

     Upon the closing of this offering and the sale of the Ciba Shares by the Company, all outstanding shares of Convertible Preferred Stock will be converted into 1,141,656 shares of Common Stock. See Note 9 of Notes to Financial Statements for a description of the currently outstanding Convertible Preferred Stock. Following the conversion, the Company's Certificate of Incorporation will be amended and restated to delete all references to such series of Convertible Preferred Stock. Under the Certificate of Incorporation, as amended and restated upon the closing of this offering and the sale of the Ciba Shares by the Company, the Board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, and to fix the rights, designations, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the Common Stock. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without any further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. See " -- Certain Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

WARRANTS

     As of December 31, 1995, the Company had issued warrants to purchase an aggregate of 258,359 shares of Common Stock (the "Warrants"). All of such Warrants were issued in connection with the Company's acquisition of Protease Corporation in September 1991 (the "Protease Acquisition"). The Warrants may not be exercised until the Company shall have received $50,000,000 in aggregate net sales of products which incorporate the technology received under a license agreement entered into in connection with the Protease Acquisition. Such license agreement has been terminated, and the Company is no longer using such technology and does not plan to use such technology in the future. Accordingly, such Warrants are not presently exercisable, and the Company believes that they will never become exercisable.

REGISTRATION RIGHTS

     Bristol-Myers Squibb Company. Upon the closing of this offering and the sale of the Ciba Shares by the Company, Bristol-Myers Squibb, the holder of 658,000 shares of Common Stock (the "Bristol-Myers Squibb Registration Rights Shares") will be entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to that certain Investment Agreement dated August 10, 1995 (the "Agreement") among such holder and the Company. Under the terms of the Agreement, in the event the Company proposes to register any of its securities under the Securities Act for a public offering for cash, whether as a primary or secondary offering, Bristol-Myers Squibb is entitled to notice of such registration and is entitled, subject to certain limitations, to include shares in such registration. In addition, upon the later of one year after the Company's initial public offering and the conclusion of research funding by Bristol-Myers Squibb, Bristol-Myers Squibb is entitled to demand on two occasions that the Company use its best efforts to register the shares under the Securities Act pursuant to such registration method deemed most appropriate. Bristol-Myers Squibb's registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any such registration. The Company is required to bear all expenses of registration, except that Bristol-Myers Squibb is required to reimburse the Company for all expenses incurred by the Company in effecting any demand registrations.

     The Salk Institute; Skandigen AB. Upon the closing of this offering and the sale of the Ciba Shares by the Company, The Salk Institute, the holder of 1,983,461 shares of Common Stock (the "Salk Registration Rights Shares"), and its permitted transferees, and Skandigen AB, the holder of 986,697 shares of Common Stock (the "Skandigen Registration Rights Shares"), and its permitted transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Pursuant to an agreement between the Company, The Salk Institute and Skandigen AB, upon the request of The Salk Institute or Skandigen AB, the Company is required to use its best efforts to include such shares in any proposed registration statement to be filed by the Company pursuant to the Securities Act, subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration statement. The Company is required to bear all expenses in connection with the registration of such shares, except underwriters' fees and selling discounts.

     CIBA-GEIGY Limited. Upon the closing of this offering and the sale of the Ciba Shares by the Company, Ciba, the holder of 997,445 shares of Common Stock (the "Ciba Registration Rights Shares"), will be entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to that certain Stock Purchase Agreement dated September 15, 1992 between the Company and Ciba. Whenever the Company proposes to register any shares of Common Stock under the Securities Act (or pursuant to registration rights granted to holders of other securities of the Company), the Company shall use its best efforts, upon the written request of Ciba, to include in the registration statement the Ciba Registration Rights Shares. In addition, commencing with the third anniversary of the Company's initial public offering of its Common Stock or at such earlier time should the Company be obligated to file a registration statement at the demand of another stockholder, Ciba may demand that the Company file a registration statement with respect to the Ciba Registration Rights Shares. The foregoing registration rights are subject to certain conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in such registration statement. All of the expenses incurred in connection with a registration statement undertaken by the Company (except demand registration statements and excluding underwriting commissions and discounts) shall be borne by the Company.

     In addition to the foregoing registration rights, Ciba has been granted certain registration rights in connection with the sale of the Ciba Shares by the Company at the initial public offering price (416,666 shares assuming an initial public offering price of $12.00 per share) to Ciba upon the closing of this offering. The Company has agreed to use its best efforts to qualify to use Form S-3 under the Securities Act and to promptly file a registration statement on such Form upon such qualification to register for resale by Ciba, from time to time, the Ciba Shares.

     Eli Lilly and Company. Upon the closing of this offering and the sale of the Ciba Shares by the Company, under an agreement between Lilly and the Company, Lilly will be entitled to certain registration rights with respect to the registration under the Securities Act of 276,470 shares of Common Stock held by Lilly (the "Lilly Registration Rights Shares"). Whenever the Company proposes to register any shares of Common Stock under the Securities Act (or pursuant to registration rights granted to holders of other securities of the Company), the Company shall use its best efforts, upon the written request of Lilly, to include in the registration statement the Lilly Registration Rights Shares. The foregoing registration rights are subject to certain conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in such registration statement. All of the expenses incurred in connection with a registration statement undertaken by the Company (except underwriting commissions and discounts) shall be borne by the Company.

     Hafslund Nycomed Pharma AG. Upon the closing of this offering and the sale of the Ciba Shares by the Company, Hafslund Nycomed Pharma AG ("Hafslund Nycomed"), the holder of 70,500 shares of Common Stock (the "Hafslund Nycomed Registration Rights Shares"), will be entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to that certain Agreement dated October 1, 1993 between the Company and Hafslund Nycomed. Under the terms of the Agreement, in the event the Company proposes to register any shares of Common Stock for a public offering for cash, whether as a primary or secondary offering, upon the request of Hafslund Nycomed, the Company is required to use its best efforts to include the Hafslund Nycomed Registration Rights Shares in such registration statement, subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration statement. All expenses incurred in connection with a registration statement undertaken by the Company (except underwriting commissions and discounts) will be borne by the Company. The foregoing Hafslund Nycomed registration rights terminate on the earlier of October 1, 2000 and the date on which the Hafslund Nycomed Registration Rights Shares may be sold in the public market under Rule 144(k).

     Others. In addition to the foregoing registration rights, the holders of 559,089 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to an agreement between the Company and such holders. Under the terms of the agreement, upon the request of such holders, the Company is required to use its best efforts to include in any proposed registration statement to be filed by the Company pursuant to the Securities Act, subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration statement, the shares of Common Stock held by such holders. The Company is required to bear all expenses in connection with the registration of such shares, except underwriting commissions and discounts.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE
CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     General

     Certain provisions of the Delaware General Corporation Law ("DGCL") and the Company's Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. These provisions of Delaware law and provisions of the Company's Certificate of Incorporation and Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock and other rights that could adversely affect the interests of holders of Common Stock without any further vote or action by stockholders. The issuance of Preferred Stock, for example, could decrease the amount of earnings or assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock, as well as having the anti-takeover effect discussed above. See "Risk Factors -- Control by Principal Stockholders; Anti-takeover Provisions."

     Delaware Takeover Statute

     The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to such transaction, did own) 15% or more of the corporation's voting stock.

     Certificate of Incorporation and Bylaws

     The Company's Certificate of Incorporation requires that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or by the holders of at least 10% of the outstanding voting stock of the Company. The Company's Certificate of Incorporation and Bylaws also require advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at the annual meeting of stockholders. These provisions may delay stockholder approval and may preclude stockholders from bringing matters before the stockholders at an annual or special meeting, including making nominations for directors. The Company's Certificate of Incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

     The Company's Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. In addition, any vacancies on the Board of Directors, including any newly created directorships resulting from any increase in the number of directors, shall be filled only by affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Accordingly, the Board of Directors may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the Board of Directors and filling newly created directorships with its own nominees. Such provision may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

     The Company's Certificate of Incorporation and Bylaws also require that the holders of at least 66 2/3% of the voting stock of the Company must approve any amendment to either the Certificate of Incorporation or Bylaws affecting certain provisions, including the provisions described above. The provisions described above may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     First Interstate Bank of California has been appointed as the transfer agent and registrar for the Company's Common Stock.

LISTING

     The Company's Common Stock has been approved for listing on the Nasdaq National Market under the trading symbol "SIBI".

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     Upon completion of this offering and the sale of the Ciba Shares by the Company, there will be an aggregate of 8,835,259 shares of Common Stock outstanding assuming (i) no exercise of the Underwriters' over-allotment option and (ii) no exercise of outstanding options to purchase Common Stock. Of these shares, the 2,100,000 shares of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined under the Securities Act and the regulations promulgated thereunder. The remaining 6,735,259 shares of Common Stock (the "Restricted Shares") are held by officers, directors, employees and other stockholders of the Company. The Restricted Shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act.


     The Company's directors, officers and certain other stockholders, who own in the aggregate approximately 5,068,735 shares of Common Stock, have agreed not to sell (without the prior consent of Salomon Brothers Inc) for a period of 180 days after the effective date of the Registration Statement (the "Effective Date"), any of the shares of Common Stock which they will own after this offering and the sale of the Ciba Shares by the Company, but may dispose of such shares as bona fide gifts.



     Approximately 523,780 of the Restricted Shares will be eligible for sale in the public market from the Effective Date in reliance on Rule 144(k). Beginning 90 days after the Effective Date, an additional approximately 45,990 of the Restricted Shares will become eligible for sale subject to the provisions of Rule 144 and Rule 701 under the Securities Act. The remainder of the Restricted Shares held by existing stockholders will become eligible for sale at various times thereafter, subject to the provisions of Rule 144. In addition, beginning 90 days after the Effective Date, holders of then vested options to purchase approximately 501,549 shares will be entitled to exercise such options and sell such shares subject to the provisions of Rule 144 and Rule 701, and beginning 180 days after the Effective Date, an additional approximately 511,950 shares subject to vested options will be available for sale subject to compliance with Rule 701 upon the expiration of agreements not to sell such shares.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (88,352 shares immediately after this offering and the sale of the Ciba Shares by the Company) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Pursuant to a recent proposal of the Securities and Exchange Commission (the "Commission") that has not yet been adopted, the two-year holding period described in the preceding sentence would be reduced to one year. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Pursuant to a recent proposal of the Commission that has not yet been adopted, the three-year holding period described in the preceding sentence would be reduced to two years.

     Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the Effective Date. However, all officers and directors and certain other stockholders have agreed not to sell or otherwise dispose of Common Stock of the Company for the 180-day period after the Effective Date without the prior written consent of Salomon Brothers Inc. See "Underwriting."

     Within 90 days of the date of this Prospectus, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under its equity incentive plans, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing. As of December 31, 1995, options to purchase 981,266 shares of Common Stock at a weighted average exercise price of $1.49 per share were outstanding under the Company's stock option plans. Additionally, as of December 31, 1995, options to purchase 387,750 shares of the Company's Common Stock with an exercise price of $.85 per share were outstanding under the Company's Change of Control Plan.

                                  UNDERWRITING

     Upon the terms and subject to the conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Salomon Brothers Inc, Needham & Company, Inc. and Vector Securities International, Inc. are acting as representatives (the "Representatives"), and each of such Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:

                                                                               NUMBER OF
    UNDERWRITER                                                                  SHARES
    -----------                                                                ----------
    Salomon Brothers Inc ....................................................
    Needham & Company, Inc. .................................................
    Vector Securities International, Inc. ...................................
                                                                                ---------
              Total..........................................................   2,100,000
                                                                                =========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession not in excess of $
per share. The Underwriters may allow and such dealers may reallow a concession
not in excess of $          per share to certain other dealers. After the
initial public offering, the price and such concessions may be changed by the Underwriters.

     Ciba, one of the Company's collaborative partners and an existing stockholder, has committed to purchase an aggregate of $5,000,000 of shares of Common Stock in a private placement at the initial public offering price (416,666 shares assuming an initial public offering price of $12.00 per share). The sale of the Ciba Shares by the Company will not be registered in this offering or covered by the Underwriting Agreement, and the Underwriters will not receive any fee in connection with the sale of such shares. Ciba has agreed to purchase such shares upon the closing of this offering.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the Effective Date, to purchase up to 315,000 additional shares of Common Stock, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares as the number of shares of Common Stock to be purchased and offered by such Underwriter in the above table bears to the total number of shares of Common Stock initially offered by the Underwriters.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Company, its directors and certain officers and other stockholders, who will own in the aggregate 5,070,792 shares of Common Stock after the closing of this offering and the sale of the Ciba Shares by the Company, have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, for a period of 180 days after the Effective Date without the prior written consent of Salomon Brothers Inc; provided, however, that the Company may (i) issue and sell Common Stock pursuant to any stock option plan or stock purchase plan of the Company in effect at the Effective Date, (ii) issue Common Stock issuable upon the conversion of securities or the exercise of options outstanding at the Effective Date, and
(iii) issue Common Stock in connection with any corporate collaboration, strategic alliance, or technology licensing transaction, to the extent such shares are acquired for investment purposes and appropriate representations to such effect are given by the person acquiring such shares and to the extent such shares do not exceed 15% of the outstanding Common Stock as of the Effective Date.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Shares will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, the general condition of the securities market at the time of this offering and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. There can, however, be no assurance that the prices at which the Shares will sell in the public market after this offering will not be lower than the price at which it is sold by the Underwriters.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, San Diego, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The Financial Statements as of December 31, 1994 and December 31, 1995, and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

     The statements in this Prospectus under the captions "Risk
Factors -- Uncertainty Regarding Patents and Proprietary Rights" and
"Business -- Patents and Proprietary Rights" and all other disclosure in this Prospectus relating to intellectual property matters have been reviewed and approved by Brown Martin Haller & McClain and Pretty, Schroeder, Brueggemann & Clark, as experts in such matters, and are included herein in reliance upon such review and approval.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (which together with all amendments, exhibits and schedules thereto, is referred to as the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by an independent public accounting firm for each fiscal year and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                           SIBIA NEUROSCIENCES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................   F-2
Balance Sheet as of December 31, 1994 and 1995........................................   F-3
Statement of Operations for the years ended
  December 31, 1993, 1994 and 1995....................................................   F-4
Statement of Stockholders' Equity for the years
  ended December 31, 1993, 1994 and 1995..............................................   F-5
Statement of Cash Flows for the years ended
  December 31, 1993, 1994 and 1995....................................................   F-6
Notes to Financial Statements.........................................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
  Stockholders of SIBIA Neurosciences, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of SIBIA Neurosciences, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/  PRICE WATERHOUSE
PRICE WATERHOUSE LLP
San Diego, California
March 19, 1996

                           SIBIA NEUROSCIENCES, INC.

                                 BALANCE SHEET

                                                                                       PRO FORMA
                                                                                  STOCKHOLDERS' EQUITY
                                                          DECEMBER 31,             UNAUDITED (NOTE 1)
                                                  -----------------------------       DECEMBER 31,
                                                      1994             1995               1995
                                                  ------------     ------------   --------------------
ASSETS
Current assets:
  Cash and cash equivalents.....................  $  1,948,000     $  2,274,000
  Investment securities.........................     3,996,000       14,214,000
  Contract and accounts receivable..............       236,000           35,000
  Prepaid expenses and other current assets.....       254,000          238,000
                                                  ------------     ------------
     Total current assets.......................     6,434,000       16,761,000
Property and equipment, net.....................     1,416,000        1,387,000
Other assets....................................       155,000          103,000
                                                  ------------     ------------
                                                  $  8,005,000     $ 18,251,000
                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $    838,000     $  1,006,000
  Accrued liabilities...........................       899,000        1,167,000
  Deferred revenue..............................       174,000          250,000
                                                  ------------     ------------
     Total current liabilities..................     1,911,000        2,423,000
                                                  ------------     ------------
Capital lease obligations.......................       860,000          721,000
Deferred rent...................................        68,000
                                                  ------------     ------------
     Total long-term liabilities................       928,000          721,000
                                                  ------------     ------------
Commitments and contingencies (Note 11)
Stockholders' equity:
  Preferred Stock, $.001 par value, 5,000,000
     shares authorized (Note 9):
  Series A Convertible Preferred Stock..........
  Series B Convertible Preferred Stock..........
  Series C Convertible Preferred Stock..........
  Common Stock -- $.001 par value, 25,000,000
     shares authorized; 4,876,384 and 4,899,884
     shares issued and outstanding at December
     31, 1994 and 1995; 6,018,980 issued and
     outstanding at December 31, 1995 -- pro
     forma (unaudited)..........................         5,000            5,000       $      6,000
  Additional paid-in capital....................    24,461,000       31,869,000         31,868,000
  Deferred compensation.........................      (223,000)        (635,000)          (635,000)
  Notes receivable from stockholders............       (84,000)         (82,000)           (82,000)
  Net unrealized gain on investment securities
     available-for-sale.........................        62,000           79,000             79,000
  Accumulated deficit...........................   (19,055,000)     (16,129,000)       (16,129,000)
                                                  ------------     ------------       ------------
     Total stockholders' equity.................     5,166,000       15,107,000       $ 15,107,000
                                                  ------------     ------------       ============

                                                  $  8,005,000     $ 18,251,000
                                                  ============     ============

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                            STATEMENT OF OPERATIONS

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1993            1994            1995
                                                  -----------     -----------     -----------
Revenue:
  Contract......................................  $ 4,072,000     $ 4,454,000     $ 5,563,000
  License and royalty...........................    1,005,000         398,000       4,885,000
                                                   ----------      ----------      ----------
     Total revenue (including $2,691,000 and
       $4,139,000 in related-party revenue for
       1994 and 1995, respectively).............    5,077,000       4,852,000      10,448,000
                                                   ----------      ----------      ----------
Expenses:
  Research and development......................    7,713,000       8,663,000       8,949,000
  General and administrative....................    2,202,000       1,917,000       2,178,000
                                                   ----------      ----------      ----------
                                                    9,915,000      10,580,000      11,127,000
                                                   ----------      ----------      ----------
                                                   (4,838,000)     (5,728,000)       (679,000)
                                                   ----------      ----------      ----------
Other income (expense):
  Settlement of litigation......................                                    3,146,000
  Gain from sale of joint venture...............                    5,296,000
  Other --
     Interest income............................      358,000         424,000         567,000
     Interest expense...........................      (33,000)        (63,000)        (71,000)
     Other......................................      (37,000)         44,000          38,000
                                                   ----------      ----------      ----------
                                                      288,000       5,701,000       3,680,000
                                                   ----------      ----------      ----------
(Loss) income before provision for income
  taxes.........................................   (4,550,000)        (27,000)      3,001,000
Provision for income taxes......................                                       75,000
                                                   ----------      ----------      ----------
Net (loss) income...............................  $(4,550,000)    $   (27,000)    $ 2,926,000
                                                   ==========      ==========      ==========
Net income per share:
     Primary....................................                                  $       .42
     Fully diluted..............................                                          .41
Weighted average number of common and common
  equivalent shares outstanding:
     Primary....................................                                    6,928,323
     Fully diluted..............................                                    7,068,120

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                           SERIES A, B AND C
                              CONVERTIBLE
                               PREFERRED
                          STOCK (CONVERTIBLE
                            AT 2.35-FOR-1)
                               (NOTE 9)               COMMON STOCK                                           NOTES
                         ---------------------    ---------------------    ADDITIONAL                      RECEIVABLE
                           SHARES                   SHARES                   PAID-IN        DEFERRED          FROM
                         OUTSTANDING    AMOUNT    OUTSTANDING    AMOUNT      CAPITAL      COMPENSATION    STOCKHOLDERS
                         -----------    ------    -----------    ------    -----------    ------------    ------------
Balance as of December
 31, 1992.............      32,950                 4,707,125     $5,000    $21,586,000     $  (31,000)     $ (96,000)
Issuance of Common
 Stock................                                94,000                   118,000
Stock option
 compensation
 expense..............                                                          11,000          9,000
Conversion of Series B
 Convertible Preferred
 Stock................      (8,500)                   19,975
Exercise of stock
 options..............                                17,919                    18,000                        (4,000)
Net loss..............
                           -------      ------     ---------     ------     ----------     ----------      ---------
Balance as of December
 31, 1993.............      24,450                 4,839,019      5,000     21,733,000        (22,000)      (100,000)
Net unrealized gain on
 investment securities
 available-for-sale at
 January 1, 1994 (Note
 1)...................
Issuance of Common
 Stock................                                23,500                    10,000
Issuance of Series A
 Convertible Preferred
 Stock................     173,611                                           2,500,000
Stock option
 compensation
 expense..............                                                         217,000       (201,000)
Stock cancellations --
 Series B Convertible
 Preferred Stock......      (1,550)                                             (6,000)                        5,000
Payment on notes
 receivable...........                                                                                        11,000
Exercise of stock
 options..............                                13,865                     7,000
Net decrease in
 unrealized gain on
 investment securities
 available-for-sale...
Net loss..............
                           -------      ------     ---------     ------    -----------     ----------      ---------
Balance as of December
 31, 1994.............     196,511                 4,876,384      5,000     24,461,000       (223,000)       (84,000)
Issuance of Series C
 Convertible Preferred
 Stock................     280,000                                           6,930,000
Stock option
 compensation
 expense..............                                                         461,000       (412,000)
Stock cancellations --
 Series B Convertible
 Preferred Stock......        (300)                                             (2,000)                        2,000
Exercise of stock
 options..............                                23,500                    19,000
Net increase in
 unrealized gain on
 investment securities
 available-for-sale...
Net income............
                           -------      ------     ---------     ------    -----------     ----------      ---------
Balance as of December
 31, 1995.............     476,211                 4,899,884     $5,000    $31,869,000     $ (635,000)     $ (82,000)
                           =======      ======     =========     ======    ===========     ==========      =========


                        NET UNREALIZED
                           GAIN ON
                          INVESTMENT
                          SECURITIES                          TOTAL
                          AVAILABLE-      ACCUMULATED     STOCKHOLDERS'
                           FOR-SALE         DEFICIT          EQUITY
                        --------------    ------------    -------------
Balance as of December
 31, 1992.............                    $(14,478,000)    $  6,986,000
Issuance of Common
 Stock................                                          118,000
Stock option
 compensation
 expense..............                                           20,000
Conversion of Series B
 Convertible Preferred
 Stock................
Exercise of stock
 options..............                                           14,000
Net loss..............                      (4,550,000)      (4,550,000)
                          ----------      ------------     ------------
Balance as of December
 31, 1993.............                     (19,028,000)       2,588,000
Net unrealized gain on
 investment securities
 available-for-sale at
 January 1, 1994 (Note
 1)...................    $  219,000                            219,000
Issuance of Common
 Stock................                                           10,000
Issuance of Series A
 Convertible Preferred
 Stock................                                        2,500,000
Stock option
 compensation
 expense..............                                           16,000
Stock cancellations --
 Series B Convertible
 Preferred Stock......                                           (1,000)
Payment on notes
 receivable...........                                           11,000
Exercise of stock
 options..............                                            7,000
Net decrease in
 unrealized gain on
 investment securities
 available-for-sale...      (157,000)                          (157,000)
Net loss..............                         (27,000)         (27,000)
                           ---------      ------------      -----------
Balance as of December
 31, 1994.............        62,000       (19,055,000)       5,166,000
Issuance of Series C
 Convertible Preferred
 Stock................                                        6,930,000
Stock option
 compensation
 expense..............                                           49,000
Stock cancellations --
 Series B Convertible
 Preferred Stock......
Exercise of stock
 options..............                                           19,000
Net increase in
 unrealized gain on
 investment securities
 available-for-sale...        17,000                             17,000
Net income............                       2,926,000        2,926,000
                          ----------      ------------     ------------
Balance as of December
 31, 1995.............    $   79,000      $(16,129,000)    $ 15,107,000
                          ==========      ============     ============

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                            STATEMENT OF CASH FLOWS

                                                            YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                       1993           1994           1995
                                                    -----------   ------------   ------------
Cash flows from operating activities:
  Net (loss) income...............................  $(4,550,000)  $    (27,000)  $  2,926,000
  Adjustments to reconcile net (loss) income to
     net cash (used) provided by operating
     activities:
     Gain on sale of corporate joint venture......                  (5,296,000)
     Depreciation and amortization................      332,000        449,000        497,000
     Compensation from issuance of common stock
       options....................................       22,000         16,000         49,000
     Issuance of stock for research and
       development................................      108,000
     (Gain) loss on disposal of property..........       37,000        (44,000)       (37,000)
     Net amortization of premium and discount on
       investment securities......................      (71,000)      (261,000)      (271,000)
     Increase (decrease) in cash resulting from
       changes in:
       Contract and accounts receivable...........      (92,000)       (52,000)       201,000
       Prepaid expenses and other assets..........     (101,000)       (18,000)        47,000
       Accounts payable...........................      206,000        138,000        168,000
       Accrued liabilities........................       16,000       (174,000)       171,000
       Deferred revenue...........................    1,048,000     (1,038,000)        76,000
       Deferred rent..............................      (66,000)       (66,000)       (68,000)
                                                    -----------   ------------   ------------
          Net cash (used) provided by operating
            activities............................   (3,111,000)    (6,373,000)     3,759,000
                                                    -----------   ------------   ------------
Cash flows from investing activities:
  Purchases of investment securities
     held-to-maturity.............................   (2,974,000)   (10,685,000)   (17,312,000)
  Maturities of investment securities
     held-to-maturity.............................    7,959,000      7,370,000      7,295,000
  Principal payments received on investment
     securities available-for-sale................      741,000      1,167,000         88,000
  Proceeds from sale of corporate joint venture...                   5,196,000
  Proceeds from disposal of property and
     equipment....................................       17,000         52,000         44,000
  Acquisition of property and equipment...........      (95,000)       (79,000)      (120,000)
                                                    -----------   ------------   ------------
          Net cash provided (used) by investing
            activities............................    5,648,000      3,021,000    (10,005,000)
                                                    -----------   ------------   ------------
Cash flows from financing activities:
  Proceeds from exercise of stock options.........       14,000          7,000         19,000
  Proceeds from payments on notes receivable......                      11,000
  Proceeds from issuance of stock.................                   2,500,000      6,930,000
  Principal payments on capital lease
     obligations..................................     (132,000)      (276,000)      (377,000)
                                                    -----------   ------------   ------------
          Net cash (used) provided by financing
            activities............................     (118,000)     2,242,000      6,572,000
                                                    -----------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents.....................................    2,419,000     (1,110,000)       326,000
Cash and cash equivalents at beginning of year....      639,000      3,058,000      1,948,000
                                                    -----------   ------------   ------------
Cash and cash equivalents at end of year..........  $ 3,058,000   $  1,948,000   $  2,274,000
                                                    ===========   ============   ============
Supplemental Information:
  Income taxes paid -- Note 8.....................
  Interest paid -- Note 11........................
  Equipment under capital leases -- Note 11.......

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     SIBIA Neurosciences, Inc., formerly the Salk Institute Biotechnology/Industrial Associates Inc. (the "Company" or "SIBIA"), was founded by The Salk Institute for Biological Studies ("The Salk Institute") and incorporated in Delaware in 1981. SIBIA is engaged in the discovery and development of novel, small molecule therapeutics for disorders of the central nervous system based on the Company's unique approach to characterizing the molecular processes involved in such disorders. SIBIA is focusing its efforts on developing compounds for the treatment of Parkinson's disease, Alzheimer's disease, stroke, head trauma, epilepsy, chronic pain, schizophrenia and other neurological, psychiatric and neurodegenerative disorders.

     The Company has been funded to date principally through research contracts (generally conducted on a best efforts basis), equity financings, option, license and royalty revenues. The Company has also received income from the sale of its interest in a joint venture (Note 6) and from the settlement of certain litigation (Note 7).

SIGNIFICANT OWNERSHIP

     The Salk Institute owned 40%, 37% and 33% of the Company's outstanding Common Stock as of December 31, 1993, 1994 and 1995, respectively. Skandigen AB owned 20%, 18% and 16% of the Company's outstanding Common Stock as of December 31, 1993, 1994 and 1995, respectively.

USE OF ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     It is management's belief that the carrying amounts shown for the Company's financial instruments are reasonable estimates of their related fair values.

CONCENTRATION OF RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and investment securities. The Company invests in high-grade debt instruments. No significant losses have been incurred related to these investments.

     During the years ended December 31, 1993, 1994 and 1995, the Company had two, two and three collaborative research agreements that accounted for 78%, 89% and 81%, respectively, of total revenue.

COLLABORATIVE AGREEMENTS

     The Company enters into collaborative agreements from time to time with third parties. Such agreements may call for an equity investment by the collaborative partner as well as a commitment for current and future research funding in exchange for best efforts research to be provided by the Company. The collaborative agreements may also provide for license fees, milestone payments and royalties. Such agreements define the rights of each party related to the results of such research. The amounts

                           SIBIA NEUROSCIENCES, INC.

recognized by the Company related to equity investments are recorded at the fair market value, per share, of the Company's securities. Amounts related to research funding and license and royalty rights are recognized in accordance with the specific terms of each collaborative agreement to the extent the Company determines that such recognition is consistent with the substance of the agreement. (Note 4).

REVENUE RECOGNITION

     Contract revenue is recognized as the research is performed using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Revenue related to milestones is recognized upon the achievement of the related milestone and when collection is probable. License revenue is recognized when there is no material continuing performance obligation under the agreement and collection is probable. Royalty revenue is recognized when earned and collection is probable.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred and include costs associated with collaborative agreements. These costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company.

CASH EQUIVALENTS

     Cash equivalents are highly liquid investments purchased with an original maturity of three months or less. Of the $1,948,000 total cash and cash equivalents as of December 31, 1994, $1,147,000 was invested in interest-bearing United States government and mortgage-backed securities. As of December 31, 1995, $2,000,000 of the $2,274,000 total cash and cash equivalents was invested in certificates of deposit that are carried at cost.

INVESTMENT SECURITIES

     The Company adopted prospectively in 1994, Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of its debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company has classified its debt securities as "available-for-sale" and "held-to-maturity" and has recorded them at fair value and amortized cost, respectively. Implementation of this accounting treatment resulted in the Company reflecting in stockholders' equity an unrealized gain on investments classified as "available-for-sale" of $219,000 as of January 1, 1994. No held-to-maturity securities have been disposed of prior to their maturity.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost and depreciated over estimated useful lives of 4 to 8 years using the straight-line method. Property and equipment acquired under capital leases is amortized over the shorter of the useful life or the related lease terms using the straight-line method.

LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets, on an exception basis, when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been recorded by the Company.

                           SIBIA NEUROSCIENCES, INC.

INCOME TAXES

     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense is the change during the year in the deferred income tax asset or liability (Note 8).

STOCK-BASED COMPENSATION ACCOUNTING

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." The Company has not elected early adoption of FAS 123. Upon adoption of FAS 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and will provide pro forma disclosures as if the fair value based method prescribed by FAS 123 had been utilized. The disclosures under this standard will be required beginning in 1996.

NET INCOME PER SHARE

     Primary and fully diluted net income per share is computed pursuant to the treasury stock method using the weighted average number of common and common equivalent shares outstanding during the period. All equity securities issued by the Company during the twelve months preceding the planned initial public offering date at prices below the offering price have been included in the calculation of weighted average shares outstanding. The net income per share includes the effect of the Company's Convertible Preferred Stock that are convertible at the option of the holder or automatically in the event of an initial public offering. Historical earnings per share are not presented because such amounts are not believed to be meaningful. All Common Stock share and per share information has been adjusted for the 2.35-for-1 stock split of the outstanding shares of Common Stock for all periods presented (Notes 9 and 12).

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

     Pro forma stockholders' equity of the Company as of December 31, 1995 gives effect to the automatic conversion of each share of Series A, B and C Convertible Preferred Stock into 2.35 shares of Common Stock upon the closing of the Company's planned initial public offering.

NOTE 2 -- INVESTMENT SECURITIES AND CASH EQUIVALENTS

     The Company's investment securities and cash equivalents as of December 31, 1994 consist of United States government and mortgage-backed securities. As of December 31, 1995 the Company's

                           SIBIA NEUROSCIENCES, INC.

investment securities consist of mortgage-backed securities and commercial paper. These investment securities were classified as available-for-sale and held-to-maturity as follows:

                                      DECEMBER 31, 1994                                    DECEMBER 31, 1995
                      -------------------------------------------------   ---------------------------------------------------
                                   ESTIMATED      GROSS        GROSS                     ESTIMATED      GROSS        GROSS
                                      FAIR      UNREALIZED   UNREALIZED                    FAIR       UNREALIZED   UNREALIZED
                         COST        VALUE        GAINS        LOSSES        COST          VALUE        GAINS        LOSSES
                      ----------   ----------   ----------   ----------   -----------   -----------   ----------   ----------
Available-for-sale
  Investment
    securities......  $  427,000   $  489,000    $ 66,000     $  4,000    $   343,000   $   422,000    $ 84,000      $5,000
                      ==========   ==========    ========     ========    ===========   ===========     =======     =======
Held-to-maturity
  Investment
    securities......  $3,507,000   $3,509,000    $ 30,000     $ 28,000    $13,792,000   $13,788,000    $  1,000      $5,000
  Cash
    equivalents.....   1,147,000    1,149,000       4,000        2,000
                      ----------   ----------    --------     --------    -----------   -----------     -------     -------
                      $4,654,000   $4,658,000    $ 34,000     $ 30,000    $13,792,000   $13,788,000    $  1,000      $5,000
                      ==========   ==========    ========     ========    ===========   ===========     =======     =======

     The amortized cost and estimated fair value of the debt securities as of December 31, 1995, by contractual maturity, are shown below. Actual maturities may differ from the contractual maturities as the issuers of the securities may have the right to call the obligation.

                                                                              ESTIMATED
                                                                COST         FAIR VALUE
                                                             -----------     -----------
    Available-for-sale
      Due after five years.................................  $   343,000     $   422,000
                                                             ===========     ===========
    Held-to-maturity
      Due in one year or less..............................  $13,792,000     $13,788,000
                                                             ===========     ===========

NOTE 3 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1994            1995
                                                              -----------     ----------
    PROPERTY AND EQUIPMENT
      Lab equipment.........................................  $ 3,643,000     $3,690,000
      Computer equipment....................................      237,000        265,000
      Other.................................................       63,000         85,000
                                                              -----------     ----------
                                                                3,943,000      4,040,000
      Accumulated depreciation and amortization.............   (2,527,000)    (2,653,000)
                                                              -----------     ----------
                                                              $ 1,416,000     $1,387,000
                                                              ===========     ==========

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1994            1995
                                                              -----------     ----------
    ACCRUED LIABILITIES
      Capital leases obligations............................  $   333,000     $  431,000
      Accrued vacation......................................      232,000        264,000
      Accrued bonuses.......................................      129,000        202,000
      Other.................................................      205,000        270,000
                                                                 --------     ----------
                                                              $   899,000     $1,167,000
                                                                 ========     ==========

                           SIBIA NEUROSCIENCES, INC.

NOTE 4 -- SIGNIFICANT COLLABORATIVE AGREEMENTS

ELI LILLY & COMPANY

     In May 1992, the Company entered into a three-year agreement with Eli Lilly & Company ("Lilly") providing for the discovery and development of drugs which specifically interact with human neuronal calcium channels. In exchange for providing a certain level of scientific research under the agreement, the Company will receive payments from Lilly; additional payments may be received by the Company upon the achievement of certain development milestones. Both Lilly and the Company have certain licensing and royalty rights under conditions set forth in the agreement. The Company has granted Lilly an exclusive license to use certain proprietary technology of the Company during the term of the agreement, and non-exclusively thereafter. In May 1995, the agreement was extended to May 1997 and can be extended further by mutual consent or may be terminated by either party upon six months' advance written notice, which may be provided anytime after May 1996. As part of the original agreement, Lilly purchased 276,470 shares of Common Stock. The Company recognized contract revenue related to this agreement of $1,525,000, $1,621,000 and $1,663,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

CIBA-GEIGY LIMITED

     In October 1992, the Company entered into a three-year agreement with CIBA-GEIGY Limited ("Ciba") relating to the development and use of mammalian cell lines expressing excitatory amino acid receptor ("EAAR") subtypes and chemical agents which react with specific EAAR subtypes. In exchange for providing a certain level of scientific research under the agreement, the Company will receive payments from Ciba; additional payments may be received by the Company upon the achievement of certain development milestones. In March 1996, the agreement was extended through September 1998 (Note 12). Under conditions set forth in the agreement, the Company has rights to receive royalties based upon Ciba's sales of products developed, if any, using specified technology. The Company has granted Ciba an exclusive license to use certain proprietary technology of the Company during the term of the agreement. Upon expiration of the agreement, SIBIA retains the right to use the program technology for its own drug discovery efforts, subject to Ciba's right of first negotiation with respect to any compounds developed from such technology discovered during the three years following expiration of the agreement.

     During March 1994, pursuant to the agreement, Ciba purchased 173,611 shares of Series A Convertible Preferred Stock (407,986 shares of Common Stock on an as-if-converted basis; pro forma unaudited -- Note 12). Ciba owned approximately 4%, 11% and 10% of the Company's outstanding Common Stock on an as-if-converted basis as of December 31, 1993, 1994 and 1995, respectively. The Company recognized contract revenue related to this agreement of $2,423,000, $2,691,000 and $2,281,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

BRISTOL-MYERS SQUIBB COMPANY

     In August 1995, the Company entered into a four-year collaborative agreement with Bristol-Myers Squibb Company ("Bristol-Myers Squibb") relating to the discovery and development of compounds relating to amyloid precusor protein. The collaborative effort includes identifying compounds that are suitable for development into products for commercialization and to conduct preclinical development and clinical trials for such compounds. In exchange for providing a certain level of scientific research under the agreement, the Company will receive payments from Bristol-Myers Squibb; additional payments may be received by the Company upon the achievement of certain development milestones. Bristol-Myers Squibb will also pay royalties based on the level of its net sales of products, if any, developed under the agreement. The Company recognized contract revenue of $1,169,000 in 1995 related to this agreement.

                           SIBIA NEUROSCIENCES, INC.

     Concurrent with the execution of the agreement, Bristol-Myers Squibb paid a non-refundable $3,000,000 license fee for an exclusive commercialization license to use certain related existing proprietary technologies and purchased 280,000 shares of the Company's Series C Convertible Preferred Stock (658,000 shares of Common Stock on as as-if-converted basis; pro forma unaudited -- Note 12). The stock purchase resulted in an approximate 11% ownership of the Company's total outstanding Common Stock on an as-if-converted basis as of December 31, 1995. Bristol-Myers Squibb also agreed to make an additional equity investment of $6,000,000 of shares of Common Stock upon the initiation of clinical trials relating to any product developed from the collaboration but not before January 1, 1997. The number of shares to be purchased by Bristol-Myers Squibb on such date will be determined by dividing $6,000,000 by the then fair market value per share of the Company's Common Stock on the date of issuance.


     Total costs incurred under the Company's various collaborative agreements for the years ended December 31, 1993, 1994 and 1995, including certain administrative costs, aggregated $3,226,000, $3,232,000 and $4,381,000, respectively.


NOTE 5 -- SIGNIFICANT OPTION AND LICENSE AGREEMENTS

CEPHALON, INC.

     In October 1991, the Company entered into a development and option-to-license agreement with Cephalon, Inc. ("Cephalon") for certain proprietary technology related to the development and production of recombinant insulin-like growth factor ("IGF-1"), known as Myotrophin, on a commercial basis for certain indications. In addition to the reimbursement of certain research costs, the agreement includes a provision for the payment of option and licensing fees upon the occurrence of certain development milestones.

     In March 1992, Cephalon exercised its option and executed the license agreement, which provides Cephalon an exclusive worldwide license to produce IGF-1 for certain neurological applications. Under the agreement, the Company has rights to receive royalties on Cephalon's sales of products using licensed technology, which rights generally expire seven years after the first commercial sale of such products or upon the expiration of patents underlying product manufacture, whichever is later. Cephalon has the right to terminate the agreement upon sixty days written notice to the Company.

     In September 1995, Cephalon exercised its option to buy-down its royalty percentage to a reduced rate that would be payable upon Cephalon achieving a certain level of sales of an IGF-1 product within the neurology field, for a non-refundable payment of $1,750,000.

AFFYMAX TECHNOLOGIES, N.V.

     In June 1993, SIBIA entered into a license agreement with Affymax Technologies, N.V. ("Affymax") for certain proprietary recombinant phage technology used in drug and diagnostic reagent discovery. Under this agreement, Affymax paid SIBIA $500,000 during 1993 and may pay certain license fees in future years.

ZENECA LIMITED

     In August 1994, the Company entered into an agreement with Zeneca Limited ("Zeneca") to sell its technology used to alter the characteristics of tomatoes or other crop species by genetic engineering. As consideration for this technology, Zeneca paid the Company $300,000 and may be required to pay specified royalties and payments equal to the difference, if any, between these royalties and specified minimum payments. These minimum payments will be made beginning in 1997. Zeneca can terminate the agreement at any time. During 1994, the Company recognized $300,000 in revenue related to the agreement.

                           SIBIA NEUROSCIENCES, INC.

NOTE 6 -- SALE OF JOINT VENTURE

     In February 1984, the Company received 1,000,000 shares of Common Stock of SISKA Diagnostics, Inc. ("SISKA"), a corporation formed in 1984, in exchange for the assignment of rights to certain inventions in the field of nucleic acid probe diagnostics. The Company's investment in the SISKA corporate joint venture, accounted for under the equity method of accounting, was assigned no value as the intangible assets exchanged had no recorded value. The remaining 1,000,000 shares of SISKA Common Stock outstanding was owned by Skandigen AB, a corporation of Sweden.

     In January 1994, the Company forfeited its right to receive certain royalties in exchange for an additional 10% interest in the SISKA corporate joint venture. In March 1994, the Company entered into an agreement with Organon Teknika Corporation to sell its 60% interest in SISKA for $5,196,000 and recorded a gain of $5,296,000 which included the reversal of $100,000 representing the Company's share of the SISKA's stockholders' deficit.

NOTE 7 -- SETTLEMENT OF LITIGATION

     In October 1995, the Company entered into settlements with two law firms for failure to properly file a foreign patent application. The Company accepted $4,633,000 in total damages and received $3,146,000 in net proceeds after payment of $1,487,000 in legal expenses.

NOTE 8 -- INCOME TAXES

     The provision for income taxes for the year ended December 31, 1995 is comprised of $75,000 in current federal alternative minimum tax expense. The $75,000 provision for income taxes differs from the $1,020,000 income tax determined by applying the applicable U.S. statutory federal income tax rate of 34% to pretax income primarily as a result of alternative minimum taxes after consideration of the $1,001,000 benefit of net operating loss carryforwards.

     As of December 31, 1995, the Company had a net operating loss carryforward for federal income tax purposes of approximately $14,600,000, which expires beginning in 2006. As of December 31, 1995, the Company had federal and state tax credits for research activities totaling approximately $1,063,000 and $241,000, respectively, which are available to offset future income taxes and which expire during the years 2004 to 2010.

     The Company's ability to utilize net operating loss carryforwards and tax credits is subject to limitations as set forth in applicable federal and state tax laws. As specified in the Internal Revenue Code, an ownership change of more than 50% by a combination of the Company's significant stockholders during any three-year period would result in certain limitations on the Company's ability to utilize its net operating loss and credit carryforwards.

                           SIBIA NEUROSCIENCES, INC.

Deferred tax liabilities and assets are summarized as follows:

                                                                    DECEMBER 31,
                                                             ---------------------------
                                                                1994            1995
                                                             -----------     -----------
    Deferred tax liabilities:
      Depreciation.........................................  $  (507,000)    $  (447,000)
                                                             -----------     -----------
    Deferred tax assets:
      Net operating loss carryforward......................    6,628,000       5,224,000
      Research and development credit......................    1,173,000       1,304,000
      Purchased research and development...................      110,000          76,000
      Research and development capitalized for state tax
         purposes..........................................    1,182,000         890,000
      Capital lease obligations............................      531,000         473,000
      Other................................................      227,000         230,000
                                                             -----------     -----------
              Total deferred tax assets....................    9,851,000       8,197,000
                                                             -----------     -----------
    Net deferred tax assets................................    9,344,000       7,750,000
    Valuation allowance....................................   (9,344,000)     (7,750,000)
                                                             -----------     -----------
    Deferred taxes.........................................  $        --     $        --
                                                             ===========     ===========

     As of December 31, 1995, the Company has provided a deferred tax asset valuation allowance for net deferred tax assets which "more likely than not" will not be realized based on recent and expected trends in operating results.

     The Company paid state franchise taxes of $16,000, $12,000 and $13,000 during 1993, 1994 and 1995, respectively. The Company paid federal income tax of $32,000 during 1995.

NOTE 9 -- STOCKHOLDERS' EQUITY

STOCK SPLIT

     In March 1996, the Board of Directors authorized a 2.35-for-1 stock split and increased the total authorized shares of Common Stock outstanding to 25,000,000 (Note 12). The Convertible Preferred Stock conversion rate was also changed to 2.35-for-1. The 1994 and 1995 stockholders' equity accounts have been restated to give effect to the Common Stock split and increased share authorization. All earnings per share, option and other data presented have also been restated to give effect to the stock split.

CONVERTIBLE PREFERRED STOCK

     In July 1995, the Company amended and restated its Certificate of Incorporation to issue up to 280,000 shares of the Company's Series C Convertible Preferred Stock in conjunction with the Bristol-Myers Squibb stock purchase agreement (Note 4). In August 1995, Bristol-Myers Squibb purchased 280,000 shares of Series C Convertible Preferred Stock (658,000 shares of Common Stock on an as-if-converted basis; pro forma unaudited -- Note 12) for an aggregate amount of $7,000,000 that was recorded net of $70,000 in issuance costs.

     In March 1994, the Company amended and restated its Certificate of Incorporation to issue up to 173,611 shares of the Company's Series A Convertible Preferred Stock in conjunction with the Ciba stock purchase agreement (Note 4). In March 1994, Ciba purchased 173,611 shares of Series A Convertible Preferred Stock (407,986 shares of Common Stock on an as-if-converted basis; pro forma unaudited -- Note 12) for an aggregate amount of $2,500,000.

                           SIBIA NEUROSCIENCES, INC.

     The Series A, B and C Convertible Preferred Stock is convertible at the option of the stockholder into shares of Common Stock on a 2.35-for-1 basis. In the event of an initial public offering of Common Stock, the Series A, B and C Convertible Preferred Stock will automatically convert into Common Stock (Note
12).

     The Series A and C Convertible Preferred Stock voting rights are on an as-converted-into-common basis on all matters requiring stockholder approval. Dividends are non-cumulative when declared by the Board of Directors, prior and in preference to any dividend on Common Stock or on Series B Convertible Preferred Stock. The liquidating preference is $14.40 and $25.00 ($6.13 and $10.64 per share, respectively, on an as-if-converted basis; pro forma unaudited -- Note 12) per share for Series A and C, respectively, plus declared but unpaid dividends, in preference to the holders of the Common Stock and the Series B Convertible Preferred Stock. Any remaining liquidation distribution will be made on an as-if-converted basis to holders of Common Stock and Series B Convertible Preferred Stock.

     The Series B Convertible Preferred Stock is non-voting and entitled to receive dividends, out of funds legally available, at the rate of $.01 per annum per share when declared by the Board of Directors, payable in preference and priority to any payment of any dividend on Common Stock. The rights to such dividends are non-cumulative.

     Certain holders of the Company's Convertible Preferred Stock are entitled to certain registration rights with respect to their shares. Should the Company propose to register shares of its capital stock, certain holders of shares of Convertible Preferred Stock will be entitled to include their shares in such registration.

     As of December 31, 1995, 407,986, 53,110 and 658,000 shares of Common Stock were reserved for issuance to Series A, B and C Convertible Preferred stockholders upon conversion, respectively.

     The following shares of Convertible Preferred Stock, $.001 par value, are issued and outstanding:

                                                                             PROFORMA
                                                                           STOCKHOLDERS'
                                                                              EQUITY
                                                         DECEMBER 31,       (UNAUDITED)
                                                         -------------     DECEMBER 31,
                                                         1994     1995         1995
                                                         ----     ----     -------------
    Series A -- 173,611 shares designated, issued and
      outstanding as of December 31, 1994 and 1995
      ($2,500,000 total liquidation preference).
      Convertible into Common Stock at 2.35-for-1. No
      shares issued and outstanding as of December 31,
      1995 -- pro forma (unaudited)....................  $ --     $ --         $  --
    Series B -- 600,000 shares designated; 22,900 and
      22,600 shares issued and outstanding as of
      December 31, 1994 and 1995. Convertible into
      Common Stock at 2.35-for-1. No shares issued and
      outstanding as of December 31, 1995 -- pro forma
      (unaudited)......................................    --       --            --
    Series C -- 280,000 shares designated, issued and
      outstanding as of December 31, 1995 ($7,000,000
      total liquidation preference). Convertible into
      Common Stock at 2.35-for-1. No shares issued and
      outstanding as of December 31, 1995 -- pro forma
      (unaudited)......................................    --       --            --

                           SIBIA NEUROSCIENCES, INC.

COMMON STOCK

     The Common Stock has voting rights and powers and contains certain liquidation rights over the Series B Convertible Preferred Stock. Certain holders of Common Stock are entitled to certain registration rights with respect to their shares. In the event that the Company proposes to register any of its Common Stock under the Securities Act of 1933, certain holders of Common Stock are entitled to include their shares in such a registration. In addition, pursuant to certain of its collaborative agreements, the Company must use its best efforts to register for public resale certain shares of Common Stock which were purchased by such collaborative partners prior to the Company's planned initial public offering.

WARRANTS

     As of December 31, 1994 and 1995, warrants to purchase 258,359 shares of Common Stock (the "warrants") were outstanding. The warrants were issued in September 1991 as part of an acquisition. The warrants are exercisable through October 31, 2001 upon the Company's initial public offering of Common Stock and the Company's achieving $50,000,000 from net sales of, or royalties from, products utilizing the related acquired technology. The license agreement to which the technology relates was cancelled in 1994 and the Company is no longer utilizing the related technology. The warrants are not presently exercisable and management believes that the warrants will never be exercisable. No separate value was assigned to the warrants in 1991 as the Company determined their value to be de minimis.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

COMMON STOCK OPTION PLANS

     During 1992, the Company adopted the SIBIA 1992 Stock Option and Restricted Stock Plan under which options for a maximum of 1,551,000 shares of Common Stock may be issued to employees and consultants of the Company. The plan provides for the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified stock options. The exercise price of the incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. The exercise price of the nonqualified stock options may not be less than 85% of the fair market value of the underlying shares on the date of grant as determined by the Board of Directors. Options granted under the plan are generally subject to vesting over four years (25% per year), as determined by the Board of Directors. Compensation expense, as appropriate, has been recorded related to option grants and is being amortized to operations over the related vesting period. The terms of the stock options are up to ten years. No further stock option grants will be made under this plan upon the completion of an initial public offering by the Company.

                           SIBIA NEUROSCIENCES, INC.

     A summary of the changes in options outstanding under the plan for the three years ended December 31, 1995 is as follows:

                                                                OPTIONS       EXERCISE PRICE
                                                              OUTSTANDING       PER SHARE
                                                              -----------     --------------
    Balance, December 31, 1992..............................    338,987       $  .37 - $1.23
      Options granted.......................................    110,333         1.23 -  1.30
      Options exercised.....................................    (13,219)        1.23 -  1.30
      Options forfeited.....................................     (9,576)        1.23 -  1.30
                                                              -----------
    Balance, December 31, 1993..............................    426,525          .37 -  1.30
      Options granted.......................................    131,530         1.30 -  1.70
      Options exercised.....................................    (13,865)         .37 -  1.30
      Options forfeited.....................................    (21,268)         .37 -  1.70
                                                              -----------
    Balance, December 31, 1994..............................    522,922          .37 -  1.70
      Options granted.......................................    215,754         1.23 -  1.45
      Options exercised.....................................    (23,500)         .37 -  1.23
      Options forfeited.....................................    (41,055)         .37 -  1.70
                                                              -----------
    Balance, December 31, 1995..............................    674,121          .37 -  1.70
                                                              ==========
    Exercisable, December 31, 1995..........................    423,212          .37 -  1.70
                                                              ==========
    Available for future grant, December 31, 1995...........    357,412
                                                              ==========

     Prior to March 1994, employees and consultants who exercised options could borrow, on a full-recourse basis, at the time of exercise, an amount equal to the difference between the aggregate exercise price of the shares of Common Stock acquired and $.04. All borrowings are secured by a pledge of the shares of Common Stock purchased and bear interest at the applicable federal rate with principal and interest due and payable in five years. Outstanding borrowings bear interest at rates of 8% and 9%.

MANAGEMENT CHANGE OF CONTROL PLAN

     In November 1994, the Company adopted a plan whereby certain key employees may be entitled to receive benefits upon the occurrence of a change of control of the Company, as defined in the plan. Certain of these benefits (bonus and/or severance) are based on the Company having a minimum valuation upon the change in control and the key employees' base salary. Also in conjunction with the plan, certain key employees were granted a total of 364,250 nonqualified stock options exercisable at $.85 per share. Additionally, during 1995, 23,500 nonqualified stock options were granted at an exercise price of $.85 per share. Options issued have terms of 10 years and are exercisable seven years from their date of grant. In the event of a change in control, the exercise period of the options may accelerate as determined by the value of the Company on the date of such a change in control. Deferred compensation related to the options granted is being amortized to operations over the related vesting period. Subsequent to year end, the Management Change of Control Plan was amended to allow for the immediate vesting of 25% of the outstanding options in the event of an initial public offering of the Company's Common Stock. The remaining options outstanding under such plan would vest over a three-year period (Note 12).

SERIES B CONVERTIBLE PREFERRED STOCK OPTION PLANS

     The Company had two stock option plans under which a maximum of 300,000 shares of Series B Convertible Preferred Stock (convertible at 2.35-for-1) could be issued to employees and consultants of

                           SIBIA NEUROSCIENCES, INC.

the Company. These plans expired in 1991; accordingly, no options are available for grant as of December 31, 1995. Option grant prices approximated the fair market value of the Series B Convertible Preferred Stock at the date of grant as determined by the Board of Directors. The stock options have terms of ten years and are exercisable at such time (generally subject to vesting over 3 to 5 years from the grant date) and under conditions and at prices as were determined by the Board of Directors. A summary of the changes in options outstanding under the Series B Convertible Preferred Stock option plans for the three years ended December 31, 1995 is as follows:

                                                              OPTIONS       EXERCISE PRICE
                                                            OUTSTANDING        PER SHARE
                                                            -----------     ---------------
    Balance, December 31, 1992............................    148,100       $ 3.30 - $15.00
      Options exercised...................................     (2,000)           3.85
      Options forfeited...................................     (1,600)        3.30 -   4.00
                                                            -----------
    Balance, December 31, 1993............................    144,500         5.00 -  15.00
      Options forfeited...................................     (7,200)       12.00 -  15.00
                                                            -----------
    Balance, December 31, 1994............................    137,300         5.00 -  15.00
      Options forfeited...................................     (6,600)           5.00
                                                            -----------
    Balance, December 31, 1995............................    130,700         5.00 -  15.00
                                                            ==========
    Exercisable, December 31, 1995 (Note 12)..............    130,700         5.00 -  15.00
                                                            ==========

     Employees and consultants who exercise options may borrow at the time of exercise, on a full-recourse basis, an amount equal to the difference between the aggregate exercise price of the shares of Common Stock acquired and $.04. All borrowings are secured by a pledge of Series B Convertible Preferred Stock purchased, bear interest at the applicable federal rate with principal and interest due and payable in five years. Outstanding borrowings bear interest of 9%.

RETIREMENT SAVINGS PLAN

     The Company has a savings plan under Section 401(k) of the Internal Revenue Code which covers all employees of the Company who have completed one year of service. Employees can contribute up to 6% of their salaries, but not in excess of the amount deductible for income tax purposes. The Company currently matches 50% of employee contributions up to 6% of an employee's salary, limited to the maximum contribution allowable for income tax purposes. Employer contributions are vested proportionately over five years of service. The plan may be amended or discontinued at anytime by the Company. During 1993, 1994 and 1995, the Company contributed $59,000, $87,000 and $104,000, respectively, to the plan.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

CAPITAL LEASES

     Certain scientific instrumentation, computer equipment and other equipment acquired under available lease-line credit facilities are subject to leases which are classified as capital leases. These capital leases mature at various dates through 1999 and have interest rates between 4.9% and 8.1%. As of December 31, 1995, $1,976,000 ($1,099,000 net of accumulated amortization) of such leased equipment is included in property and equipment. For the years ended December 31, 1993, 1994 and 1995, $146,000, $297,000 and $392,000 in amortization expense, respectively, was recorded related to property acquired under capital leases. As of December 31, 1995 the Company has $400,000 available under a lease financing line.

                           SIBIA NEUROSCIENCES, INC.

OPERATING LEASES

     The Company leases its principal facilities under a long-term operating lease which includes rent escalations of approximately 5 percent per annum. Rent expense was $545,000, $559,000 and $563,000, net of sub-lease income of $541,000, $567,000 and $571,000 for 1993, 1994 and 1995, respectively. The
Company has the option to extend the lease for a period of five years.

     Future minimum lease payments for capital and operating leases as of December 31, 1995 are as follows (operating lease payments are net of noncancellable sub-lease income of $528,000 and $352,000 in 1996 and 1997).

                                                                 CAPITAL       OPERATING
                                                                  LEASES         LEASES
                                                                ----------     ----------
    1996......................................................  $  484,000     $  760,000
    1997......................................................     435,000        937,000
    1998......................................................     275,000         40,000
    1999......................................................      51,000
                                                                ----------     ----------
    Total minimum lease payments..............................   1,245,000     $1,737,000
                                                                               ==========
    Amount representing interest..............................     (93,000)
                                                                ----------
    Obligations under capital leases..........................   1,152,000
    Less portion due within one year..........................    (431,000)
                                                                ----------
    Long-term capital lease obligations.......................  $  721,000
                                                                ==========

     During 1993, 1994 and 1995, $33,000, $63,000 and $71,000, respectively, was paid in imputed interest.

COMMITMENTS

     The Company has contracted for a fully automated, functional high throughput screening system and related equipment with an expected cost of approximately $750,000, of which $500,000 will be provided by Ciba (Note 12).

     The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the resolution of all such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 12 -- SUBSEQUENT EVENTS

CIBA COLLABORATIVE AGREEMENT EXTENSION

     In March 1996, the Company executed an agreement with Ciba to extend the term of its collaborative agreement with Ciba to September 1998, unless extended by mutual consent or terminated by either party upon six months' notice, which may be provided after March 1997. In exchange for providing a certain level of scientific research under the agreement, the Company will receive payments from Ciba; additional payments may be received by the Company upon the achievement of certain development milestones and the Company may receive royalties in the event there are sales of products containing a compound developed under the agreement. As part of the agreement, Ciba has agreed to make a further equity investment of $7,500,000 of shares of the Company's Common Stock, of which $5,000,000 would be made in conjunction with an initial public offering of the Company's Common Stock and the remaining $2,500,000 upon the achievement of certain research milestones. The initial $5,000,000 of Common Stock will be issued to Ciba at the public offering price concurrently with the

                           SIBIA NEUROSCIENCES, INC.

closing of the Company's planned initial public offering. The number of shares to be issued upon achievement of such milestones will be determined by dividing $2,500,000 by the then fair market value per share of the Company's Common Stock on the date of issuance. Ciba is also agreed to provide $500,000 to fund certain capital expenditures (which may be credited against future milestone payments).

     Each party will continue to have a non-exclusive right to use technology developed. For a period of three years after the agreement, Ciba will have a right of first negotiation related to any compounds developed from the technology related to the agreement.

     In March 1996, Ciba and Sandoz Ltd. announced that they agreed to a merger of their respective companies. The Company cannot predict what impact, if any, the merger will have on its agreement with Ciba.

THE SALK INSTITUTE LICENSE AGREEMENT EXTENSION

     In 1988, SIBIA entered into a license agreement with The Salk Institute covering a number of NAChR receptor subunit clones. This agreement was amended in March 1996 such that the license became an exclusive worldwide license. Pursuant to the agreement, as amended, SIBIA is obligated to pay royalties to The Salk Institute on sales of products resulting from The Salk Institute's NAChR technology. In addition, the Company is required to make certain minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

     In 1990, SIBIA entered into a three-year agreement with The Salk Institute in the area of EAARs. This agreement provided for the support of certain research in 1992 and 1993 at The Salk Institute by SIBIA and the transfer of research materials and research results in the EAAR area from The Salk Institute to SIBIA. SIBIA also received an exclusive worldwide license to certain EAAR-related patents and patent applications held by The Salk Institute. The agreement was amended in March 1996. Pursuant to the agreement, as amended, SIBIA is required to make certain annual minimum royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalty payments will result in the related license agreement becoming non-exclusive.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     In March 1996, the Company amended and restated its Certificate of Incorporation to: (i) change the name of the Company to "SIBIA Neurosciences, Inc.", (ii) split each outstanding share of Common Stock into 2.35 shares of Common Stock, (iii) increase the authorized number of shares of Common Stock to 25,000,000, (iv) adjust the conversion rate of Convertible Preferred Stock to 2.35-for-1 and (v) provide for the automatic conversion of the Series B Preferred Stock into Common Stock upon the closing of an initial public offering.

EQUITY INCENTIVE PLAN

     In February 1996, the Company adopted the 1996 Equity Incentive Plan to provide selected employees, directors and consultants with incentive stock options, nonqualified stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights. The Company has reserved 1,513,141 shares of Common Stock for issuance under the plan. The options granted are exercisable for ten years from the date of grant. The exercise price of the incentive stock options will not be less than the fair market value of the Common Stock on the date of grant. The exercise price of the nonqualified stock options will not be less than 85% of the fair market value of the Common Stock on the date of grant. The vesting provisions may vary but in each case will provide for the vesting of at least 20% per year of the total number of shares of Common Stock subject to the option.

                           SIBIA NEUROSCIENCES, INC.

     The purchase price for restricted stock will be determined by the Board of Directors, but in no event will the purchase price be less than 85% of the fair market value of the Common Stock on the date such an award is granted. Shares of Common Stock may be subject to a repurchase feature in favor of the Company in accordance with a vesting schedule to be determined by the Board of Directors, provided however, that the right to repurchase at the original purchase price will lapse at a minimum rate of 20% per year over the five-year period following the date that the award was granted. The repurchase feature can be exercised by the Company within the 90-day period following the stockholder's termination of employment or the relationship as a director or consultant.

EMPLOYEE STOCK PURCHASE PLAN

     In February 1996, the Company adopted the Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code in which eligible employees may use funds from accumulated payroll deductions to purchase shares of Common Stock at the end of each designated purchase period. Employees may contribute up to 15% of base salary toward such purchases, not to exceed $25,000 per calendar year. The purchase price is 85% of the fair market value of Common Stock determined at the beginning or end of each purchase period, whichever is lower. The Company has reserved 500,000 shares of Common Stock for issuance under the plan.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In February 1996, the Company adopted the 1996 Non-Employee Directors' Stock Option Plan, which becomes effective as of the effective date of the Company's planned initial public offering, to provide non-employee directors with the opportunity to purchase Common Stock by granting options to non-employee directors at an exercise price equal to the fair market value of the underlying shares on the date of grant. Options are granted upon election as a non-employee director and on the date of each annual meeting of the stockholders of the Company. The options are exercisable over a ten-year period from the date of grant and are 50% vested as of the date of grant with the remainder vesting one year thereafter. The Company has reserved 235,000 shares of Common Stock for issuance under the plan.

MANAGEMENT CHANGE OF CONTROL PLAN

     In March 1996, the Management Change of Control Plan was amended to allow, in the event of an initial public offering of the Company's Common Stock, for the immediate vesting of 25% of the outstanding options under such plan. The remaining options would vest annually over a three-year period. In the event of a change of control, the vesting of unvested options may accelerate as determined by the value of the Company on the date of such a change of control.

EXERCISE OF STOCK OPTIONS

     In March 1996, options to purchase 120,200 shares of Series B Convertible Preferred Stock option plans were exercised at $5.00 per share in exchange for notes receivable that bear interest at 7 % per annum. Of these shares, 110,600 shares were converted into 259,910 shares of Common Stock. Additionally, during March 1996, options to purchase 17,143 shares of Common Stock with a weighted average exercise price of $2.93 per share were exercised.

GRANT OF STOCK OPTIONS

     In March 1996, the Company issued options to purchase 157,168 shares of Common Stock with an exercise price of $1.91 per share resulting in deferred compensation of $910,000, which will be recognized as expense over the related four-year vesting period.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                       THIS PAGE INTENTIONALLY LEFT BLANK

                       THIS PAGE INTENTIONALLY LEFT BLANK

                             [PASTE-UP PHOTOS HERE]

Processing of the amyloid precursor protein (APP) by specific neuronal proteases leads to the production of either the neuroprotective secreted APP (s-alpha) molecule or the neurotoxic Amyloid beta-protein (A-beta) molecule. The neurotoxic A-beta molecule is formed through the action of two successive protease cleavages on APP, the first by beta-secretase and the second by gamma-secretase. Alternatively, A-beta formation is precluded through a single protease cleavage of APP by alpha-secretase which generates the neuroprotective APP (s-alpha) molecule.

NO DEALER, SALESPERSON OR ANY OTHER                    2,100,000 SHARES
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED                     SIBIA
UPON AS HAVING BEEN AUTHORIZED BY THE                  NEUROSCIENCES, INC.
COMPANY OR ANY OF THE UNDERWRITERS.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE THE DATES AS OF WHICH
INFORMATION IS GIVEN IN THIS
PROSPECTUS. THIS PROSPECTUS DOES NOT                   COMMON STOCK
CONSTITUTE AN OFFER OR SOLICITATION BY                 ($.001 PAR VALUE)
ANYONE IN ANY JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON
MAKING SUCH OFFER OR SOLICITATION IS
NOT QUALIFIED TO DO SO OR TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE
SUCH SOLICITATION.

             ----------

          TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    6
Use of Proceeds............................   16
Dividend Policy............................   16
Capitalization.............................   17
Dilution...................................   18        LOGO
Selected Financial Data....................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   20
Business...................................   24
Management.................................   43
Certain Transactions.......................   53
Principal Stockholders.....................   55
Description of Capital Stock...............   57        SALOMON BROTHERS INC
Shares Eligible for Future Sale............   61        NEEDHAM & COMPANY, INC.
Underwriting...............................   63        VECTOR SECURITIES INTERNATIONAL, INC.
Legal Matters..............................   64
Experts....................................   64
Additional Information.....................   65
Index to Financial Statements..............  F-1

         --------------

UNTIL             , 1996 (25 DAYS
AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS EFFECTING
TRANSACTIONS IN THE COMMON STOCK
OFFERED HEREBY, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION,
MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS                                        PROSPECTUS
DELIVERY REQUIREMENT IS IN ADDITION TO
THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.                     DATED             , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses other than the underwriting discounts payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee and the NASD filing fee.

    Registration fee.........................................................  $ 10,826
    NASD filing fee..........................................................     3,640
    Nasdaq Stock Market Listing Application fee..............................    40,000
    Blue sky qualification fees and expenses.................................    10,000
    Printing and engraving expenses..........................................    80,000
    Legal fees and expenses..................................................   225,000
    Accounting fees and expenses.............................................   125,000
    Transfer agent and registrar fees........................................    10,000
    Miscellaneous............................................................    75,534
                                                                                -------
              Total..........................................................  $580,000
                                                                                =======

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") or otherwise.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since March 1, 1993, the Registrant has sold and issued the following securities which were not registered under the Securities Act:

          (1) In March 1996, the Registrant effected a 2.35-for-1 split of the outstanding Common Stock, whereby each share of outstanding Common Stock was exchanged for 2.35 shares of Common Stock. As a result of the stock split, each share of outstanding Series A, Series B and Series C Convertible Preferred Stock became convertible into 2.35 shares of Common Stock. The Series A, Series B and Series C Convertible Preferred Stock will convert automatically into shares of Common Stock effective upon the closing of the offering referred to herein. All numbers of shares of Common Stock and Series A, Series B and Series C Convertible Preferred Stock set forth in this Registration Statement have been adjusted to reflect this stock split and the automatic conversion of the Series A, Series B and Series C Convertible Preferred Stock into Common Stock.

          (2) In August 1995, the Registrant issued and sold an aggregate of 280,000 shares of its Series C Convertible Preferred Stock, $.001 par value, to Bristol-Myers Squibb for an aggregate purchase price of $7,000,000 in cash. Such shares were sold pursuant to the investment agreement filed as Exhibit 10.19 to this Registration Statement.

          (3) In November 1994, Registrant granted to six employees options to purchase an aggregate of 364,250 shares of Common Stock of Registrant at an exercise price of $.85 per share under its Change of Control Plan. In December 1995, Registrant granted to two employees additional options to purchase an aggregate of 23,500 shares of Common Stock of Registrant at an exercise price of $.85 per share under its Change of Control Plan.

          (4) In April 1994, Registrant issued an aggregate of 173,611 shares of Series A Convertible Preferred Stock (which will automatically convert into 407,986 shares of Common Stock upon the closing of this offering) at a price of $14.40 per share pursuant to the Subscription Agreement filed as
     Exhibit 10.29.

          (5) In October 1993, Registrant issued and sold an aggregate of 70,500 shares of its Common Stock, to Hafslund Nycomed Pharma AG as partial consideration for the purchase by Registrant of certain license rights to CNS receptor technology from Hafslund Nycomed Pharma AG. Such shares were issued pursuant to the agreement filed as Exhibit 10.36 to this Registration Statement.

          (6) In December 1993, Registrant issued to The Salk Institute 23,500 shares of Common Stock as partial consideration for certain licenses to technology owned by The Salk Institute under the agreement between the parties filed as Exhibit 10.21 to this Registration Statement.

          (7) From March 1, 1993 to March 19, 1996, the Registrant granted stock options to employees, directors and consultants under its 1992 Stock Option and Restricted Stock Plan (the "Option Plan") covering an aggregate of 171,380 shares of Common Stock at a weighted average exercise price of $3.40 per share. During that same period, options to purchase an aggregate of 122,200 shares of Series B Convertible Preferred Stock have been exercised for an aggregate purchase price of $608,700. Options to purchase an aggregate of 27,070 shares of Common Stock have been exercised for an aggregate purchase price of $55,513.

     The sales and issuances of securities in the transactions described in paragraphs (1) and (4) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

     With respect to the grant of stock options described in paragraph (1) above and shares issued in connection with the stock split referred to in paragraph
(2) above, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

     The sales and issuances of securities in the transactions described in paragraphs (3), (5) and (6) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder.

     The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- -------                                -----------------------
  *1.1    Form of Underwriting Agreement.
  *3.1    Amended and Restated Certificate of Incorporation of the Registrant.
  *3.2    Amended and Restated Bylaws of the Registrant.
  *3.3    Form of Amended and Restated Certificate of Incorporation of the Registrant to be
          effective upon completion of the offering.
  *3.4    Form of Amended and Restated Bylaws of the Registrant to be effective upon completion of the offering.
  *4.1    Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  *4.2    Specimen stock certificate.
  *5.1    Opinion of Cooley Godward Castro Huddleson & Tatum.
 *10.1    Form of Indemnification Agreement entered into between Registrant and its directors and officers.
 *10.2    Registrant's 1981 Employee Stock Option Plan.
 *10.3    Form of Employee Incentive Stock Option Agreement under the 1981 Employee Stock
          Option Plan.
 *10.4    Registrant's 1981 Consultant Stock Option Plan.
 *10.5    Form of Consultant Nonstatutory Stock Option Agreement.
 *10.6    Registrant's 1992 Stock Option and Restricted Stock Plan, as amended (the "1992
          Option Plan").
 *10.7    Form of Incentive Stock Option Agreement under the 1992 Option Plan.
 *10.8    Form of Nonstatutory Stock Option Agreement under the 1992 Option Plan.
 *10.9    Registrant's 1996 Equity Incentive Plan (the "1996 Equity Plan").
 *10.10   Form of Incentive Stock Option Agreement under the 1996 Equity Plan.
 *10.11   Form of Nonstatutory Stock Option Agreement under the 1996 Equity Plan.
 *10.12   Registrant's 1996 Non-Employee Directors' Stock Option Plan (the "Non-Employee
          Directors' Option Plan").
 *10.13   Form of Nonstatutory Stock Option Agreement under the Non-Employee Directors'
          Option Plan.
 *10.14   Registrant's Employee Stock Purchase Plan and related offering document.
 *10.15   Registrant's Management Change of Control Plan, as amended (the "Change of Control
          Plan").
 *10.16   Form of Nonqualified Stock Option Agreement under the Change of Control Plan.
+*10.17   Lease Agreement dated April 7, 1989 between Registrant and Regency Associates
          Limited, as subsequently amended on March 1, 1993, and July 1, 1995.
 *10.18   Equipment Lease Line Agreement dated June 30, 1992 between Registrant and GE
          Capital, as amended.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- -------   ----------------------------------------------------------------------------------
+*10.19   Investment Agreement dated August 10, 1995 between Registrant and Bristol-Myers
          Squibb Company.
 +10.20   Collaborative Research and License Agreement dated August 10, 1995 between
          Registrant and Bristol-Myers Squibb Company.
  10.21   Stockholders Agreement dated as of October 1, 1991, by and among Registrant,
          Phillips Petroleum Company, The Salk Institute for Biological Studies, Skandigen
          AB and the Stockholders of Protease Corporation.
+*10.22   License Agreement dated March 8, 1988 between Registrant and The Salk Institute for Biological Studies as amended by that certain First Amendment to License
          Agreement dated March 10, 1996.
+*10.23   License Agreement dated December 15, 1990 between Registrant and The Salk
          Institute for Biological Studies, as amended by that certain First Amendment to
          License Agreement dated March 10, 1996.
+*10.24   Stock Purchase and Stockholders Agreement dated April 11, 1988 among Registrant,
          Phillips Petroleum Company, The Salk Institute for Biological Studies and
          Skandigen AB, as amended by that certain Amendment to Stock Purchase and
          Shareholders Agreement dated April 12, 1990.
+*10.25   Agreement dated December 20, 1991 between Registrant, Phillips Petroleum Company,
          The Salk Institute for Biological Studies and Skandigen AB.
+*10.26   License Agreement dated December 20, 1991 between Registrant and Phillips
          Petroleum Company.
 +10.27   Amended and Restated Research and Development and License Agreement dated March
          20, 1996 between Registrant and CIBA-GEIGY Limited.
 *10.28   Stock Purchase Agreement dated September 15, 1992 between Registrant and CIBA-
          GEIGY Limited.
 *10.29   Subscription Agreement dated April 11, 1994 between Registrant and CIBA-GEIGY
          Limited.
+*10.30   Stock Purchase Agreement dated March 20, 1996 between Registrant and CIBA-GEIGY
          Limited.
+*10.31   Agreement dated May 1, 1992 between Registrant and Eli Lilly and Company, as amended and extended by that certain Extension Agreement dated May 1, 1995.
 +10.32   Stock Purchase Agreement dated May 7, 1992 between Registrant and Eli Lilly and
          Company.
+*10.33   Option and License Agreement dated April 30, 1995 between Registrant and Eli Lilly and Company.
+*10.34   License Agreement dated March 5, 1992 between Registrant and Cephalon, Inc., as amended by that certain Letter dated March 22, 1995.
+*10.35   Patent License Agreement dated June 21, 1993 between Registrant and Affymax
          Technologies, N.V., as amended by that certain Letter dated July 15, 1993.
+*10.36   Agreement dated October 1, 1993 between Registrant and Hafslund Nycomed Pharma AG.
 *11.1    Computation of net income per share.
  23.1    Consent of Price Waterhouse LLP.
 *23.2    Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit
          5.1.
 *23.3    Consent of Brown Martin Haller & McClain, Patent Counsel.
 *23.4    Consent of Pretty, Schroeder, Brueggemann & Clark, Patent Counsel.
 *24.1    Power of Attorney. Reference is made to page II-6.


- ---------------
* Previously filed.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

     (B) SCHEDULES

     All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) It will provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, County of San Diego, State of California, on the 6th day of May, 1996.


                                          SIBIA Neurosciences, Inc.

                                          By: /s/  THOMAS A. REED
                                            ------------------------------------
                                            Thomas A. Reed
                                            Vice President, Finance/
                                            Administration and Chief Financial
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement has been signed below by the following persons on May 6, 1996 in the capacities and on the dates indicated.



               SIGNATURE                                  TITLE                         DATE
               ---------                                  -----                         ----
/s/  WILLIAM T. COMER, PH.D.*             President, Chief Executive Officer         May 6, 1996
- ----------------------------------------  and Director (Principal Executive
William T. Comer, Ph.D.                   Officer)

/s/  THOMAS A. REED                       Vice President,                            May 6, 1996
- ----------------------------------------  Finance/Administration and Chief
Thomas A. Reed                            Financial Officer (Principal
                                          Financial and Accounting Officer)

/s/  WILLIAM R. MILLER*                   Chairman of the Board                      May 6, 1996
- ----------------------------------------
William R. Miller


/s/  STANLEY T. CROOKE, M.D., PH.D.*      Director                                   May 6, 1996
- ----------------------------------------
Stanley T. Crooke, M.D., Ph.D.

/s/  GUNNAR EKDAHL*                       Director                                   May 6, 1996
- ----------------------------------------
Gunnar Ekdahl

/s/  FRANCIS H.C. CRICK, PH.D.*           Director                                   May 6, 1996
- ----------------------------------------
Francis H.C. Crick, Ph.D.

/s/  FREDERICK B. RENTSCHLER*             Director                                   May 6, 1996
- ----------------------------------------
Frederick B. Rentschler

/s/  JAMES D. WATSON, PH.D.*              Director                                   May 6, 1996
- ----------------------------------------
James D. Watson, Ph.D.

*By: /s/  THOMAS A. REED
      ----------------------------------
      Thomas A. Reed,
      Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                    DESCRIPTION                                   PAGE
- -------   ----------------------------------------------------------------------------  -----
  *1.1    Form of Underwriting Agreement.
  *3.1    Amended and Restated Certificate of Incorporation of the Registrant.
  *3.2    Amended and Restated Bylaws of the Registrant.
  *3.3    Form of Amended and Restated Certificate of Incorporation of the Registrant
          to be effective upon completion of the offering.
  *3.4    Form of Amended and Restated Bylaws of the Registrant to be effective upon completion of the offering.
  *4.1    Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  *4.2    Specimen stock certificate.
  *5.1    Opinion of Cooley Godward Castro Huddleson & Tatum.
 *10.1    Form of Indemnification Agreement entered into between Registrant and its directors and officers.
 *10.2    Registrant's 1981 Employee Stock Option Plan.
 *10.3    Form of Employee Incentive Stock Option Agreement under the 1981 Employee
          Stock Option Plan.
 *10.4    Registrant's 1981 Consultant Stock Option Plan.
 *10.5    Form of Consultant Nonstatutory Stock Option Agreement.
 *10.6    Registrant's 1992 Stock Option and Restricted Stock Plan, as amended (the
          "1992 Option Plan").
 *10.7    Form of Incentive Stock Option Agreement under the 1992 Option Plan.
 *10.8    Form of Nonstatutory Stock Option Agreement under the 1992 Option Plan.
 *10.9    Registrant's 1996 Equity Incentive Plan (the "1996 Equity Plan").
 *10.10   Form of Incentive Stock Option Agreement under the 1996 Equity Plan.
 *10.11   Form of Nonstatutory Stock Option Agreement under the 1996 Equity Plan.
 *10.12   Registrant's 1996 Non-Employee Directors' Stock Option Plan (the
          "Non-Employee Directors' Option Plan").
 *10.13   Form of Nonstatutory Stock Option Agreement under the Non-Employee
          Directors' Option Plan.
 *10.14   Registrant's Employee Stock Purchase Plan and related offering document.
 *10.15   Registrant's Management Change of Control Plan, as amended (the "Change of
          Control Plan").
 *10.16   Form of Nonqualified Stock Option Agreement under the Change of Control
          Plan.
+*10.17   Lease Agreement dated April 7, 1989 between Registrant and Regency
          Associates Limited, as subsequently amended on March 1, 1993, and July 1,
          1995.
 *10.18   Equipment Lease Line Agreement dated June 30, 1992 between Registrant and GE
          Capital, as amended.
+*10.19   Investment Agreement dated August 10, 1995 between Registrant and
          Bristol-Myers Squibb Company.
 +10.20   Collaborative Research and License Agreement dated August 10, 1995 between
          Registrant and Bristol-Myers Squibb Company.
  10.21   Stockholders Agreement dated as of October 1, 1991, by and among Registrant,
          Phillips Petroleum Company, The Salk Institute for Biological Studies,
          Skandigen AB and the Stockholders of Protease Corporation.
+*10.22   License Agreement dated March 8, 1988 between Registrant and The Salk
          Institute for Biological Studies as amended by that certain First Amendment to License Agreement dated March 10, 1996.
+*10.23   License Agreement dated December 15, 1990 between Registrant and The Salk
          Institute for Biological Studies, as amended by that certain First Amendment to License Agreement dated March 10, 1996.
+*10.24   Stock Purchase and Stockholders Agreement dated April 11, 1988 among
          Registrant, Phillips Petroleum Company, The Salk Institute for Biological
          Studies and Skandigen AB, as amended by that certain Amendment to Stock
          Purchase and Shareholders Agreement dated April 12, 1990.

[/R]

EXHIBIT
NUMBER                                    DESCRIPTION                                   PAGE
- -------   ----------------------------------------------------------------------------  -----
+*10.25   Agreement dated December 20, 1991 between Registrant, Phillips Petroleum
          Company, The Salk Institute for Biological Studies and Skandigen AB.
+*10.26   License Agreement dated December 20, 1991 between Registrant and Phillips
          Petroleum Company.
 +10.27   Amended and Restated Research and Development and License Agreement dated
          March 20, 1996 between Registrant and CIBA-GEIGY Limited.
 *10.28   Stock Purchase Agreement dated September 15, 1992 between Registrant and
          CIBA-GEIGY Limited.
 *10.29   Subscription Agreement dated April 11, 1994 between Registrant and
          CIBA-GEIGY Limited.
+*10.30   Stock Purchase Agreement dated March 20, 1996 between Registrant and CIBA-
          GEIGY Limited.
+*10.31   Agreement dated May 1, 1992 between Registrant and Eli Lilly and Company, as amended and extended by that certain Extension Agreement dated May 1, 1995.
 +10.32   Stock Purchase Agreement dated May 7, 1992 between Registrant and Eli Lilly and Company.
+*10.33   Option and License Agreement dated April 30, 1995 between Registrant and Eli
          Lilly and Company.
+*10.34   License Agreement dated March 5, 1992 between Registrant and Cephalon, Inc., as amended by that certain Letter dated March 22, 1995.
+*10.35   Patent License Agreement dated June 21, 1993 between Registrant and Affymax
          Technologies, N.V., as amended by that certain Letter dated July 15, 1993.
+*10.36   Agreement dated October 1, 1993 between Registrant and Hafslund Nycomed
          Pharma AG.
 *11.1    Computation of net income per share.
  23.1    Consent of Price Waterhouse LLP.
 *23.2    Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to
          Exhibit 5.1.
 *23.3    Consent of Brown Martin Haller & McClain, Patent Counsel.
 *23.4    Consent of Pretty, Schroeder, Brueggemann & Clark, Patent Counsel.
 *24.1    Power of Attorney. Reference is made to page II-6.


- ---------------
* Previously filed.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.